UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

APPLE HOSPITALITY FIVE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

Your board of directors has approved a merger transaction in which Apple Hospitality Five, Inc. will merge with and into Inland American Orchard Hotels, Inc., a subsidiary of Inland American Real Estate Trust, Inc., a Maryland corporation. In the merger you will receive $14.05 for each outstanding share that you own immediately before the effective time of the merger.

A special meeting of shareholders will be held on September 17, 2007 to vote on the merger. After careful consideration, your board of directors has unanimously approved the merger and the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Apple Hospitality Five and our shareholders. Your board of directors unanimously recommends that you vote “FOR” the approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

Glade M. Knight
Chairman and Chief Executive Officer
Apple Hospitality Five, Inc.

August 13, 2007

EACH VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY OR

INSTRUCTION CARD

This proxy statement provides you with detailed information about the merger and the merger agreement that will be submitted for shareholder approval at the special meeting. We encourage you to read this entire document carefully. In addition, you may obtain more information about us from documents that we have filed with the Securities and Exchange Commission.

Proxy statement dated August 13, 2007, and first mailed to shareholders on or about August 13, 2007.

APPLE HOSPITALITY FIVE, INC.

814 EAST MAIN STREET

RICHMOND, VIRGINIA 23219

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of the shareholders of Apple Hospitality Five, Inc., a Virginia corporation, will be held at our corporate headquarters, 814 East Main Street, Richmond, Virginia 23219, on September 17, 2007 at 10 a.m., local time, for the following purposes:

•

to consider and vote on the approval of the Agreement and Plan of Merger, dated as of July 25, 2007, among Apple Hospitality Five, Inland American Real Estate Trust, Inc., a Maryland corporation, and Inland American Orchard Hotels, Inc., a Delaware corporation and a subsidiary of Inland American Real Estate Trust, a copy of which is attached as Annex A to the accompanying proxy statement, the merger of Apple Hospitality Five with and into Inland American Orchard Hotels under the merger agreement, the plan of merger included in the merger agreement, a copy of which is attached as Annex B to the accompanying proxy statement, and the transactions contemplated by the merger agreement;

•	to consider and vote on the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional votes for the proposal above; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

The merger, merger agreement and related matters and transactions are described more fully in the attached proxy statement.

Only shareholders who owned our shares at the close of business on August 10, 2007 are entitled to notice of, and may vote at, this special meeting. A list of holders of our shares will be available for inspection during ordinary business hours at our executive office, 814 East Main Street, Richmond, Virginia 23219, for ten days prior to the special meeting. Holders of our shares may examine this list for purposes related to the special meeting. We have concluded that shareholders are entitled to assert appraisal rights in connection with the merger under Article 15 of the Virginia Stock Corporation Act.

We are soliciting the enclosed proxy card. Please fill in and sign the card and mail it promptly in the enclosed postage-prepaid envelope. You may revoke this proxy prior to its exercise at the special meeting by writing to us and stating that you revoke the proxy or by delivering a later dated proxy card. You may attend the special meeting and vote in person, even if you already delivered a proxy card.

By Order of the Board of Directors,

David P. Buckley
Secretary

Richmond, Virginia

August 13, 2007

Your vote is very important. Whether or not you plan to attend the special meeting of our shareholders, please vote on the proposals submitted at the special meeting by completing and mailing the enclosed proxy card to us.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will I receive in the merger?

A:	In the merger, each issued and outstanding share of Apple Hospitality Five will be converted into the right to receive $14.05 in cash, without interest. For purposes of this proxy statement, when we say “share,” we mean either a unit (consisting of one common share together with one Series A preferred share) or a Series B convertible preferred share, on an as-converted basis.

Q:	What do I need to do now?

A:	Complete, sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting of shareholders.

Q:	What vote of Apple Hospitality Five’s shareholders is required to approve the merger?

A:	Approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement requires the affirmative vote, in each case as a separate voting group, of the holders of:

•	at least a majority of our outstanding common shares;

•	more than two-thirds of our outstanding Series A preferred shares;

•	more than two-thirds of our outstanding Series B convertible preferred shares; and

•	a majority of the total of our outstanding common shares plus common shares represented by our outstanding Series B convertible preferred shares voting on an as-converted basis.

Q:	Can I change my vote after I send in my proxy?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting of shareholders. You can do so in one of three ways. First, you can send a written notice dated after your proxy stating that you would like to revoke your proxy card. Second, you can complete a new proxy card and send it to our Secretary and the new proxy card will automatically replace any earlier dated proxy card that you returned. Third, you can attend the special meeting of shareholders, revoke your previously submitted proxy card and vote in person.

You should send any written notice of revocation, request for a new proxy card or completed new proxy card to our Secretary at the following address:

Apple Hospitality Five, Inc.

814 East Main Street

Richmond, Virginia 23219

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not vote your shares with respect to the merger unless you provide specific instructions to your broker on how to vote. Please complete and return the request for voting instructions you receive from your broker instructing them how you would like to vote your shares.

Q:	When and where is the special meeting of the shareholders?

A:	The special meeting of shareholders will be held at our corporate headquarters, 814 East Main Street, Richmond, Virginia 23219, on September 17, 2007 at 10 a.m., local time.

Q:	In addition to voting on the merger, what else will happen at the special meeting of shareholders?

A:	No other matters are currently scheduled to be voted on at the special meeting of shareholders.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger shortly after the special meeting of shareholders.

Q:	What dividends will I receive before the closing of the merger?

A:	We plan to make two regular monthly dividend payments between the date of this proxy statement and closing. Each of these dividend payments will pay $0.0758333 per share and will occur on customary payment dates. See “The Merger Agreement—Certain Covenants—Conduct of Business” on page 33.

Q:	Who should I call with questions?

A:	If you have questions about the merger or want additional copies of this document or additional proxy cards, you should contact:

Apple Hospitality Five, Inc.

814 East Main Street

Richmond, Virginia 23219

Attention: Kelly Clarke

Telephone: (804) 344-8121

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of all of the closing conditions necessary to close the merger as set forth in the merger agreement,

•	the approval of the merger agreement by our shareholders;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business;

•	risks related to diverting management’s attention from our ongoing business operations; and

•

other risks detailed in our filings with the Securities and Exchange Commission, or SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you are urged to carefully read this entire proxy statement and the other documents to which we refer you in this proxy statement.

The Companies

APPLE HOSPITALITY FIVE, INC.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Apple Hospitality Five is a real estate investment trust that owns upscale, extended-stay and limited service hotels in selected markets throughout the United States. As of June 30, 2007, we owned 28 hotels, containing 3,717 guestrooms. Of our 28 hotels, we owned 11 Residence Inn by Marriott® properties consisting of 1,340 guestrooms, nine Courtyard by Marriott® properties consisting of 1,279 guestrooms, one Marriott Suites® property with 278 guestrooms, one SpringHill Suites by Marriott® property with 106 guestrooms, four Homewood Suites by Hilton® properties consisting of 479 guestrooms and two Hilton Garden Inn® properties consisting of 235 guestrooms. As of June 30, 2007, our total assets were approximately $407 million.

INLAND AMERICAN REAL ESTATE TRUST, INC.

Inland American Real Estate Trust is a real estate investment trust focused on the acquisition and ownership of a diversified portfolio, including multi-family properties, including both conventional apartment buildings and student housing, office buildings, industrial/distribution facilities, lodging facilities, retail properties and triple-net, single-use properties located within the United States and Canada, either directly, or by acquiring real estate investment trusts or other “real estate operating companies.” Inland American Real Estate Trust is one of four real estate investment trusts that are, or have been, sponsored by Inland Real Estate Investment Corporation, a wholly-owned subsidiary of The Inland Group, Inc. Inland American Real Estate Trust’s executive offices are located at 2901 Butterfield Road, Oakbrook, Illinois 60523, phone number (630) 218-8000.

INLAND AMERICAN ORCHARD HOTELS, INC.

Inland American Orchard Hotels is a Delaware corporation and a wholly-owned subsidiary of Inland American Lodging Corporation, a Delaware corporation which is a wholly-owned subsidiary of Inland American Lodging Group, Inc., a Delaware corporation which is a wholly-owned subsidiary of Inland American Real Estate Trust. Inland American Orchard Hotels was organized in July 2007 solely for the purpose of effecting the merger with Apple Hospitality Five. It has not carried on any activities other than in connection with the merger agreement.

The Merger

Apple Hospitality Five will merge with and into Inland American Orchard Hotels under the terms of the merger agreement attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement, as it, and not the description in this proxy statement, is the legal document that governs the merger. The merger agreement has been included in this proxy statement to provide you with information regarding the terms of the merger. It is not intended to provide you with any factual information about Apple Hospitality Five, Inland American Real Estate Trust or their respective affiliates.

The Special Meeting (page 11)

The special meeting of our shareholders will be held at our corporate headquarters, 814 East Main Street, Richmond, Virginia 23219, on September 17, 2007 at 10 a.m., local time.

At the special meeting, you will be asked to:

•	consider and vote on a proposal to approve the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement;

•	consider and vote on the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional votes for the approval of the proposal above; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement requires the affirmative vote, in each case as a separate voting group, of the holders of:

•	at least a majority of our outstanding common shares;

•	more than two-thirds of our outstanding Series A preferred shares;

•	more than two-thirds of our outstanding Series B convertible preferred shares; and

•	a majority of the total of our outstanding common shares plus common shares represented by our outstanding Series B convertible preferred shares voting on an as-converted basis.

Authorizing the adjournment or postponement of the special meeting for the purpose of soliciting additional votes will require that the number of votes for this authorization exceed the number of votes against this authorization from holders of our shares represented in person or by proxy and entitled to vote at the special meeting. Less than a quorum may adjourn the meeting.

Only shareholders who owned shares at the close of business on August 10, 2007, may vote at the special meeting. As of this date, a total of 45,320,278 common shares, 45,320,278 Series A preferred shares and 240,000 Series B convertible preferred shares were eligible to be voted at the special meeting. Our directors and executive officers and their affiliates beneficially owned less than one percent of the common shares and Series A preferred shares. The holders of all 240,000 outstanding Series B convertible preferred shares entered into voting agreements with Inland American Real Estate. Under each voting agreement, each Series B convertible preferred shareholder agreed to vote all of his or her Series B convertible preferred shares in favor of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. The Series B preferred shares subject to these voting agreements are sufficient to approve, on behalf of the Series B convertible preferred shareholders only, the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement without the vote of any other holder of Series B convertible preferred shares.

Effective Time of the Merger

The merger and the other transactions contemplated by the merger agreement will become effective under all applicable laws upon such time:

•

as the Virginia State Corporation Commission issues the certificate of merger for the articles of merger filed in Virginia and the Delaware Secretary of State issues a certification page for the certificate of merger filed in Delaware, or

•

such later time which the parties to the merger agreement have agreed upon and designated in the articles of merger filed in Virginia and the certificate of merger filed in Delaware but not to exceed 15 days after the articles of merger are accepted in Virginia under Virginia law.

Assuming all conditions have been satisfied or waived, we currently expect that the merger will be completed as soon as practicable following approval by our shareholders at the special meeting of shareholders.

Recommendation of Our Board of Directors (page 18) and Our Reasons for the Merger (page 17)

Our board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of Apple Hospitality Five and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

You should refer to the factors considered by our board of directors in making its decision to approve the merger and the merger agreement and to recommend to our shareholders the approval of the merger, the merger agreement, the related plan of merger and the other transactions contemplated by the merger agreement.

Opinion of Wachovia Securities (Page 19)

On July 24, 2007, Wachovia Capital Markets, LLC, which we refer to as Wachovia Securities, rendered its opinion to our board of directors to the effect that, as of July 24, 2007, the merger consideration to be received by the holders of the shares (other than the parties to the voting agreements and their affiliates, which we collectively refer to as the “excluded shareholders”) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For purposes of the opinion of Wachovia Securities and the description of its opinion and analyses in this proxy statement, “shares” mean a unit (consisting of one common share together with one Series A preferred share).

Wachovia Securities’ opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the consideration to be received by the holders of the shares other than the excluded shareholders pursuant to the merger agreement and not any other aspect or implication of the merger. The summary of Wachovia Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of Wachovia Securities’ written opinion which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wachovia Securities in preparing its opinion. Neither Wachovia Securities’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to you as to how you should vote or act on any matter relating to the merger.

Interests of Our Directors and Executive Officers in the Merger (page 24)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors will receive cash consideration for their stock options in connection with the merger;

•

the merger agreement provides for the continued indemnification of our current and former directors and officers for certain events occurring at or before the effective time of the merger and the provision of director and officer liability insurance coverage to our directors and officers for a period of six years after completion of the merger;

•

upon the completion of the merger, our subsidiary which employs our officers will be transferred to one of our affiliate entities, pursuant to a transfer agreement between us and Apple REIT Six, Inc.; and

•	five of our directors also serve as a director on the board of Apple REIT Six.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Material United States Federal Income Tax Consequences (page 26)

The exchange by our shareholders of the shares that they hold for the merger consideration will be a taxable transaction to our shareholders for U.S. federal income tax purposes. In general, each shareholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the shareholder’s adjusted tax basis in the shares surrendered in the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Certain Regulatory Matters

No material federal or state regulatory approvals are required in connection with the merger other than regulatory approvals that we expect to be able to obtain in the ordinary course.

Appraisal Rights (page 29)

Under Virginia law, you may exercise appraisal rights in connection with the merger, which means that you have the right to dissent from the approval of the merger and merger agreement and, instead of receiving the merger consideration obtain payment in cash of the “fair value” of your shares. The “fair value” of shares under Virginia law governing appraisal rights could be more than, the same as or less than the merger consideration that would be paid pursuant to the merger agreement. The provisions of Virginia law governing appraisal rights are complex and you should study them carefully. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights. A copy of all relevant provisions of Sections 13.1-729—13.1-741.1 of the Virginia Stock Corporation Act, or VSCA, is attached to this proxy statement as Annex D.

Exchange Procedures

Before the effective time of the merger, we will mail to each shareholder of record a letter of transmittal to be used to surrender his or her shares for payment. If your shares are held in “street name” by your broker, your broker will receive the letter of transmittal and will be responsible for returning it to the paying agent for payment.

Upon surrender to the paying agent of shares, together with a duly completed and executed letter of transmittal and any other required documents, the holder of those shares will be entitled to receive a check representing the applicable amount of cash that the holder has the right to receive in the merger and the surrendered shares will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the shares.

Merger Consideration (page 31)

In the merger, each issued and outstanding share will be converted into the right to receive approximately $14.05 in cash, without interest, unless appraisal rights have been properly exercised with respect to that share.

For the purposes of this proxy statement, when we say “share,” we mean either a unit (consisting of one common share together with one Series A preferred share) or a Series B convertible preferred share, on an as-converted basis. Each of our Series B convertible preferred shares converts into 12.114229 common shares.

Each stock option outstanding will be cancelled on the day the merger closes in exchange for a cash payment of an amount equal to the product of the number of units subject to that option and the difference between $14.05 and the per unit exercise price set forth in that option. These amounts paid will be subject to withholding taxes and will be paid without interest.

Conditions to Complete the Merger (page 37)

A number of conditions must be met before the merger is completed including, among other things:

•	approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement by our shareholders;

•	the absence of legal prohibitions to the merger or the other transactions contemplated by the merger agreement;

•	the continued accuracy of each party’s representations and warranties in the merger agreement, except

•

in the case of us, where the failure individually or in the aggregate, of such representations or warranties to be so true and correct would not be reasonably likely to result in a material adverse effect on us or if specified officers of Inland American Real Estate Trust had knowledge of the failure prior to execution of the merger agreement, and

•

in the case of Inland American Real Estate Trust and Inland American Orchard Hotels, where the failure individually or in the aggregate, of such representations and warranties would not be reasonably likely to result in a material adverse effect on the abilities of those parties to perform their obligations under the merger agreement;

•	the performance in all material respects by each party of its obligations under the merger agreement;

•	the absence of a material adverse effect on us between July 25, 2007 and the effective time of the merger;

•	holders of no more than 5% of the outstanding common shares having exercised their appraisal rights under Virginia law;

•	our line of credit agreement having been terminated;

•	our having entered into the transfer agreement with Apple REIT Six, Apple Six Advisors and Apple Fund Management;

•	Apple Hospitality Five having in cash or cash equivalents at least equal to $87,500,000 less our expenses in connection with the merger agreement and merger of up to $9 million;

•	the receipt or waiver of all specified third party consents; and

•

Inland American Real Estate Trust and Inland American Orchard Hotels having received a tax opinion from our tax counsel that opines that we have been organized and have operated as a REIT under the Code for all taxable periods commencing with the year ending on December 31, 2003 through our taxable year ending on or before the effective date of the merger.

Some of the conditions to the merger may be waived.

Termination of the Merger Agreement (page 39)

The parties may agree to terminate the merger agreement before the merger has been completed, even after we have obtained shareholder approval. In addition, either party may terminate the merger agreement if any of the following occurs:

•	an order from a court or other governmental entity preventing the merger has become final and non-appealable;

•	the merger has not been completed by October 31, 2007 unless the party who wishes to terminate has willfully and materially breached a representation, warranty or covenant in the merger agreement; or

•	the required approvals of our shareholders are not obtained.

We may also terminate the merger agreement if either of the following occurs:

•

upon breach of any representation, warranty, covenant or agreement in the merger agreement by Inland American Real Estate Trust, or if any of its representations or warranties has become untrue, such that a condition to completing the merger would be incapable of being satisfied by October 31, 2007; or

•

if before obtaining shareholder approval, our board of directors has approved a superior competing transaction, as defined in the merger agreement, followed the specified procedures in evaluating such transaction and paid Inland American Real Estate Trust a termination fee of $15 million and its transaction expenses up to $500,000.

Inland American Real Estate Trust may also terminate the merger agreement and we would be required to pay a termination fee of $15 million plus its transaction expenses not to exceed $500,000 if any of the following occurs:

•

upon breach of any representation, warranty, covenant or agreement in the merger agreement by us, or if any of our representations or warranties has become untrue, such that a condition to completing the merger would be incapable of being satisfied by October 31, 2007;

•

our board of directors fails to recommend that our shareholders vote to approve the merger agreement or withdraws, qualifies or modifies in a manner adverse to Inland American Real Estate Trust such recommendation or we or our board of directors issues any statement in any written material filed with the Securities and Exchange Commission that our board of directors does not believe that the merger agreement, the merger and the transactions contemplated by the merger agreement are in the best interests of our shareholders;

•	we fail to include in this proxy statement the recommendation of our board of directors that our shareholders vote to approve the merger agreement;

•	our board of directors approves, endorses or recommends (publicly or otherwise) any competing transaction as defined in the merger agreement;

•

we or any of our subsidiaries enter into a contract (other than a confidentiality agreement under certain terms) relating to a competing transaction, or the public announcement of our intent to do so; or

•

a tender or exchange offer relating to our securities or the securities of any of our subsidiaries has been commenced by someone other than Inland American Real Estate Trust or its affiliates and we have not sent to our security holders, within ten business days after the commencement of that tender or exchange offer, a statement disclosing that our board of directors recommends rejection of that tender or exchange offer.

Termination Fee and Expenses (page 40)

We may be required to pay to Inland American Real Estate Trust an amount equal to $15 million plus transaction expenses not to exceed $500,000 if the merger agreement is terminated in specified circumstances involving a superior competing transaction by a third party.

We and Inland American Real Estate Trust may be required to pay the other an amount equal to $15 million plus transaction expenses not to exceed $500,000 if the other terminates the merger agreement due to a breach of any representation, warranty, covenant or agreement in the merger agreement by the non-terminating party, or if any of its representations or warranties has become untrue, such that a condition to completing the merger would be incapable of being satisfied by October 31, 2007.

We may also be required to pay Inland American Real Estate Trust its transaction expenses not to exceed $500,000 in specified circumstances including if our shareholders do not approve the merger and the merger agreement.

Market Data

Our shares do not actively trade on any public markets.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies from our shareholders for use at the special meeting. This proxy statement and accompanying form of proxy are first being mailed to our shareholders on or about August 13, 2007.

Purpose of the Special Meeting

A special meeting of shareholders will be held at our corporate headquarters, 814 East Main Street, Richmond, Virginia 23219, on September 17, 2007 at 10:00 a.m., local time, for the following purposes:

•

to consider and vote on the approval of the merger, the Agreement and Plan of Merger, dated as of July 25, 2007, among Apple Hospitality Five, Inland American Real Estate Trust and Inland American Orchard Hotels, the related plan of merger, and the transactions contemplated by the merger agreement;

•	to consider and vote on the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional votes for the approval of the proposal above; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only business within the purposes described in the Notice of Special Meeting of Shareholders may be conducted at the special meeting. Any action may be taken on the foregoing at the special meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the special meeting may be adjourned.

Record Date; Voting Rights; Proxies

We have fixed the close of business on August 10, 2007 as the record date for determining holders of our shares entitled to notice of, and to vote at, the special meeting. Only holders of our shares at the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were 45,320,278 issued and outstanding common shares, 45,320,278 issued and outstanding Series A preferred shares, and 240,000 issued and outstanding Series B convertible preferred shares. Each holder of record of shares (other than the Series B convertible preferred shares) on the record date is entitled to one vote per share. Each holder of record of Series B convertible preferred shares on the record date is entitled to one vote per share when voting as a separate voting group with the other holders of Series B convertible preferred shares and 12.11229 votes per share when voting on an as converted basis with the common shares. Votes which may be cast either in person or by properly executed proxy at the special meeting.

All shares which are entitled to vote and are represented at the special meeting by properly executed proxies received before or at the special meeting, and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

•	“FOR” approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement; and

•	“FOR” adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional votes for approval of the proposal above.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections appointed for the special meeting who will determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum. Because approval of the merger agreement and the related matters requires the affirmative vote of the specified amount of our outstanding shares, abstentions and broker non-votes will have the same effect as votes against approval of the merger, merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

If any other matters are properly presented at the special meeting for consideration, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Any proxy given by a shareholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	filing with our Secretary, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card,

•	duly executing a later dated proxy card relating to the same shares and delivering it to our Secretary before the taking of the vote at the special meeting, or

•	voting in person at the special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Apple Hospitality Five, Inc., 814 East Main Street, Richmond, Virginia 23219, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the special meeting.

Solicitation of Proxies

We are soliciting proxies on behalf of our board of directors. We will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from shareholders by our directors, officers and employees in person or by telephone, telegraph, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to our directors, officers and employees in connection with this solicitation. We have retained David Lerner Associates, Inc. to solicit, and for advice and assistance in connection with the solicitation of, proxies for the special meeting at a cost of $97,000, including out-of-pocket expenses. Any questions or requests for assistance regarding this proxy statement and related proxy materials may be directed to us by telephone at (804) 344-8121, Attention: Kelly Clarke.

Quorum; Broker Abstentions and Broker Non-Votes

The holders of a majority of all of the votes entitled to be cast by holders of each of our outstanding common shares, Series A preferred shares and Series B convertible preferred shares, present in person or represented by proxy, will constitute a quorum at the special meeting for those shares. Shares that abstain from voting and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because approval of the merger agreement and the related matters requires the affirmative vote of the specified amount of our outstanding shares, abstentions and broker non-votes will have the same effect as votes against approval of the merger, merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. Abstentions and broker non-votes will have no effect on the outcome of the vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes. In addition, the failure of a holder of shares to return a proxy card will have the effect of a vote against approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement unless the holder attends the special meeting and votes for the merger.

The actions proposed in this proxy statement are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares. This failure to vote is a broker non-vote. Accordingly, if a broker or bank holds your shares, you are urged to instruct your broker or bank on how to vote your shares.

Required Vote

The approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement will require the affirmative vote, in each case as a separate voting group, of the holders of:

•	at least a majority of our outstanding common shares;

•	more than two-thirds of our outstanding Series A preferred shares;

•	more than two-thirds of our outstanding Series B convertible preferred shares; and

•	a majority of the total of our outstanding common shares plus common shares represented by our outstanding Series B convertible preferred shares voting on an as-converted basis.

Each of our Series B convertible preferred shares converts to 12.114229 common shares.

Authorizing the adjournment or postponement of the special meeting for the purpose of soliciting additional votes will require that the number of votes for this authorization exceed the number of votes against this authorization from holders of our shares represented in person or by proxy and entitled to vote at the special meeting. Less than a quorum may adjourn the meeting.

Regardless of the number of shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today.

Voting Agreements and Series B Convertible Preferred Shares

All of our Series B convertible preferred shareholders, including Glade M. Knight, our chairman and chief executive officer, Kathleen Knight, our chairman’s wife, Justin G. Knight, our senior vice president of acquisitions and son of our chairman, an entity Justin G. Knight controls, David S. McKenney, our president of capital markets, and Kristian M. Gathright, senior vice president of operations, have entered into voting agreements with Inland American Real Estate Trust to vote all of his or her Series B convertible preferred shares in favor of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. The persons who have entered into the voting agreements collectively own all outstanding 240,000 Series B convertible preferred shares, which are sufficient to approve, on behalf of the Series B convertible preferred shareholders only, the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. The persons who have entered into the voting agreements collectively own approximately 6.0% of the outstanding common shares plus common shares represented by our outstanding Series B convertible preferred shares voting on an as-converted basis.

THE MERGER

Background of the Merger

We were incorporated in 2002 and conducted our initial public offering beginning in December 2002 with the initial closing occurring in January 2003. At that time, we indicated that within approximately seven years from the initial closing of our public offering, we intended to cause our common shares to be listed on a national securities exchange, to dispose of all our properties in a manner which would permit distributions to shareholders of cash, or to merge or otherwise combine with a real estate investment trust or similar investment vehicle.

Our board of directors and senior management regularly have reviewed our strategic plan, which is focused on increasing total returns to our shareholders. We have sought to execute this plan by investing in and maintaining a diversified hotel portfolio by brand and by management company.

As the lodging industry has continued to recover from the effects of the September 2001 terrorist attacks, the amount of investment capital targeted towards the acquisition of hotels has dramatically increased. As a result of this increased competition, hotel valuations have climbed to what we believe are historic levels over the last twelve months.

Commencing in April 2007, management engaged in a series of discussions with representatives of the investment banking group of Wachovia Securities regarding potential strategic alternatives for Apple Hospitality Five in view of the very favorable market conditions in the lodging industry, particularly the historically high EBITDA multiples and per key prices that were being paid by acquirers.

In view of our stated intention in our initial public offering, as well as our view that the lodging industry cycle was favorable for a transaction, we publicly announced on June 1, 2007, that our board had engaged Wachovia Securities as our exclusive financial advisor to assist us in evaluating strategic alternatives, including a potential sale, merger or listing of the company. On the same day, upon approval from our board, Wachovia Securities began contacting approximately 130 prospective buyers that management and Wachovia Securities had identified. Of these parties, 34 signed confidentiality agreements and were provided with a process letter which requested them to submit a preliminary indication of interest on June 25, 2007 with detail pertaining to their proposed transaction terms, source and method of financing, due diligence requirements, and expected timing to close the transaction. Potential buyers were told that based upon the preliminary indication of interest, those with the most attractive offers would be invited to participate in a best and final round of offers, which we refer to as “Phase II.” During early and mid June, representatives of Wachovia Securities and senior management had discussions with many of the 34 parties executing confidentiality agreements.

During this time period, we agreed to sell our Marriott Las Vegas Suites to an affiliate of Marriott International for approximately $87 million. Potential buyers were provided with an updated process letter advising them of this development and instructing them that their offer should be for the entire company with the assumption that the consideration for this property would be cash on the balance sheet at the time of the closing of a transaction.

Throughout the week of June 25, we received written preliminary indications of interest from six parties at prices ranging from $11.60 to $13.82 per share. Each of these indications was for the acquisition of all of our outstanding shares in an all-cash transaction. Each indication of interest was subject to various conditions, including completion of confirmatory due diligence. Based upon the terms proposed in the preliminary indications of interest, we proceeded to Phase II with three companies, including Inland American Real Estate Trust, Company A and Company B. Representatives of Wachovia Securities informed two parties that their initial indications were not sufficiently attractive to warrant being invited to submit final proposals.

The sixth party, Company C, submitted a preliminary indication of interest on June 26 which contained several inconsistent pieces of information. Following discussions with Wachovia Securities, Company C subsequently clarified and resubmitted their preliminary indication of interest at $13.40 on July 5 and was allowed to continue in Phase II.

The four Phase II participants were provided with a draft merger agreement and were asked to provide their best and final offer by July 16, 2007 in the form of a marked up merger agreement. We also provided these participants with access to management and an opportunity to visit our properties.

The four Phase II participants were also informed pursuant to written and verbal instruction that final offers would require evidence of financing. Due to general disruption in the debt markets during June and July, many financial institutions tightened their underwriting standards and significantly reduced their exposure to industry segments, including the lodging industry. This uncertainty created concerns for management and Wachovia Securities around the Phase II participants’ ability to finance offers in excess of $14.00, particularly for the highly leveraged buyers. As a result, we and representatives from Wachovia Securities continued to work with Phase II participants to understand their acquisition financing plans and the underwriting process to achieve those plans.

On July 12, we and representatives from Wachovia Securities met with Inland American Real Estate Trust to discuss our operations, our properties, and to provide additional diligence information. Inland American Real Estate Trust also toured a majority of our properties during their diligence review.

On July 16, the deadline for submission of final offers, Inland American Real Estate Trust delivered an offer of $14.05 per share and its comments to the draft merger agreement. Inland American Real Estate Trust indicated its intention to fund the merger from cash on its balance sheet and therefore its offer had no financing contingencies.

On July 16, Company A verbally indicated that they would not be able to increase their initial offer of $13.03 per share. A representative from Wachovia Securities told them that we would pursue negotiations with another party given their pricing indication.

On July 16, Company B indicated that they would miss the deadline for submission, as their initial debt financing source was unable to provide the required financing. Company B indicated it was in the process of attempting to secure other financing for a transaction. Company B stated that it would need several days before submitting its final offer.

On July 16, we and Wachovia Securities met with Company C to discuss our operations and properties as well as the Phase II process. During that meeting, Company C submitted a verbal indication of approximately $13.60 per share. Company C promised to deliver its comments to the draft merger agreement as soon as possible. Company C also indicated its intention to finance up to 95% of the purchase price through a facility provided by a large financial institution.

During the afternoon of July 17, the day after final offers were due, our board met with our management and legal and financial advisors to receive an update on the process and to review a summary of the conversations with each of the Phase II participants. The board expressed a desire to begin negotiating the final merger agreement with Inland American Real Estate Trust given the attractiveness of their offer in comparison with the verbal indications and its ability to finance a transaction with cash from the balance sheet.

From July 17 through July 23, our senior management and representatives of McGuireWoods LLP, our legal counsel, held numerous conference calls with senior management of Inland American Real Estate Trust and representatives of Shefsky & Froelich, Ltd, legal counsel to Inland American Real Estate Trust, to discuss the merger agreement and related agreements. McGuireWoods and Shefsky & Froelich circulated revised draft agreements in connection with these discussions. Also during this time, Inland American Real Estate Trust and their representatives continued to conduct due diligence on our business, properties, operations and finances.

On the evening of July 17, Company C submitted comments to the draft merger agreement and an updated offer with preliminary pricing of $14.48 per share, a request for a 45-day diligence period, and notice that they planned to utilize a large financial institution for financing of up to 95% of the transaction cost. Wachovia Securities informed Company C it needed to further clarify the status of its financing as soon as possible, as the deadline for submission was past and negotiations were beginning with another party.

On July 18, Company C identified a large financial institution as the provider of financing for the transaction and noted that they would have that institution provide a financing commitment letter as soon as possible. Later in the day, a representative from Company C called a representative of Wachovia Securities and noted that they were adjusting their offer for closing costs and would resubmit a final offer with a price of $14.31 per share.

On July 20, Company C resubmitted their offer at $14.31 per share. In addition, Company C provided a one-page letter from a large financial institution indicating that the financial institution was aware of the transaction and was in the process of performing lender due diligence, but was not prepared to provide a firm commitment to Company C. Representatives from Wachovia Securities contacted this financial institution to discuss their process. Representatives from the financial institution communicated that they were likely six to eight weeks away from providing a firm commitment. Representatives of Wachovia Securities informed this institution that it was crucial for Company C to have its financing committed as soon as possible.

On July 20, Company B submitted a verbal offer of up to $14.25 per share, contingent on full lender diligence and additional lender underwriting, which would take a minimum of several additional weeks. When informed that we were negotiating a fully financed offer with no financing or diligence contingencies, a representative from Company B indicated that they would not submit a formal offer.

On July 23, 2007, representatives of Wachovia Securities had several conversations with Company C regarding the financing of its proposal and our progress with negotiating with another party. Based on the feedback from its financial institution, Company C indicated it would not be able to confirm financing of its offer for several weeks.

At a special meeting on July 24, 2007, our board (other than Glenn W. Bunting, Jr., who was out of the country) met with our management and legal and financial advisors to discuss the status of discussions with the Phase II participants and to consider the definitive terms of the merger agreement negotiated with Inland American Real Estate Trust. In addition, our board received an update on the status of the financing markets and its impact on the offers of the Phase II participants. A representative of McGuireWoods provided our directors a review of their fiduciary duties and reviewed the terms of the proposed merger agreement.

Also at this meeting, Wachovia Securities reviewed with our board its financial analysis of the $14.05 per share consideration and delivered to our board an oral opinion, which was confirmed by delivery of a written opinion, dated July 24, 2007, to the effect that, as of that date and based on and subject to the various assumptions and limitations described in its opinion, the $14.05 per share consideration to be received by holders of our shares (other than the excluded shareholders) as a result of the merger was fair, from a financial point of view, to such holders.

Following discussion of the Phase II participants and process, the merger and merger agreement, our board unanimously determined the merger and merger agreement to be advisable and in the best interests of Apple Hospitality Five and its shareholders and adopted and approved the merger, the merger agreement and the related plan of merger. Our board also unanimously recommended that shareholders approve the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

Later in the evening on July 24 and on the morning of July 25, the parties worked to finalize outstanding items and executed the merger agreement. We issued a press release announcing the execution of the merger agreement during the afternoon of July 25, 2007.

Our Reasons for the Merger

In reaching its decision to approve the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement, our board of directors consulted with our management, as well as our outside legal and financial advisors, and considered a number of factors including the following material factors as supporting its decision:

•

when we conducted our initial public offering, we indicated that within approximately seven years we would list our shares on a national securities exchange, dispose of all our properties in a manner which would permit distributions to shareholders of cash or merge or otherwise combine with a real estate investment trust or similar combination with a similar investment vehicle;

•	the merger consideration of $14.05 per share to be received by holders of shares represents a premium over the initial public offering price of Apple Hospitality Five of $10.50 and $11.00 per unit;

•

the financial analyses reviewed and discussed with our board by Wachovia Securities, as well as the opinion of Wachovia Securities, as of July 24, 2007, with respect to the fairness from a financial point of view to the holders of the shares other than the excluded shareholders of the merger consideration to be received by such holders pursuant to the merger agreement, as more fully described below under the caption “The Merger—Opinion of Our Financial Advisor” on page 19;

•

the high probability that the merger would be completed, based on, among other things, the financial resources of Inland American Real Estate Trust and the fact that the merger is not subject to any financing condition;

•	the lodging industry cycle, including implied multiples for recently announced transactions involving publicly traded lodging companies;

•

the merger consideration consists solely of cash, which will enable our shareholders to immediately realize value, in cash, for our shareholders’ investment and will provide certainty of value to our shareholders;

•

as discussed above under the heading “The Merger—Background of the Merger” beginning on page 14, the efforts made by us with the assistance of Wachovia Securities to explore alternative transactions, none of which resulted in a firm offer at a per share consideration greater than provided in the merger or provided the certainty of financing provided by the merger agreement with Inland American Real Estate Trust;

•	the terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement;

•

our ability, under specified circumstances, to consider a superior competing transaction and to terminate the merger agreement subject to specified requirements and the payment of a $15 million termination fee to Inland American Real Estate Trust and reimbursement of transaction expenses up to $500,000; and

•	the merger agreement is subject to approval of our shareholders.

Our board of directors has also considered the following potential negative factors in considering the merger, merger agreement, the related plan of merger and the transactions contemplated by the merger agreement:

•

the fact that two other parties had indicated a potential per share consideration in excess of $14.05, although neither of these parties had definitive financing, one of these parties would require several weeks to obtain a firm financing commitment and the other withdrew their verbal indication of interest after learning of the timing and financing provisions of the merger agreement as discussed above under the heading “The Merger—Background of the Merger,” beginning on page 14;

•	as a result of the merger, our shareholders will not participate in any future earnings growth and will not receive any appreciation in the value of the company or its hotel portfolio;

•

the possibility that the $15 million termination fee and expense reimbursement up to $500,000 payable by us to Inland American Real Estate Trust on termination of the merger agreement might discourage other bidders from making a competing offer to acquire us;

•	the risk that, while the merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the merger will be satisfied;

•	the fact that an all-cash transaction is taxable to our shareholders for U.S. federal income tax purposes; and

•

some of our directors and executive officers may have interests with respect to the merger that are different from, and in addition to, those of our shareholders generally, as further described in the section entitled “The Merger—Interests of our Directors and Executive Officers in the Merger” on page 24.

The foregoing discussion of the factors considered by our board of directors is not expected to be exhaustive, but rather includes material facts considered by our board of directors. In reaching its decision to approve the merger, the merger agreement, the related plan of merger and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered and individuals may have given different weights to different factors.

Recommendation of Our Board of Directors

After careful consideration, for the reasons set forth above, our board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of Apple Hospitality Five and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement.

Pr ojected Financial Information

In the course of our evaluation of strategic alternatives, we provided Wachovia Securities with certain projections, including business and financial projections regarding our future performance which we prepared. Wachovia Securities performed a sensitivity analysis on our projections that it would use to evaluate the fairness of the merger consideration. Wachovia Securities discussed with our management and our management agreed with the appropriateness of the use of these financial projections in evaluating the fairness of the merger consideration. We have set forth below a summary of these financial projections. These projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the SEC regarding forward-looking statements, or U.S. generally accepted accounting principles.

	2007	2008	2009	2010	2011
Revenue	$133,457	$143,604	$151,784	$159,373	$165,748
EBITDA	53,342	57,555	60,948	64,094	66,726
($ in thousands)

While the financial estimates and assumptions underlying the projections were prepared in good faith by our management, no assurance can be made regarding future events. The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond our control and will be beyond the control of Inland American Real Estate Trust and Inland American Orchard Hotels, Inc. Specifically, items or events which could have affected or may affect these projections include, without limitation, costs incurred by us in conjunction with this proposed merger, unanticipated property impairment costs, costs resulting from unforeseen natural disasters, and changes in economics cycles and competition within the extended stay hotel industry. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial information or that actual results will not be significantly higher or lower than projected. Such projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

Neither we, on the one hand, nor Inland American Real Estate Trust, Inc. and Inland American Orchard Hotels, Inc., on the other hand, intend to update or otherwise revise any of this information to reflect circumstances existing since it was prepared, including unanticipated events. Further, neither we, on the one hand, nor Inland American Real Estate Trust, Inc. and Inland American Orchard Hotels, Inc., on the other hand, intend to update or otherwise revise any of this information to reflect changes in the general economy or industry conditions.

Opinion of Our Financial Advisor

On July 24, 2007, Wachovia Securities rendered its opinion to our board of directors to the effect that, as of July 24, 2007, the merger consideration to be received by the holders of our shares other than the excluded shareholders pursuant to the merger agreement was fair, from a financial point of view, to such holders. For purposes of the opinion of Wachovia Securities and the description of its opinion and analyses in this proxy statement, “shares” mean a unit (consisting of one common share together with one Series A preferred share).

Wachovia Securities’ opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the consideration to be received by the holders of shares other than the excluded shareholders pursuant to the merger agreement and not any other aspect or implication of the merger. The summary of Wachovia Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of Wachovia Securities’ written opinion which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wachovia Securities in preparing its opinion. Neither Wachovia Securities’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to you as to how you should vote or act on any matter relating to the merger.

Procedures Followed. In connection with the preparation of its opinion, Wachovia Securities made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Wachovia Securities:

•	Reviewed the merger agreement, draft dated July 23, 2007.

•	Reviewed the Voting Agreements, draft dated July 19, 2007, between Inland American Real Estate Trust and the holders of shares of Series B convertible preferred shares.

•

Reviewed, and discussed with our management, certain business, financial and other information, including financial forecasts, regarding the company that were furnished to Wachovia Securities by our management.

•	Reviewed certain periodic reports and other publicly available information regarding us.

•

Considered certain business, financial and other information regarding us and compared that information with corresponding information for certain other publicly traded companies that Wachovia Securities deemed relevant.

•	Considered the proposed financial terms of the merger and compared them with the financial terms of certain other business combinations and other transactions that Wachovia Securities deemed relevant.

•

Performed a discounted cash flow analysis based upon financial forecasts and other estimates provided by our management, and other assumptions discussed with and confirmed as reasonable by our management.

•

Performed an analysis of our net asset value based upon forecasts of net operating income provided by our management and market capitalization rates derived from industry sources, which rates were discussed with and confirmed as reasonable by our management.

•	Considered other information, such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed relevant.

Material Assumptions Made and Qualifications and Limitations on the Review Undertaken.

In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the financial and other information described above, including all information, analyses and assumptions relating to accounting, legal and tax matters, and Wachovia Securities did not assume any responsibility for, nor independently verify, this information. Wachovia Securities relied upon the assurances of our management that they were not aware of any facts or circumstances that would make such information about us inaccurate or misleading. Wachovia Securities relied upon our financial forecasts that were furnished to Wachovia Securities by our management. Wachovia Securities was advised and assumed that these financial forecasts, as well as the estimates, judgments, allocations and assumptions upon which these financial forecasts were based were reasonably formulated and reflected the best currently available estimates, judgments, allocations and assumptions of our management regarding our future financial performance. Wachovia Securities assumed no responsibility for, and expressed no view as to, any of these financial forecasts or the estimates, judgments, allocations or assumptions upon which they were based. In arriving at its opinion, Wachovia Securities did not prepare or obtain any independent evaluations or appraisals of our assets or liabilities, including any contingent liabilities, nor was Wachovia Securities provided with any such evaluations or appraisals.

In rendering its opinion, Wachovia Securities assumed that the merger would be consummated on the terms set forth in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any legal, regulatory or third-party consents and/or approvals, no restrictions would be imposed or other actions taken that would adversely effect the merger in any manner material to its analysis. For purposes of its analysis and opinion, Wachovia Securities also assumed, with our consent, that we will consummate the sale of the Marriott Suites Las Vegas in Las Vegas, Nevada for net proceeds of approximately $87 million prior to the consummation of the merger. Wachovia Securities’ opinion was necessarily based upon economic, market, financial and other conditions and information available to it as of the date of its opinion. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities’ opinion only addresses the fairness, from a financial point of view of the consideration to be received by the holders of shares other than the excluded shareholders pursuant to the merger agreement and does not address any other terms of the merger or any other agreements, arrangements or understandings entered into in connection with the merger or otherwise. In addition, Wachovia Securities’ opinion does not address the relative merits of the merger as compared with other business strategies or transactions that may be available to or may have been considered by our management, our board of directors or any committee thereof.

Wachovia Securities’ opinion was provided for the information and use of our board of directors in connection with our board’s consideration of the merger. Wachovia Securities’ opinion did not address the merits of the underlying decision by us to enter into the merger agreement or any related transaction and does not and shall not be deemed to constitute a recommendation to any holder of shares as to how that holder should vote or act on any matter relating to the merger.

Summary of Analyses.

In preparing its opinion to our board of directors, Wachovia Securities performed a variety of analyses, including those described below. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Wachovia Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Wachovia Securities made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Wachovia Securities believes that its analyses must be considered as a whole and selecting portions of Wachovia Securities’ analyses, analytic methods and factors or focusing on information presented in tabular format, without considering the narrative description of the analyses, the underlying methodologies and the assumptions, qualifications and limitations affecting each analysis could create a misleading or incomplete view of the processes underlying its opinion. Wachovia Securities did not assign specific weights to any particular analyses.

No company or business used in Wachovia Securities’ analyses for comparative purposes is identical to us and no transaction used in Wachovia Securities’ analyses for comparative purposes is identical to the merger. The estimates contained in Wachovia Securities’ analyses and the reference valuation ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond our control and the control of Wachovia Securities. Much of the information used in, and accordingly the results of, Wachovia Securities’ analyses are inherently subject to substantial uncertainty and, therefore, none of Apple Hospitality Five, Wachovia Securities or any other person assumes any responsibility if future results are materially different from those estimated or indicated.

Wachovia Securities’ opinion was provided to our board of directors in connection with our board’s consideration of the merger and was only one of many factors considered by our board of directors in evaluating the merger.

The following is a summary of the material valuation analyses prepared in connection with Wachovia Securities’ opinion rendered to our board of directors on July 24, 2007.

For purposes of its analyses, Wachovia Securities reviewed a number of financial metrics including:

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date; and

EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected hospitality companies listed below as of July 20, 2007 and the enterprise value for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. The estimate of our 2007 EBITDA was provided by our management. Estimates of 2007 EBITDA for the selected hospitality companies listed below and estimates of

2007 rooms for the selected hospitality asset portfolios and individual assets referenced below were based on publicly available research analyst estimates for those real estate companies and other public sources.

Selected Companies Analysis

Wachovia Securities calculated enterprise value as a multiple of 2007E EBITDA for the selected hospitality companies.

The selected hospitality companies were:

•	Ashford Hospitality Trust, Inc.

•	DiamondRock Hospitality Co.

•	FelCor Lodging Trust Incorporated

•	Hersha Hospitality Trust

•	Hospitality Properties Trust

•	Host Hotels & Resorts, Inc.

•	LaSalle Hotel Properties

•	Strategic Hotels & Resorts, Inc.

•	Sunstone Hotel Investors, Inc.

The selected companies analysis indicated the following:

Metric Description	Low		High		Mean		Median
Enterprise Value as a Multiple of:
2007E EBITDA	9.5	x	14.0	x	12.3	x	12.3	x

Wachovia Securities applied multiple ranges based on the selected companies analysis to corresponding financial data for us, including estimates with respect to our future financial performance provided by our management. The selected companies analysis indicated an implied reference range value per share of $10.09 to $14.89, as compared to the proposed merger consideration of $14.05 per share.

Selected Transactions Analysis

Wachovia Securities calculated enterprise value as a multiple of the target companies’ projected EBITDA based on the purchase prices paid in selected transactions involving acquisitions of hospitality companies and purchase price paid as a multiple of the number of rooms, which we refer to as price per key, based on the purchase prices paid in selected transactions involving acquisitions of hospitality asset portfolios and individual assets.

The selected hospitality transactions involving acquisitions of hospitality companies were:

Target	Acquiror
Equity Inns, Inc.	Whitehall Street Global Real Estate Limited Partnership 2007
Eagle Hospitality Properties Trust, Inc.	AP AIMCAP Holdings LLC
Highland Hospitality Corporation	J.E. Robert Company, Inc.
Winston Hotels, Inc.	Inland American Real Estate Trust
Innkeepers USA Trust	Apollo Investment Corp.
CNL Hotels & Resorts (51 Hotels)	Ashford Hospitality Trust
Boykin Lodging Company	Braveheart Holdings
Jameson Inns, Inc.	JER Partners LLC
MeriStar Hospitality	The Blackstone Group
La Quinta Corp.	The Blackstone Group

The selected transactions involving acquisitions of hospitality companies analysis indicated the following:

Metric Description	Low		High		Mean		Median
Enterprise Value as a multiple of:
2007E EBITDA	11.1	x	13.7	x	12.5	x	12.6	x

Wachovia Securities applied multiple ranges based on the analysis of selected transactions involving acquisitions of hospitality companies to our 2007E EBITDA. The analysis of the selected transactions indicated an implied reference range value per share of $11.83 to $14.62, as compared to the proposed merger consideration of $14.05 per share.

Wachovia Securities also considered the price per key paid in over twenty transactions involving acquisitions of hospitality asset portfolios listed above as selected hospitality transactions and selected individual asset transactions in markets where our hotels are located. The analysis of the selected transactions involving acquisitions of hospitality asset portfolios and individual assets indicated the following: ($ in thousands)

Metric Description	Low		High		Mean		Median
Price as a multiple of:
Projected Rooms	$118	x	$191	x	$153	x	$151	x

Wachovia Securities applied multiple ranges based on the analysis of selected transactions involving acquisitions of hospitality asset portfolios and individual assets to our 2007E number of rooms based on information provided by our management. The analysis of selected transactions involving acquisitions of hospitality asset portfolios and individual assets indicated an implied reference range value per share of $8.94 to $14.57, as compared to the proposed merger consideration of $14.05 per share.

Net Asset Value Analysis

Using information we provided, Wachovia Securities calculated the implied net asset value per share by applying a range of EBITDA multiples from 12.1x to 13.8x to our 2007E EBITDA. These EBITDA multiples were based on among other things, industry sources and discussions with our management regarding recently closed or announced transactions involving acquisitions of hospitality companies or assets, property characteristics and conditions in the market and our projected 2007E EBITDA. The net asset valuation analysis indicated an implied reference range value per share of $12.77 to $14.27 as compared to the proposed merger consideration of $14.05 per share.

Discounted Cash Flow Analysis

Wachovia Securities also calculated the net present value of our cash flows without additional debt based on estimates with respect to our future financial performance provided by our management. In performing this analysis, Wachovia Securities used discount rates ranging from 11% to 13% based on the Company’s expected rates of return for our shareholders and a terminal value multiple of 12.5x based on the selected companies analysis described above. The discounted cash flow analysis indicated an implied reference range value per share of $13.11 to $14.07 as compared to the proposed merger consideration of $14.05 per share.

Other Matters.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We engaged Wachovia Securities to act as our financial advisor with respect to certain transactions including our possible sale. We selected Wachovia Securities as our financial advisor based on its qualifications, experience and reputation, and its familiarity with us and our business. Wachovia Securities is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities will receive a fee of approximately $3.5 million for its services payable upon consummation of the merger. Wachovia Securities also became entitled to receive a fee of $1 million upon delivery of its opinion. In addition, we have agreed to reimburse Wachovia Securities’ expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities arising out of its engagement.

Wachovia Securities and its affiliates provide a full range of investment and commercial banking advice and services, including financial advisory services; securities underwritings and placements; securities sales and trading; brokerage advice and services; and commercial loans. In that regard, Wachovia Securities and/or its affiliates have in the past provided, and in the future may provide, investment and commercial banking advice and services to, and otherwise seek to expand or maintain its business and commercial relationships with us, Inland American Real Estate Trust and certain entities formed or sponsored by the sponsor of Inland American Real Estate Trust, for which Wachovia Securities has received and would expect to receive compensation. Wachovia Securities has acted as a co-advisor in the listing of an entity previously formed and sponsored by the sponsor of Inland American Real Estate Trust and acted as lead manager in a convertible debt offering for this entity. In the ordinary course of their businesses, Wachovia Securities and its affiliates may trade in the securities and other financial instruments, including bank loans, of us, Inland American Real Estate Trust and/or certain of entities formed and sponsored by the sponsor of Inland American Real Estate Trust for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, some of our directors and executive officers may have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote “FOR” the approval of the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement and making its recommendations to our shareholders. Except as described below, these persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Stock Options. The merger agreement provides that, on the day the merger closes, each outstanding option to purchase a unit, whether or not then exercisable, including options held by our directors, will be canceled in exchange for a cash payment equal to the product of:

•	the number of units subject to such option, and

•	the difference between $14.05 and the per unit exercise price set forth in the option.

Based on the stock options held by our directors on August 10, 2007, upon completion of the merger, our directors will be entitled to receive cash payments (subject to required tax withholding) on account of those options as shown in the table below. Our executive officers do not hold any options to purchase any of our units or shares.

Name	Number of Options	Consideration
Glenn W. Bunting	32,577	$99,360
Kent W. Colton	23,534	$71,779
Lisa B. Kern	44,734	$136,439
Bruce H. Matson	44,734	$136,439
Michael S. Waters	44,734	$136,439
Robert M. Wily	44,734	$136,439
Total	235,047	$716,893

Directors’ and Officers’ Indemnification and Insurance. The merger agreement provides that Inland American Real Estate Trust will continue to indemnify all our present and former officers and directors to the same extent as they were entitled under our articles of incorporation and bylaws for actions or omissions occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement.

In addition, Inland American Orchard Hotels has agreed to obtain and maintain for a period of six years after effective time of the merger “run-off” or “tail” directors and officers liability coverage for our and our subsidiaries’ directors and officers on terms no less favorable than those policies presently maintained by us; however, Inland American Orchard Hotels is not required to pay annually in excess of 250% of the annual premium that we currently pay for this coverage. Inland American Real Estate Trust shall pay or cause Inland American Orchard Hotels to pay the annual premiums for this coverage.

Meeting Fees. Each of our directors, excluding Mr. Knight, received regular meeting fees for meetings attended in connection with the sales process and the merger agreement.

Conversion of Series B Convertible Preferred Shares. At the effective time of the merger, each outstanding Series B convertible preferred share will convert into 12.114229 common shares and each of those common shares will be converted into the right to receive $14.05 in cash, without interest. The Series B convertible preferred shareholders who are also our directors or executive officers are listed below along with the amounts of common shares into which the Series B convertible shares held by each such person converts.

Name of Beneficial Owner	Number of Series B convertible preferred shares beneficially owned		Number of common shares the Series B convertible preferred shares convert into
Glade M. Knight	176,772	(1)	2,141,456
Justin G. Knight	45,030	(2)	545,504
David S. McKenney	7,505		90,917
Kristian M. Gathright	7,505		90,917
Above directors and executive officers as a group	236,812		2,868,795

(1)	These shares include 7,505 shares held by Mr. Glade Knight’s spouse.
(2)	These shares include 37,525 shares held in the name of JAMN Partnership LLP of which Justin G. Knight is the general partner. Justin Knight disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

Employment and Directorships with Affiliate Entities. As a condition to the merger, we have agreed to enter into a transfer agreement with our subsidiary, Apple Fund Management, LLC, and two of our affiliated entities, Apple REIT Six, Inc. and Apple Six Advisors, Inc. Under the transfer agreement, we will agree to transfer all the membership interests in Apple Fund Management to Apple REIT Six. As all of our employees are employees of Apple Fund Management, we will no longer have any employees upon execution of the transfer agreement but our employees and officers will continue to have the same terms of employment as they currently have. Also pursuant to the transfer agreement, all contracts between us and Apple REIT Six, Apple REIT Seven, Inc. and Glade M. Knight and his affiliates are assigned to Apple Fund Management.

The board of directors of Apple REIT Six has approved the transfer agreement.

Under the transfer agreement, Apple Fund Management will agree to indemnify us, Inland American Real Estate Trust and Inland American Orchard Hotels against any claim arising out of the assigned contracts, employee benefit plans, employee liabilities or other transactions as set forth in the transfer agreement. In addition, Apple REIT Six has guaranteed Apple Fund Management’s indemnification obligations under the transfer agreement.

Glade M. Knight, Lisa B. Kern, Bruce H. Matson, Michael S. Waters and Robert M. Wily serve as directors on our board of directors and concurrently serve as directors for Apple REIT Six. Messrs. Knight and Matson, and Kent W. Colton and Glenn W. Bunting and Ms. Kern are also directors of Apple REIT Seven. Messrs. Knight, Bunting, Colton, Waters and Wily are also directors of Apple REIT Eight.

Mr. Knight is our chairman and chief executive officer, and is also chairman, chief executive officer and president of Apple REIT Six, Apple REIT Seven and Apple REIT Eight.

Apple REIT Six, Apple REIT Seven and Apple REIT Eight are organized as real estate investment trusts formed to acquire and own hotels, residential apartments and other properties located in selected metropolitan areas in the United States.

Material United States Federal Income Tax Consequences

The following general discussion summarizes the material U.S. federal income tax consequences under the Internal Revenue Code of 1986, as amended, or the Code, of the merger to holders of our shares who are “U.S. persons,” as defined below, for U.S. federal income tax purposes and who hold their shares of our stock as a capital asset within the meaning of Section 1221 of the Code.

A holder of our stock is a “U.S. person” if the holder is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•

a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our stock should consult their tax advisors.

This section does not discuss all of the U.S. federal income tax considerations that may be relevant to a particular shareholder of our company in light of his or her individual circumstances or to our shareholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	shareholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	shareholders who are not U.S. persons;

•	expatriates;

•	shareholders that have a functional currency other than the U.S. dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	shareholders who acquired our stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	traders in securities that elect to use a mark-to-market method of accounting; or

•	shareholders who hold our stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, its legislative history, regulations, judicial authority, rulings and decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local or foreign laws or under U.S. federal tax law other than income tax law.

Our shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

Subject to the limitations and qualifications referred to herein, the following U.S. federal income tax consequences should generally result from the merger.

Consequences to Us of the Merger. We will treat the merger as if we had sold all of our assets to Inland American Orchard Hotels in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our shareholders in exchange for our shares.

Tax Consequences to Our Shareholders

Cash Received with Respect to Shares Held

The receipt of cash for shares of our stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A shareholder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and that shareholder’s aggregate adjusted tax basis in the shares of our stock surrendered in exchange therefor. The gain or loss will be long-term capital gain or loss if, at the time of the completion of the merger, the holding period for such shares is more than one year. Gain or loss must be calculated separately on separate blocks of our stock. Long-term capital gain recognized by a shareholder who is an individual generally will be taxed at a maximum rate of 15%. However, a shareholder who has held our shares for six months or less at the effective time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code (as modified pursuant to Section 857(b)(8)(B) of the Code), and who recognizes a loss with respect to those shares will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us, or such shareholder’s share of any designated retained capital gains, with respect to those shares. Certain limitations apply to the deductibility of capital losses by U.S. persons.

Taxation of Dividends Distributed to Our Shareholders Before Closing

The merger agreement generally permits us to declare distributions, referred to as “Final Distributions,” to our shareholders before the closing of the merger. Subject to certain exceptions discussed below, none of which we expect to be applicable, the Final Distributions generally will be taken into account by a U.S. person as ordinary income taxable at ordinary income tax rates. Corporate shareholders will not be eligible for the dividends received deduction with respect to the Final Distributions. A portion of the Final Distributions may be treated in the hands of a U.S. person as “excess inclusion income,” which could not be offset with such U.S. person’s net operating losses or otherwise allowable deductions.

Certain exceptions to the above treatment may apply, although we do not expect that any of the following exceptions will be applicable to any of our shareholders:

•

in the unlikely event that the Final Distributions were to exceed both our current and accumulated earnings and profits, that excess would not be taxable to a U.S. person to the extent that the distributions did not exceed the adjusted basis of such U.S. person’s stock. Rather, these distributions would reduce the adjusted basis of the stock, and to the extent that the Final Distributions were to exceed the adjusted basis of a U.S. person’s stock, the distributions would be taxable as capital gains;

•

if, contrary to our expectations, a portion of the Final Distributions were a “capital gain dividend,” then special rules would apply to such dividend that could allow it to be taxed to U.S. persons as gain from the sale or exchange of a capital asset held for more than one year; and

•

if, contrary to our expectations, a portion of the Final Distributions were designated as “qualified dividend income,” then such portion generally would be taxable to shareholders who are individuals at the maximum 15% rate that generally applies to distributions by qualifying non-REIT corporations.

The Final Distributions will generally be taxable in the year of the distribution.

The Final Distributions will not be treated as passive activity income, and as a result, U.S. persons generally will not be able to apply any “passive losses” against this income. In addition, taxable Final Distributions will generally be treated as investment income for purposes of the limitation on the deductibility of investment interest.

Backup Withholding

If you are a non-corporate holder of our stock, you may be subject to information reporting and backup withholding at the rate of 28% with respect to a payment of cash in connection with the merger. You will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding, provided that you may be required to certify your exempt status.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. You are urged to consult your own tax advisor as to the specific consequences of the merger to you, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

Certain Regulatory Matters

No material federal or state regulatory approvals are required in connection with the merger other than regulatory approvals that we expect to be able to obtain in the ordinary course.

Distributions

Inland American Real Estate Trust is obligated to pay, without interest and not more than 60 days following the effectiveness of the merger, any dividends or make any other distributions with a record date before the effective time of the merger which may have been declared or made by us on our shares in accordance with the terms of the merger agreement and which remain unpaid at the effective time of the merger and have not been paid before the surrender of the applicable share in connection with the exchange procedures for the merger. In the merger agreement, we represented that since December 31, 2006 through July 25, 2007, there had not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of our capital stock, except for regular distributions not in excess of $0.0758333 per share with customary record and payment dates and issuances of shares under our dividend reinvestment plan in the ordinary course of business and consistent with past practice. During the period from July 25, 2007 to the effective time of the merger, we have agreed not to declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of our capital stock, except for two regular monthly dividend payments not in excess of $0.0758333 per share.

Appraisal Rights

The following discussion is only a summary and does not purport to be a complete statement of the law pertaining to appraisal rights under the VSCA. The text of Article 15 of the VSCA is reprinted in its entirety as Annex D to this proxy statement. This summary is qualified in its entirety by reference to Article 15 of the VSCA. Under the VSCA, shareholders who follow the procedures set forth in Article 15 of the VSCA will be entitled to receive payment of the “fair value” of their shares. Any shareholder who wishes to exercise appraisal rights should review the following discussion and Annex D carefully because failure to comply in a timely and proper manner with the procedures specified may result in the loss of appraisal rights under the VSCA. In addition, pursuant to Article 15 of the VSCA our audited financial statements for the fiscal year ended December 31, 2006 and our unaudited financial statements for the quarter ended June 30, 2007 are attached as Annex E to this proxy statement.

A shareholder wishing to exercise appraisal rights must deliver to us, before the vote on the merger is taken at the special meeting, a written notice of intent to demand payment for the shareholder’s shares. A vote against the merger will not satisfy this notice requirement. A shareholder delivering a notice of intent must not vote his or her shares in favor of the merger or he or she will lose his or her appraisal rights. All notices of intent should be sent or delivered to:

Apple Hospitality Five, Inc.

814 East Main Street

Richmond, Virginia 23219

Attention: David P. Buckley

Within 10 days after the effective time of the merger, Inland American Orchard Hotels, as the surviving entity of the merger, is required to deliver an appraisal notice in writing to all shareholders who properly delivered a notice of intent to demand payment to us. The appraisal notice will:

•	state where the shareholder’s payment demands need to be sent and where and when stock certificates need to be deposited;

•	set a date by which Inland American Orchard Hotels must receive the payment demand;

•	state the estimate of the fair value of the shares; and

•	include such other information as required by the VSCA.

A shareholder demanding appraisal who received an appraisal notice must demand payment within the time specified in the notice, complete, sign and return the appraisal notice form sent by Inland American Orchard Hotels, deposit his or her stock certificates in accordance with the terms of the appraisal notice and make certain certifications required by the VSCA. If the shareholder fails to take these actions, he or she will lose his or her appraisal rights.

Within 30 days of Inland American Orchard Hotels’ receipt of a demand for payment from a shareholder, Inland American Orchard Hotels must pay the dissenting holder its estimate of the fair value of the shareholder’s shares plus interest. With any payment, Inland American Orchard Hotels must provide our most recent year-end and interim financial statements, an explanation of how Inland American Orchard Hotels calculated the fair value of the shares and a statement of the shareholder’s right to continue to demand fair value for his or her shares. Inland American Orchard Hotels’ payment obligation may be enforced by a shareholder demanding appraisal on an expedited basis in a Virginia circuit court, if necessary.

A shareholder demanding appraisal who is not satisfied with the amount paid or offered must notify Inland American Orchard Hotels of his or her own estimate of the fair value of his or her shares and demand payment of that estimate plus interest (less any payment already received). This notice must be given in writing within 30 days of the date that Inland American Orchard Hotels made or offered to make payment for the shareholder’s shares.

If a shareholder’s demand for payment remains unsettled, Inland American Orchard Hotels is obligated to commence a proceeding to determine the fair value of the shares and accrued interest within 60 days of the receipt of the shareholder’s payment demand. If Inland American Orchard Hotels fails to commence such proceeding in accordance with the VSCA, Inland American Orchard Hotels must pay the shareholder in cash the amount demanded by plus interest. The appraisal proceeding must be brought in the Circuit Court of the City of Richmond, Virginia.

Shareholders considering seeking appraisal should be aware that the fair value of their shares, as determined under Article 15 of the VSCA, could be more than, the same as, or less than, the merger consideration that would be paid to them pursuant to the merger agreement. Shareholders also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Article 15 of the VSCA. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Inland American Orchard Hotels unless the court determines that the shareholder did not act in good faith in demanding payment of the fair value of his or her shares, in which case, costs and expenses may be assessed against the shareholder. Shareholders will only be entitled to receive payment in accordance with Article 15 of the VSCA and will not be entitled to vote their shares or exercise any other rights of a shareholder. A shareholder may withdraw his or her demand only with the consent of Inland American Orchard Hotels.

If any shareholder who demands appraisal of his or her shares under Article 15 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the VSCA, the shares of that holder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. You are urged to read the entire merger agreement because it, and not this description, is the legal document that governs the merger. The merger agreement has been included in this proxy statement to provide you with information regarding the terms of the merger. It is not intended to provide you with any factual information about Apple Hospitality Five, Inland American Real Estate Trust or their respective affiliates.

General

The merger agreement provides for the merger of Apple Hospitality Five with and into Inland American Orchard Hotels, a subsidiary of Inland American Lodging Corporation, a Delaware corporation which is a wholly-owned subsidiary of Inland American Lodging Group, Inc., a Delaware corporation which is a wholly-owned subsidiary of Inland American Real Estate Trust. At the effective time of the merger, the separate corporate existence of Apple Hospitality Five will cease and Inland American Orchard Hotels will be the surviving entity.

Effective Time of the Merger

The merger and the other transactions contemplated by the merger agreement will become effective under all applicable laws upon such time:

•

as the Virginia State Corporation Commission issues the certificate of merger for the articles of merger filed in Virginia and the Delaware Secretary of State issues a certification page for the certificate of merger filed in Delaware, or

•

such later time which the parties to the merger agreement have agreed upon and designated in the articles of merger filed in Virginia and the certificate of merger filed in Delaware but not to exceed 15 days after the articles of merger are accepted in Virginia under Virginia law.

Assuming all conditions have been satisfied or waived, we currently expect that the merger will be completed as soon as practicable following approval by our shareholders at the special meeting of shareholders.

Merger Consideration

In the merger, each issued and outstanding share of Apple Hospitality Five will be converted into the right to receive $14.05, without interest. For purposes of this proxy statement, when we say “share,” we mean either a unit (consisting of one common share together with one Series A preferred share) or a Series B convertible preferred share, on an as-converted basis. Each of our Series B convertible preferred shares converts to 12.114229 common shares.

Each outstanding stock option will be cancelled on the closing day in exchange for a cash payment by us of an amount equal to the product of the number of units subject to the option and the difference between $14.05 and the per unit exercise price set forth in the option. These amounts paid will be subject to withholding taxes and will be paid without interest.

Charter and By-Laws

At the merger effective time, the certificate of incorporation and by-laws of Inland American Orchard Hotels, as in effect immediately prior to the merger effective time, will be the certificate of incorporation and by-laws of the surviving corporation.

Directors and Officers

The directors and officers of Inland American Orchard Hotels immediately prior to the merger effective time will be the directors and officers of the surviving corporation.

Exchange Procedures

Before the effective time of the merger, we will mail to each shareholder of record a letter of transmittal to be used to surrender his or her shares for payment. If your shares are held in “street name” by your broker, your broker will receive the letter of transmittal and will be responsible for returning it to the paying agent for payment.

Upon surrender to the paying agent of shares, together with a duly completed and executed letter of transmittal and any other required documents, the holder of those shares will be entitled to receive a check representing the applicable amount of cash that the holder has the right to receive in the merger and the surrendered shares will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the shares.

Representations and Warranties

The merger agreement contains the following representations and warranties made by us relating to, among other things:

•	our due organization, corporate power and good standing;

•	our subsidiaries;

•	our capital structure;

•	our corporate authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement;

•	enforceability of the merger agreement against us;

•	required consents of governmental authorities and non-contravention of specified organizational documents, agreements or governmental orders;

•	our reports and other documents filed with the SEC and the accuracy of the information contained in those documents;

•	compliance with SEC rules and regulations and the conformity with generally accepted accounting principles of financial statements filed with the SEC;

•	absence of certain material changes and events since December 31, 2006 through the date of the merger agreement;

•	absence of material litigation;

•	tax matters affecting us and our subsidiaries, including REIT qualification;

•	loans or payments to our or our subsidiaries’ employees, officers or directors;

•	broker’s and finder’s fees;

•	compliance with laws and permits;

•	defaults under material contracts and debt instruments;

•	environmental matters affecting us or our subsidiaries;

•	title to real property and encumbrances;

•	status of franchise and management agreements;

•	title to and liens on our or our subsidiaries’ personal property;

•	our books and records;

•	labor matters affecting us and our subsidiaries;

•	the vote of our shareholders required to approve the merger;

•	insurance;

•	intellectual property;

•	absence of misleading statements or material omissions in the merger agreement and related disclosure letter;

•	status of a specified advisory agreement and brokerage services agreement; and

•	loans to related parties.

The merger agreement contains the following representations and warranties made by Inland American Real Estate Trust and Inland American Orchard Hotels relating to, among other things:

•	due organization and corporate power;

•	corporate authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement;

•	required consents of governmental authorities and non-contravention of certain organizational documents, agreements or governmental orders;

•	sufficient available and unencumbered funds to pay the merger consideration and the transaction expenses required to be paid in connection with the merger and the contemplated transactions;

•	broker’s and finder’s fees; and

•	accuracy of information supplied by them for inclusion in this proxy statement.

Certain Covenants

The merger agreement contains various covenants and agreements that govern our and Inland American Real Estate Trust’s actions before the effective time of the merger, except as expressly contemplated by the merger agreement, including the following:

Conduct of Business. We have agreed to, and to cause our subsidiaries to, carry on business in the usual, regular and ordinary course in substantially the same manner as conducted before the date of the merger agreement and to use commercially reasonable efforts to preserve intact the business organization, goodwill, ongoing businesses and our status as a REIT within the meaning of the Internal Revenue Code. We further agreed to terminate our dividend reinvestment plan and unit redemption program. We further agreed, unless consented to by Inland American Real Estate Trust in writing, to restrict:

•

the declaration, setting aside or payment of dividends or other distributions on our shares, except that, between July 25, 2007 and the completion of the merger, we may make two regular monthly dividend payments not in excess of $0.0758333 per share;

•	stock splits and other reclassifications of capital stock or partnership interests;

•	the authorization or issuance of any other securities;

•	the purchase, redemption or acquisition of our capital stock;

•	the amendment of our articles of incorporation or by-laws;

•	the making or rescinding of any tax election, unless required by law or necessary to preserve our REIT status;

•	material changes in accounting methods, principles or practices except as may be required by the SEC, applicable law or generally applicable accounting principles;

•

the settlement or compromise of any claim, action, suit, litigation or other type of proceeding relating to taxes except for settlements or compromises individually or in the aggregate, not to exceed $1 million, or changing methods of reporting income or deductions for federal income tax purposes;

•	the issuance, delivery, sale or grant of any option or right in respect of capital stock or other securities;

•

making, or committing or undertaking to make, any new non-emergency capital expenditures in excess of specified amounts in the merger agreement, substantially renovating or rehabilitating any property of ours, acquiring or entering into any option to acquire any real property or commencing any construction projects;

•	incurring any indebtedness other than under the existing line of credit or modifying, amending or terminating any existing indebtedness, except to the extent permitted in the merger agreement;

•	except for the sale of the Marriott Suites Las Vegas for specified net proceeds, selling, leasing, mortgaging, subjecting to lien or otherwise disposing any real property;

•	selling, leasing, mortgaging, subjecting to lien or otherwise disposing of any personal or intangible property except in the ordinary course of business;

•

assuming or guaranteeing the indebtedness of another person or entering into any “keep well” or other agreement to maintain any financial condition of another person or any agreement having the same economic effect;

•	prepaying, refinancing or amending any existing indebtedness other than under our line of credit agreement;

•

making any loans, advances, capital contributions or investments in another person or one of our subsidiaries, other than loans, advances or investments in our subsidiaries existing as of the date of the merger agreement;

•	paying, discharging or satisfying any claims, liabilities or obligations, other than in the ordinary course of business or in accordance with their terms;

•	the settlement or compromise of any material litigation where we are a defendant;

•

except as permitted in the merger agreement, authorizing, recommending, proposing or announcing an intention to adopt any plan of complete or partial liquidation, dissolution, merger or other reorganization of us or any of our subsidiaries;

•	adopting a shareholder rights plan;

•	terminating, failing to maintain or renew or allowing to lapse any insurance coverage maintained by us and our subsidiaries on the date of the merger agreement;

•

entering into, amending, terminating or waiving compliance with the terms of or breach under, or assign any material rights or claims under, any material contracts or enter into any new material contract;

•	authorizing or directing any property managers to amend, modify, terminate or allow to lapse any material permit, including any liquor license;

•	opening or closing any existing or new hotel operation;

•

except for our subsidiary subject to the transfer agreement, hiring any employees or entering into any new employment, collective bargaining, consulting, change of control, severance or bonus agreement or arrangement or increasing compensation or benefits payable to officers or employees other than cost of living increases or merit based increases in the ordinary course of business or as required by law;

•

except for our subsidiary subject to the transfer agreement, entering into or adopting a new employee benefit plan or amending or terminating any of our benefit plans except as required by applicable law;

•	the settlement of any shareholder derivative or class action claims arising out of or in connection with the merger or the transactions contemplated by the merger agreement;

•	except for agreements terminated or transferred in the transfer agreement, entering into or amending any material agreement with any affiliate, officer, director or employee of us or our subsidiaries;

•	entering into, amending or taking any action that would reasonably be expected to violate any tax protection agreement;

•	amending any material tax return in any material respect;

•

failing to duly or timely file all material reports, tax returns and other material documents required to be filed with all governmental entities and other authorities or failing to cause all material reports and other documents to be complete and accurate in all material respects when filed;

•	failing to pay any material taxes or debts when due;

•	authorizing or permitting any material liens to be placed on or recorded against any of our properties; or

•	agreeing to take action inconsistent with these covenants.

Best Efforts; Notification. The parties have each agreed to use their reasonable best efforts to assist and cooperate with each other to fulfill the conditions to the completion of the merger set forth in the merger agreement. The tasks which the parties have agreed to cooperate in accomplishing include:

•	the obtaining of all necessary actions, non-actions, waivers, consents and approvals from governmental entities;

•	the making of all necessary registrations and filings and the taking of all reasonable steps to obtain an approval, waiver or exemption from any governmental entity;

•	the defending of lawsuits or other legal proceedings challenging the merger, the merger agreement or the consummation of any of the other transactions contemplated by the merger agreement; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of the merger agreement.

Third-Party Consents. Inland American Real Estate Trust is responsible for obtaining all necessary third-party consents under our loan, management and franchise agreements. We have agreed to assist and cooperate with Inland American Real Estate Trust in connection with obtaining these consents. However, the receipt of specified consents is a closing condition for Inland American Real Estate Trust.

Solicitation of Transactions. We have agreed that neither we nor any of our officers, directors or other representatives will, directly or indirectly, initiate or solicit any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any competing transaction. For purposes of the merger agreement, a “competing transaction” means any of the following:

•	any merger, consolidation, share exchange, business combination or similar transaction involving us or any of our subsidiaries;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 35% or more (based upon the depreciated carrying cost of our assets on our books) of our and our subsidiaries’ assets taken as a whole in a single transaction or series of related transactions; or

•

any tender offer or exchange offer for 35% or more of the outstanding shares of our or our subsidiaries’ capital stock or the filing of a registration statement under the federal securities laws in connection with the same.

We have agreed to promptly notify Inland American Real Estate Trust in writing of all of the material details of all inquiries and proposals that we, or to our knowledge, our officers, directors or other representatives, receive relating to any transaction that constitutes, or may reasonably be expected to lead to, any competing transaction. If that inquiry or proposal is in writing, we are also required to deliver to Inland American Real Estate Trust a copy of the inquiry or proposal.

However, the merger agreement provides that our board of directors may take the following actions after determining in good faith, after consultation with outside counsel, that the action is required by its fiduciary obligations under applicable law:

•

in response to an unsolicited request, participate in discussions or negotiations with, or furnish information about us pursuant to a confidentiality agreement no less favorable to us than the confidentiality agreement between us and an affiliate of Inland American Real Estate Trust to, a party in connection with a competing transaction; or

•

approve or recommend a superior competing transaction (and withdraw or modify our approval of the merger agreement and the merger described in this proxy statement) or enter into an agreement with respect to the superior competing transaction.

For purposes of the merger agreement, a “superior competing transaction” means a bona fide proposal for a competing transaction made by a third party which a majority of our board of directors determines in good faith, after consultation with our investment banking firm, to be more favorable generally to our shareholders than the merger.

Transfer and Gains Taxes. The parties have agreed to cooperate in the preparation and filing of all returns or other documents regarding specified taxes and other fees which become payable in connection with the merger.

Indemnification. The merger agreement provides that Inland American Real Estate Trust will indemnify each of our and our subsidiaries’ past or present officers, directors, employees or agents to the same extent as they were entitled to indemnification under our articles of incorporation or bylaws existing on the date of the merger agreement for actions or omissions occurring at or before the effective time of the merger.

In addition, Inland American Orchard Hotels has agreed to obtain and maintain for a period of six years after effective time of the merger “run-off” or “tail” directors and officers liability coverage for our and our subsidiaries’ directors and officers on terms no less favorable than those policies presently maintained by us; however, Inland American Orchard Hotels is not required to pay annually in excess of 250% of the annual premium that we currently pay for this coverage. Inland American Real Estate Trust shall pay or cause Inland American Orchard Hotels to pay the annual premiums for this coverage.

The indemnity provisions of the merger agreement are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and will be binding on all successors and assigns of Inland American Real Estate Trust and Inland American Orchard Hotels.

Cash and Cash Equivalents. We have agreed to have, on the closing date of the merger, cash and cash equivalents in an amount at least equal to:

•	$87.5 million minus

•	our expenses not to exceed $9 million in connection with the merger agreement, the merger and the other contemplated transactions.

Line of Credit Agreement. We have agreed, on or prior to the closing date, to pay down the outstanding balance and all interest accrued under our line of credit agreement and to terminate the line of credit agreement. As of June 30, 2007, the outstanding principal balance under our line of credit agreement was $260,000, plus approximately $1,900 in accrued interest.

Certain Other Covenants. The merger agreement contains certain other covenants of the parties relating to, among other things:

•	the preparation and distribution of this proxy statement;

•	the special meeting of shareholders;

•	access to information, including specified financial reporting obligations;

•	confidentiality;

•	public announcements; and

•	certain other transactions.

Conditions to Complete the Merger

The obligations of each party to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by the holders of:

•	at least a majority of our outstanding common shares;

•	more than two-thirds of our outstanding Series A preferred shares,

•	more than two-thirds of our outstanding Series B convertible preferred shares; and

•	a majority of the total of our outstanding common shares plus common shares represented by our Series B convertible preferred shares voting on an as-converted basis;

•

the absence of any temporary restraining order, injunction or other order issued by any court or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement; and

•

completion of all material actions by or in respect of or filings with any governmental entity required for the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the expiration or termination of any applicable waiting period under applicable laws.

The obligations of Inland American Real Estate Trust and Inland American Orchard Hotels to complete the merger are further subject to satisfaction or waiver of the following conditions:

•

each of our representations and warranties in the merger agreement being true and correct as of the effective date of the merger (except for representations and warranties made as of a specified date which must be true and correct as of the specified date), except that this condition will be deemed to be satisfied:

•	if a failure of any representations or warranties to be true and correct would not be reasonably likely to result in a material adverse effect on us; or

•	if specified officers of Inland American Real Estate Trust had knowledge of the failure prior to the execution of the merger agreement;

•	all of our obligations under the merger agreement required to be performed at or before the effective time of the merger having been performed in all material aspects;

•	from July 25, 2007 through the effective time of the merger, the absence of any material adverse effect on us;

•	our having entered into the transfer agreement with Apple REIT Six, Apple Six Advisors and Apple Fund Management;

•	the specified third party consents having been obtained;

•	the holders of no more than 5% of our common shares having properly demanded their appraisal rights under the VSCA;

•	our line of credit agreement having been terminated;

•	our having cash or cash equivalents in an amount at least equal to:

•	$87.5 million minus

•	our expenses not to exceed $9 million in connection with the merger agreement, the merger and the other contemplated transactions; and

•

Inland American Real Estate Trust and Inland American Orchard Hotels having received a tax opinion from our tax counsel that opines that we have been organized and have operated as a REIT under the Code for all taxable periods commencing with the year ending on December 31, 2003 through our taxable year ending on or before the effective date of the merger.

For purposes of the merger agreement, a “material adverse effect” with respect to us means any circumstance, development, effect, event or change that is materially adverse to our or our subsidiaries’ business, properties, assets, financial condition or results of the operations, on a consolidated basis taken as a whole, other than as a result of:

•	changes in conditions in the United States or global economy or capital or financial markets generally;

•	changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the hospitality industry;

•	the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	acts of war, sabotage or terrorism, or any escalation or worsening thereof threatened or underway as of the date of the merger agreement, or

•	earthquakes or other natural disasters.

Our obligations to complete the merger are further subject to satisfaction or waiver of the following conditions:

•

each of the representations and warranties of Inland American Real Estate Trust and Inland American Orchard Hotels in the merger agreement being true and correct as of the effective date of the merger (except for representations and warranties made as of a specified date which must be true and correct as of the specified date), except that this condition will be deemed to be satisfied notwithstanding any failure of a representation or warranty to be true and correct if the failure would not be reasonably likely to result in a material adverse effect on the ability of Inland American Real Estate Trust and Inland American Orchard Hotels to perform their respective obligations under the merger agreement; and

•

all of the obligations of Inland American Real Estate Trust and Inland American Orchard Hotels under the merger agreement required to be performed at or prior to the effective time of the merger having been performed in all material aspects.

Termination; Fees and Expenses

Termination. The parties may agree to terminate the merger agreement before the merger has been completed, even after we have obtained shareholder approval. In addition, either party may terminate the merger agreement if any of the following occurs:

•	an order from a court or other governmental entity preventing the merger has become final and non-appealable;

•

the merger has not been completed by October 31, 2007 (however, the agreement provides for this date to be extended by the number of days after September 1, 2007 until the date this proxy statement is “cleared” by the SEC), unless the party who wishes to terminate has willfully and materially breached a representation, warranty or covenant in the merger agreement; or

•	the required vote of our shareholders is not obtained.

We may also terminate the merger agreement if either of the following occurs:

•

upon breach of any representation, warranty, covenant or agreement in the merger agreement by Inland American Real Estate Trust, or if any of its representations or warranties has become untrue, in either case such that the closing conditions relating thereto would be incapable of being satisfied by October 31, 2007; or

•	if before obtaining the requisite approval from our shareholders:

•	our board of directors has approved or recommended a superior competing transaction or entered into an agreement with respect to a superior competing transaction,

•

we have complied with the following procedures: (i) we provide a written superior proposal notice to Inland American Real Estate Trust, (ii) in light of that superior proposal, a majority of our directors determines in good faith, after consulting with outside legal counsel, that the failure to withdraw, qualify or modify our board recommendation for the merger, the merger agreement and the other transactions contemplated by the merger agreement would be inconsistent with our fiduciary duties to our shareholders under applicable legal requirements, (iii) we promptly notify Inland American Real Estate Trust in writing of the determinations described in clause (ii) above, and (iv) at least three business days following receipt by Inland American Real Estate Trust of the superior proposal notice, and taking into account any revised proposal made by Inland American Real Estate Trust following receipt of the superior proposal notice, a majority of the directors of our board of directors concludes such superior proposal remains a superior proposal and has again made the determinations referred to in clause (ii) above; and

•	we simultaneously pay Inland American Real Estate Trust the termination fee and reimbursement of its expenses in accordance with the merger agreement.

Inland American Real Estate Trust may also terminate the merger agreement if any of the following occurs:

•

upon breach of any representation, warranty, covenant or agreement in the merger agreement by us, or if any of our representations or warranties have become untrue, in either case such that the closing conditions relating thereto would be incapable of being satisfied by October 31, 2007;

•

our board of directors fails to recommend that our shareholders vote to approve the merger agreement or withdraws, qualifies or modifies in a manner adverse to Inland American Real Estate Trust such recommendation or we or our board of directors issues any statement in any written material filed with the Securities and Exchange Commission that our board of directors does not believe that the merger agreement and the merger are in the best interests of our shareholders;

•	we fail to include in this proxy statement the recommendation of our board of directors to our shareholders to approve the merger agreement;

•	our board of directors approves, endorses or recommends (publicly or otherwise) any acquisition proposal;

•

we or any of our subsidiaries enter into a contract (other than a confidentiality agreement under certain terms) relating to an acquisition proposal, or the public announcement of our intent to do so; or

•

a tender or exchange offer relating to our securities or the securities of any of our subsidiaries has been commenced by someone other than Inland American Real Estate Trust or its affiliates and we have not sent to our security holders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer.

Expenses. Each party will each bear all of its own out-of-pocket costs and expenses incurred in connection with the merger agreement except if any party is required to pay termination expenses (as discussed below). However, if the merger and the transactions contemplated by the merger agreement are completed, all out-of-pocket costs and expenses incurred in connection with the merger agreement will be paid by Inland American Real Estate Trust. Inland American Real Estate Trust is wholly responsible for all costs associated with the assumption or prepayment of our existing debt agreements other than the outstanding balance and all interest accrued under our line of credit agreement and its diligence review of us and our properties.

Termination Fee and Expenses

Payable by Us. We have agreed to pay Inland American Real Estate Trust a termination fee of $15 million and reimburse its transaction expenses up to $500,000 if:

•	Inland American Real Estate Trust terminates the merger agreement upon:

•

breach of any representations, warranties, covenants or agreements in the merger agreement by us, or if any of our representations or warranties have become untrue, in either case such that the closing conditions relating thereto would be incapable of being satisfied by October 31, 2007;

•

our board of directors fails to recommend that our shareholders vote to approve the merger agreement or withdraws, qualifies or modifies in a manner adverse to Inland American Real Estate Trust such recommendation or we or our board of directors issues any statement in any written material filed with the Securities and Exchange Commission that our board of directors does not believe that the merger agreement and the merger are in the best interests of our shareholders;

•	we fail to include in this proxy statement the recommendation of our board of directors to our shareholders to approve the merger agreement;

•	our board of directors approves, endorses or recommends (publicly or otherwise) any acquisition proposal;

•

we or any of our subsidiaries enter into a contract (other than a confidentiality agreement under certain terms) relating to an acquisition proposal, or the public announcement of our intent to do so; or

•

a tender or exchange offer relating to our securities or the securities of any of our subsidiaries has been commenced by someone other than Inland American Real Estate Trust or its affiliates and we have not sent to our security holders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer; or

•

we terminate the merger agreement upon our board of directors approving and authorizing us to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement.

If we terminate the merger agreement as a result of our not obtaining the required shareholder approval for the merger, the merger agreement and the other transactions contemplated by the merger agreement, we are obligated to reimburse Inland American Real Estate Trust’s transaction expenses up to a limit of $500,000.

If we terminate the merger agreement as a result of the merger and the other transactions contemplated by the merger agreement not closing on or before October 31, 2007, or Inland American Real Estate Trust or we terminate the merger agreement as a result of our not obtaining the required shareholder approval for the merger, the merger agreement and the other transactions contemplated by the merger agreement, and (i) we have received a competing transaction proposal or one has been publicly announced, and (ii) we enter into an agreement relating to a competing transaction, or consummate a competing transaction, within 12 months of the termination, we are obligated to pay Inland American Real Estate Trust a termination fee of $15 million and reimburse its transaction expenses up to $500,000.

Payable by Inland American Real Estate Trust. Inland American Real Estate Trust has agreed to pay us a termination fee of $15 million and reimburse our transaction expenses up to $500,000 if we terminate the merger agreement upon breach of any representations, warranties, covenants or agreements in the merger agreement by Inland American Real Estate Trust, or if any of its representations or warranties have become untrue, in either case such that the closing conditions relating thereto would be incapable of being satisfied by October 31, 2007.

Amendment; Extension; Waiver

Before the effective time of the merger, the merger agreement may be amended by the parties in writing. At any time before the effective time of the merger, we and Inland American Real Estate Trust may:

•	extend the time for performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any agreement or conditions of the other party contained in the merger agreement.

Once our shareholder approval has been obtained, there may not be any amendment, modification or supplement of the merger agreement that alters the amount or changes the form of the merger consideration to be delivered to our shareholders.

Survival of Provisions

None of the representations and warranties in the merger agreement will survive the effective time of the merger.

Transfer Agreement with Apple REIT Six

As a condition to the merger, we have agreed to enter into a transfer agreement with Apple REIT Six and Apple Six Advisors, which are affiliated entities of ours, and Apple Fund Management, one of our subsidiaries. Under the transfer agreement, we will

•	assign all of the membership interests in Apple Fund Management to Apple REIT Six;

•	make a cash payment to Apple Fund Management of $1.5 million;

•	assign our transfer agreement with Lion ES Merger, LLC to Apple REIT Six;

•

transfer certain tangible and intangible property to Apple REIT Six, including all furniture, fixtures, or equipment residing at our corporate headquarters and property associated with the operations currently residing at our corporate headquarters, such as patents, copyrights, software, trademarks, trade secrets, know-how and trade names, including specifically the trade name “Apple Hospitality,” and any logos and goodwill related thereto; and

•	assign to Apple Fund Management specified contracts with our affiliated entities including Apple REIT Six and Apple REIT Seven.

In addition, the transfer agreement provides for the termination of all contracts between us and Apple Fund Management. All of our company’s employees and employee benefit plans are actually employees and employee benefit plans of Apple Fund Management. Therefore, upon the execution of the transfer agreement, which we expect to occur at or near closing, we will no longer have any employees, employee benefit plans or employee-related liabilities.

Under the transfer agreement, Apple Fund Management will agree to indemnify us, Inland American Real Estate Trust and Inland American Orchard Hotels against any claim arising out of the assigned contracts, employee benefit plans, employee liabilities or other transactions as set forth in the transfer agreement. In addition, Apple REIT Six has guaranteed Apple Fund Management’s indemnification obligations under the transfer agreement.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following tables present certain information as to each of our directors and executive officers, each owner known to have beneficially owned more than five percent of our shares and all of our directors and executive officers as a group. Unless otherwise noted, all information concerning directors and officers was provided by the shareholders listed and reflects their beneficial ownership as of August 10, 2007. Each person named in the tables and included in the director/officer group has sole voting and investment power as to such shares, or shares these powers with his or her spouse or minor children, if any.

Units (consisting of one common share together with one Series A preferred share)

Title of Class(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Units (consisting of one common share together with one Series A preferred share)	Glenn W. Bunting	32,577		*
	Kent W. Colton	23,534		*
	Lisa B. Kern	44,734		*
	Michael S. Waters	44,734		*
	Bruce H. Matson	44,734		*
	Robert M. Wily	44,734		*
	Glade M. Knight	10		*
	Justin G. Knight	1,231		*
	Above directors and executive officers as a group	236,288		*

Series B convertible preferred shares
Title of Class(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Series B convertible preferred shares	Glade M. Knight	176,772	(4)	73.66%
	Justin G. Knight	45,030	(5)	18.16%
	David S. McKenney	7,505		3.13%
	Kristian M. Gathright	7,505		3.13%
	Above directors and executive officers as a group	236,812		98.67%

*	Less than one percent of class.
(1)	A director or executive officer not listed above for a particular class of securities holds no securities of that class. The Series A preferred shares were issued as part of our best efforts offering of units. Each unit consists of one common share together with one Series A preferred share. The Series A preferred shares are not separately tradable from the common shares to which they relate.
(2)	Amounts shown for those directors other than Glade M. Knight consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date.
(3)	Percentages are rounded to two decimal places as appropriate. Aggregate percentages are rounded based on actual amounts (and may not equal the sum of separately rounded percentages).
(4)	These shares include 7,505 shares held by Mr. Glade Knight’s spouse.
(5)	These shares include 37,525 shares held in the name of JAMN Partnership LLP of which Justin G. Knight is the general partner. Justin Knight disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

OTHER MATTERS

Shareholder Proposals for Annual Meeting

We held our 2007 annual meeting on May 7, 2007.

We will not hold an annual meeting of shareholders in 2008 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold an annual meeting of shareholders in 2008. A date has not been set for the 2008 annual meeting.

If we hold an annual meeting in 2008, proposals of shareholders intended to be presented at our 2008 annual meeting of shareholders must have been received by us at our office located at 814 East Main Street, Richmond, Virginia 23219 no later than December 5, 2007 and satisfy the other conditions set forth in our bylaws and established by the SEC for shareholder proposals to be included in our proxy statement for that meeting. If, however, the date of the 2008 annual meeting is changed by more than 30 calendar days from the date contemplated at the time of the 2007 proxy statement, then notice must be received within a “reasonable time” before we begin to print and mail proxy materials.

In addition, our bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in our proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Secretary (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year. The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.

Other

As of the date of this proxy statement, our board of directors knows of no matters other than as described in this proxy statement that are likely to be brought before the special meeting. However, if any matters not now known come before the special meeting, the persons named in the enclosed proxy are expected to vote the units represented by such proxy on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

Inland American Real Estate Trust and Inland American Orchard Hotels have supplied all information contained in this proxy statement relating to Inland American Real Estate Trust and Inland American Orchard Hotels, and we have supplied all such information relating to us.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the merger, the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 13, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, or that the mailing of this proxy statement to holders of units creates any implication to the contrary.

ANNEX A

The merger agreement has been included in this proxy statement to provide you with information regarding the terms of the merger. It is not intended to provide you with any factual information about

Apple Hospitality Five, Inland American Real Estate Trust or their respective affiliates.

AGREEMENT AND PLAN OF MERGER

Dated as of July 25, 2007

Among

APPLE HOSPITALITY FIVE, INC.

INLAND AMERICAN REAL ESTATE TRUST, INC.

and

INLAND AMERICAN ORCHARD HOTELS, INC.

i

ii

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 25, 2007, among Apple Hospitality Five, Inc., a Virginia corporation (the “Company”), Inland American Real Estate Trust, Inc., a Maryland corporation (“Buyer”) and Inland American Orchard Hotels, Inc., a Delaware corporation (“Acquisition Sub”) and a wholly-owned subsidiary of Inland American Lodging Corporation, a Delaware corporation which is a wholly-owned subsidiary of Inland American Lodging Group, Inc., a Delaware corporation which is a wholly-owned subsidiary of Buyer. Buyer, Acquisition Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

The Boards of Directors of Buyer and the Company have determined that it is advisable and in the best interest of their respective companies and their shareholders to consummate the transactions described herein, pursuant to which Acquisition Sub will merge with the Company and Acquisition Sub will be the surviving corporation (the “Surviving Corporation”) in such merger and each issued and outstanding share of capital stock of the Company will be converted into the right to receive cash as provided herein. As an inducement to Buyer to enter this Agreement, each of the holders of Series B Convertible Shares has entered into a voting agreement (the “Voting Agreement”) pursuant to which such Person has agreed, among other things, to vote the Series B Convertible Shares held by such Person to approve this Agreement and the transactions contemplated hereby. Certain terms used herein shall have the meanings assigned to them in Article IX.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 T he Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the Delaware General Corporation Law (the “DGCL”), Acquisition Sub shall be merged (the “Merger”) with the Company at the Effective Time (as defined herein) in accordance with this Agreement and the Plan of Merger (the “Plan of Merger”) attached hereto as Exhibit A. Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of the Company in accordance with the VSCA and DGCL.

Section 1.2 Closing. The closing of the Merger will take place at a mutually agreeable time and place and on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”).

Section 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Parties shall file articles of merger (the “Articles of Merger”) executed in accordance with Section 13.1-720 of the VSCA and a certificate of merger executed in accordance with Section 252 of the DGCL, respectively, and shall make all other filings or recordings required under the VSCA and the DGCL, respectively, to effect the Merger. The Merger shall become effective at such time as a Certificate of Merger for the Merger has been issued by the State Corporation Commission of the Commonwealth of Virginia and a certification page has been issued by the Secretary of State of the State of Delaware, or at such later time as Acquisition Sub and the Company shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the “Effective Time” and the “Effective Date”), it being understood that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the VSCA and DGCL.

Section 1.5 Charter and By-Laws. The Certificate of Incorporation and By-Laws of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and By-laws of the Surviving Corporation as of the Effective Time of the Merger.

Section 1.6 Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company, at the Effective Time:

(i) each Share (other than Shares which are Dissenting Shares (as defined herein)) shall be converted into the right to receive $14.05 in cash (the “Merger Consideration”) per Share without any interest thereon; and

(ii) all such Shares shall no longer be outstanding and shall automatically be cancelled and retired.

(b) By virtue of the Merger and without any action on the part of the holder of any Company Option, each such option shall be cancelled at the Effective Time in exchange for a cash payment by the Company to be made on the Closing Date of an amount of cash equal to the product of (i) the number of Units subject to such option and (ii) the difference between $14.05 and the per Unit exercise price set forth in such option.

(c) By virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable common share, $.01 par value, of the Surviving Corporation, so that thereafter Buyer will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.

Section 2.2 Exchange Procedures.

(a) Paying Agent. Prior to the Effective Time, Buyer shall enter into a Paying Agent Agreement, in form and reasonably satisfactory to the Company, with American Stock Transfer and Trust Company, or such other bank or trust company that Buyer and the Company agree to (the “Paying Agent”), pursuant to which the Paying Agent shall act as paying agent for the payment of the Merger Consideration for the issued and outstanding Shares.

(b) Provision of Shares. Buyer shall provide (i) to the Paying Agent on or before the Effective Time, for the benefit of the holders of Shares, sufficient cash to be paid for the issued and outstanding Shares pursuant to Section 2.1 and (ii) to the Company on or before the Effective Time sufficient cash to enable the Company to pay all amounts payable pursuant to Section 2.1(b) (such cash being hereinafter referred to as the “Surviving Corporation Fund”).

(c) Exchange Procedures. Prior to the Effective Time, the Company shall mail to each holder of record of outstanding Shares a letter of transmittal (which shall be in a form and have such other provisions as

Buyer and the Company may reasonably agree prior to the Effective Time) to be used for surrendering Shares for payment of the Merger Consideration.

(d) No Further Ownership Rights in the Company Capital Stock. The Merger Consideration paid upon surrender of each Share in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares, subject, however, to the obligation of Buyer to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of Shares which were outstanding immediately prior to the Effective Time.

(e) No Liability. None of Buyer, Acquisition Sub, the Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Paying Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Paying Agent to Buyer, upon demand, and any holders of Shares which have not been surrendered as contemplated by Section 2.2 shall thereafter look only to Buyer for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of Buyer, the Company, Paying Agent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(f) Withholding Rights. Buyer or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, as the case may be, in respect of which such deduction and withholding was made by Buyer or the Paying Agent.

(g) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their dissenters’ rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Shares converted into the right to receive, or become exchangeable for, the Merger Consideration. The holders of such Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, without interest thereon, as provided in Section 2.1 hereof. Buyer shall be responsible for all payments to be made under such Article 15 of the VSCA in respect of Dissenting Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Buyer as follows:

(a) Organization, Standing and Corporate Power of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect (as defined herein). For purposes of this Agreement, “Company Material Adverse Effect” shall mean, any circumstances, developments, effect, event, or change that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company or the Company Subsidiaries (as defined herein), on a consolidated basis taken as a whole, other than circumstance, development, effects, events or changes arising out of or resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP (as defined herein) that, in each case, generally affect the hospitality industry, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (e) earthquakes, hurricanes or other natural disasters. For purposes of this Agreement, “Company Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with another Company Subsidiary) owns any capital stock or other equity interests of such entity.

(b) The Company Subsidiaries. Schedule 3.1(b) to the Company Disclosure Letter (as defined herein) sets forth each Company Subsidiary and the ownership interest therein of the Company. Except as set forth in Schedule 3.1(b) to the Company Disclosure Letter, (i) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued, are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (ii) all equity interests in each Company Subsidiary that is a partnership or limited liability company are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens. Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Company Subsidiary that is a partnership or limited liability company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. Except for interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any capital stock or other equity interest in any Person.

(c) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 common shares, no par value (the “Common Shares”), 200,000,000 Series A Preferred Shares, no par value (the “Series A Preferred Shares” and together with the Common Shares, the “Units”), 240,000 Series B

Convertible Preferred Shares, no par value (the “Series B Convertible Shares”) and 15,000,000 other preferred shares (the “Other Preferred Shares”). On the date hereof, (i) 45,320,278 Common Shares, 45,320,278 Series A Preferred Shares, 240,000 Series B Convertible Shares and no Other Preferred Shares were issued and outstanding, (ii) 2,708,409 Units were available for issuance under the Stock Incentive Plans, and (iii) 235,047 Units were reserved for issuance upon exercise of outstanding stock options to purchase Units granted under the Stock Incentive Plans or otherwise (the “Company Options”). The 240,000 outstanding Series B Convertible Shares are convertible into a total of 2,907,415 Common Shares for a total of 48,227,693 Shares outstanding. Schedule 3.1(c) of the Company Disclosure Letter is a true and complete list, as of the date hereof, of all outstanding options under the Stock Incentive Plans, the number of Units subject to each such option, the exercise price, date of grant and the names and addresses of holders thereof. On the date of this Agreement, except as set forth above in this Section 3.1(c), no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the Series A Preferred Shares, the Series B Convertible Shares and the Company Options, (B) as set forth in Schedule 3.1(c) to the Company Disclosure Letter, and (C) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(d) Authority; Noncontravention; Consents.

(i) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this Agreement and the other transactions contemplated hereby by the affirmative vote, in each case as a separate voting group, of (i) a majority of the outstanding Common Shares, (ii) more than two-thirds of the outstanding Series A Preferred Shares, (iii) more than two-thirds of the outstanding Series B Convertible Shares, and (iv) a majority of the total of the (x) outstanding Common Shares plus (y) Common Shares represented by the Series B Convertible Shares voting on an as-converted basis (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(ii) Except as set forth in Schedule 3.1(d) to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Articles of Incorporation or By-laws of the Company or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement or other agreement or instrument applicable to the Company or any

Company Subsidiary or their respective properties or assets (it being understood that no representation is being given as to whether the Surviving Corporation or any subsidiary will be in compliance with any financial covenants contained therein following the Merger) or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate would not (y) have a Company Material Adverse Effect or (z) reasonably be expected to prevent the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a “Governmental Entity”), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby and thereby, except for (i) the filings with the Securities and Exchange Commission (the “SEC”) of (y) the preliminary and definitive proxy materials relating to the shareholders’ meeting (the “Company Shareholders Meeting”) for the Company Shareholder Approval (such proxy materials, as amended or supplemented from time to time, the “Proxy Statement”), and (z) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Delaware, (iii) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and any Company Subsidiary are qualified or licensed to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.1(d) to the Company Disclosure Letter or (B) which, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

(e) SEC Documents; Financial Statements.

(i) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 (as amended through the date hereof, the “Company SEC Documents”). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed the Company SEC Documents.

(ii) The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial condition of the Company and the Company Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended

(subject, in the case of interim financial statements, to notes and normal year-end adjustments). The Company has no Company Subsidiary which is not consolidated for accounting purposes.

(f) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or in Schedule 3.1(f) to the Company Disclosure Letter, since December 31, 2006 (the “Company Financial Statement Date”) and through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and there has not been (a) any change in the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in a Company Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Effect, (b) except for regular distributions (in the case of the Company) not in excess of $0.0758333 per Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (c) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Company Subsidiary except as contemplated by this Agreement, (d) any issuance of Company Options or restricted shares of the capital stock of the Company, (e) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Company Material Adverse Effect, (f) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Company SEC Documents or required by a change in GAAP or regulatory accounting principles or (g) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or director of the Company.

(g) Legal Proceedings; Orders. Except as disclosed in the Company SEC Documents or in Schedule 3.1(g) to the Company Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and the Company Subsidiaries which is covered by adequate insurance, there is no suit, action, Order or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

(h) Taxes.

(i) Each of the Company and each Company Subsidiary has timely filed all material Tax Returns (as defined herein) and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. The Company and each Company Subsidiary have paid (or the Company has paid on their behalf), within the time and manner prescribed by law, all material Taxes (as defined herein) reflected on each such Tax Return. For purposes of this Agreement, “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) The Company (A) for all of its taxable years commencing with the year ending December 31, 2003 through the most recent December 31, has been subject to taxation as a real estate investment trust (“REIT”) under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 2007 or ending upon Closing if earlier, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to the Company’s Knowledge, no such challenge is pending or threatened. Each Company Subsidiary which is a partnership or that files Tax Returns as a partnership for federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

(iii) Except as may be set forth in Schedule 3.1(h)(iii) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any pending action or proceeding by any Governmental Entity for assessment or collection of Taxes, and no claim for assessment or collection of taxes has been asserted against it.

(iv) The Company does not have any earnings and profits attributable to the Company or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(v) Neither the Company nor any Company Subsidiary has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code with respect to any taxable year for which Tax Returns have not been filed.

(vi) Except as disclosed in Schedule 3.1(h)(vi) to the Company Disclosure Letter, the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect an adequate reserve that would not cause a Company Material Adverse Effect. Taxes payable by the Company and the Company Subsidiaries on the Closing Date will not exceed such reserve in any material respects as adjusted through the Closing Date in accordance with the past custom and practice of any of the Company and the Company Subsidiaries in filing their Tax Returns. True and complete copies of all federal Tax Returns that have been filed with the IRS by the Company or a Company Subsidiary with respect to the taxable years commencing on or after January 1, 2002, have been provided or made available to representatives of Buyer prior to the date hereof. None of the Company and the Company Subsidiaries has executed or filed with the IRS or any other Taxing Authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including any applicable statute of limitation), which waiver or extension is currently in effect, and, except as set forth in Schedule 3.1(h)(vi) of the Company Disclosure Letter, no power of attorney with respect to any Tax matter is currently in force with respect to any of the Company and the Company Subsidiaries.

(vii) Except as set forth on Schedule 3.1(h)(vii) to the Company Disclosure Letter, all material deficiencies asserted in writing or written assessments made with respect to any of the Company and the Company Subsidiaries by the IRS or any other Taxing Authority covering or including any of the Company and the Company Subsidiaries have been fully paid, and, to the Knowledge of the Company, there are no other material audits, examinations or other proceedings relating to any Taxes of the Company and the Company Subsidiaries by any Taxing Authority in progress. Except as set forth in Schedule 3.1(h)(vii) of the Company Disclosure Letter, none of the Company and the Company Subsidiaries has received any written notice from any Taxing Authority that it intends to conduct such an audit, examination or other proceeding in respect of material Taxes or make any assessment for material Taxes. To the Knowledge of the Company and the Company Subsidiaries, no audit, examination, or other proceeding is threatened. None of the Company and the Company Subsidiaries is a party to any material litigation or pending litigation or administrative proceeding relating to Taxes.

(viii) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign Legal Requirements) and have duly and timely withheld and have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Legal Requirements.

(ix) No claim has been made in a writing delivered to the Company or any Company Subsidiary by a Taxing Authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that any of the Company and the Company Subsidiaries is or may be subject to taxation by that jurisdiction, and to the Knowledge of the Company and the Company Subsidiaries, no such claim is threatened.

(x) None of the Company and the Company Subsidiaries is a party to any Tax sharing or similar agreement or arrangement pursuant to which it could have any obligations after the Closing. There are no Encumbrances for Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of any of the Company and the Company Subsidiaries. There is no Tax Protection Agreement currently in force and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of the Company and the Company Subsidiaries, threatened to raise, a claim against any of the Company and the Company Subsidiaries for any breach of any Tax Protection Agreement. None of the Company and the Company Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code. None of the Company and the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(xi) As used herein, “Tax Protection Agreement” means any written or oral agreement to which any of the Company and the Company Subsidiaries is a party or otherwise subject pursuant to which: (a) any liability to holders of partnership interests in any Company Subsidiary relating to Taxes may arise, whether or not as a result of the consummation of any of the Contemplated Transactions; (b) in connection with the deferral of income Taxes of a holder of partnership interests of any Company Subsidiary, any of the Company and the Company Subsidiaries has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular partner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections and/or (iv) only dispose of assets in a particular manner.

(i) No Loans or Payments to Employees, Officers or Directors. Except as set forth in the Company SEC Documents, or Schedule 3.1(i) to the Company Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee, officer or director of the Company, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of the Company or any Company Subsidiary, or (iii) any agreement to appoint or nominate any Person as a director of the Company.

(j) Brokers. No broker, investment banker, financial advisor or other Person, other than Wachovia Capital Markets, LLC (“Wachovia”), the fees and expenses of which, as set forth in a letter agreement between the Company and Wachovia (a true and complete copy of which has been provided by the Company to Buyer), have previously been disclosed to Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

(k) Permits; Compliance with Laws. The Company, the Company Subsidiaries or the management companies for the Company’s properties own and/or possess all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) which are required for the ownership and present operation of the Company’s properties, except where the failure to have such Permits would not have a Company Material Adverse Effect. Each of the Company, the Company Subsidiaries and, to the Company’s Knowledge, the management companies referred to above is, and since January 1, 2004, has been, in compliance in all material respects with the terms of the Permits and all such Permits are in full force and effect and the Company has received no notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, do grounds exist for any such action except for such suspensions, modifications or revocations as would not have a Company Material Adverse Effect.

Except as disclosed in the Company SEC Documents and except as set forth in Schedule 3.1(k) to the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(l) Contracts.

(i) Except for Contracts which are entered into by a third-party manager on behalf of the Company pursuant to any Management Agreement Document (as defined herein) or Contracts which the Company was required to enter into pursuant to the terms of a Management Agreement Document, Schedule 3.1(l)(i) of the Company Disclosure Letter contains a list of the following Contracts the Company or any Company Subsidiary is party thereto as of the date hereof:

(A) any lease of real or personal property, with third parties other than the Company or any Company Subsidiary, providing for annual rentals of $100,000 or more;

(B) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 30 days’ notice by the Company or the Company Subsidiaries and that provides for or is reasonably likely to require either (1) annual payments from the Company and the Company Subsidiaries of $100,000 or more, or (2) aggregate payments from the Company and the Company Subsidiaries of $150,000 or more;

(C) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a Company Subsidiary;

(D) any Contract under which indebtedness for borrowed money is outstanding in an amount in excess of $400,000 (including guarantees) or may be incurred or pursuant to which any property or asset of the Company or any Company Subsidiary is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Company Property;

(E) any Contract currently required to be filed as an exhibit to the Company’s Annual Report on Form 10–K pursuant to Item 601(b)(10) of Regulation S–K under the Securities Act;

(F) any Contract that purports to limit in any respect the right of the Company or the Company Subsidiaries or any Affiliate of the Company (1) to engage in any line of business, or (2) to compete with any person or operate in any location;

(G) any Contract providing for the sale or exchange of, or option to sell or exchange, any Company Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate entered into in the past two years or in respect of which the applicable transaction had not been consummated;

(H) any Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (G) of this

Section 3.1(l)(i)) or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000, in each case other than in the Ordinary Course of Business;

(I) any Contract pursuant to which the Company, any Company Subsidiary or any other Person manages any real property;

(J) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Company Properties, under which the Company or any Company Subsidiary has, or expects to incur, an obligation in excess of $100,000 in the aggregate that has not been satisfied as of the date hereof;

(K) any advertising or other promotional Contract providing for payment by the Company or any Company Subsidiary of $100,000 or more;

(L) any Contract to which the Company or any Company Subsidiary has continuing indemnification obligations relating to the settlement or proposed settlement of any proceeding, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $100,000;

(M) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Company Subsidiaries; and

(N) any Contract (other than Contracts referenced in clauses (A) through (M) of this Section 3.1(l)(i)) which by its terms calls for payments by or liability of the Company or any Company Subsidiary in excess of $150,000 other than any Contract under this clause (N) that, by its terms, is terminable within six months of this Agreement (without termination fee or penalty). The Contracts described in clauses (A) through (N) and those required to be identified in Schedule 3.1(l)(i) to the Company Disclosure Letter, the Franchise Agreements and the Management Agreement Documents, in each case together with all exhibits and schedules thereto being, the “Material Contracts.”

(ii) Except for such breaches and defaults as would not result in a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary is and, to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract, (B) none of the Company or any of the Company Subsidiaries has received any claim of default under any such Material Contract, and (C) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Buyer true and complete copies of all Material Contracts, including any amendments or supplements thereto.

(iii) Except as disclosed in the Company’s proxy statement filed on April 3, 2007 with the SEC, there are no Contracts or material transactions between the Company or any Company Subsidiary, on the one hand, and any (A) officer or director of the Company or any Company Subsidiary, (B) record or beneficial owner of 5% or more of the voting securities of the Company, or (C) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand.

(m) Environmental Matters. Except as disclosed in the environmental audits/reports listed in Schedule 3.1(m) to the Company Disclosure Letter: (i) the Company and each Company Subsidiary have obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined herein) and the Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Laws of any Governmental Entity relating to human health, safety or protection of the environment (“Environmental Laws”) except for violations and failures to comply which would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary has been notified in writing that it is a potentially responsible party, under CERCLA or any similar law of any state, locality, or any other jurisdiction; and (iii) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances (as defined herein) with any Governmental Entity and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto. For purposes of this Agreement, “Hazardous Substance” shall mean any element, pollutant, contaminant, waste, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive materials, volatile organic compound, petroleum or petroleum products (including crude oil and any fraction thereof) or hazardous air pollutant. To the Company’s Knowledge, the Company has made available to Buyer true and complete copies of all final environmental reports and audits that are within its or any Company Subsidiary’s possession or control, and to the Company’s Knowledge, no other final environmental reports or audits exist that have been delivered to the Company by any environmental consultant retained by the Company with respect to the Company, any Company Subsidiary or any Company Property.

(n) The Company Properties.

(i) Schedule 3.1(n)(i) to the Company Disclosure Letter lists each hotel (collectively, the “Owned Hotels”), and other parcels of real property currently owned by the Company or any Company Subsidiary, and sets forth the Company or applicable Company Subsidiary owning such property (the “Company Properties”). Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) referenced in Schedule 3.1(n)(i) to the Company Disclosure Letter (copies of such policies and reports were made available for review to Buyer): (A) the Company or a Company Subsidiary owns fee simple title to each of the Company Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”) except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Company SEC Documents, mechanics and materialmen’s liens for amounts incurred in the Ordinary Course of Business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which the Company has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances which individually, or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; (B) except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity; and (C) except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties or (2) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

(ii) Schedule 3.1(n)(ii) to the Company Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property and sets forth the Company or any such Company Subsidiary party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or any Company Subsidiary and relating thereto (collectively, the “Franchise

Agreements”). True, correct and complete copies of each Franchise Agreement have been made available to Buyer. Each Franchise Agreement is valid, binding and in full force and effect as against the Company or the Company Subsidiaries and, to the Company’s Knowledge, as against the other party thereto. As of the date hereof, neither the Company nor any Company Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Schedule 3.1(n)(iii) to the Company Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Company Property on behalf of the Company or any Company Subsidiary, and describes the property that is subject to such management agreement, the Company or the Company Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or any Company Subsidiary and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Buyer. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company or the Company Subsidiaries and, to the Company’s Knowledge, as against the other party thereto. As of the date hereof, neither the Company nor any Company Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) Except as set forth on Schedule 3.1(n)(iv) of the Company Disclosure Letter, the Company has not received written notice of any latent defects or adverse physical conditions affecting any Company Property or the improvements thereon, except as would not individually or in the aggregate have a Company Material Adverse Effect.

(o) Personal Property. Except as set forth on Schedule 3.1(o) of the Company Disclosure Letter, the Company and the Company Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company and Company Subsidiary assets owned, used or held for use by them. Neither the Company’s nor any Company Subsidiary’s ownership of in any such personal property is subject to any Liens, other than Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(p) Books and Records.

(i) The books of account and other financial records of the Company and each Company Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

(ii) The Company has previously delivered or made available to Buyer true and correct copies of the articles of incorporation and by-laws of the Company, as amended to date, and the articles of incorporation, by-laws, organization documents and partnership agreements, as the case may be, of each Company Subsidiary, and all amendments thereto.

(iii) The minute books and other records of corporate or partnership proceedings of the Company and each Company Subsidiary that have previously been made available to Buyer, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of the Company and each Company Subsidiary which is a corporation.

(q) Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to their business, except for any such proceeding as would not have a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(r) Vote Required. The only vote of the holders of any class or series of the Company’s capital stock necessary (under Applicable Law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby is the Company Shareholder Approval.

(s) Insurance. Schedule 3.1(s) to the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Company Subsidiary, true and complete copies of which have been made available to Buyer, except for those master policies held by Hilton Hotels. There is no claim by the Company or any Company Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer other than denials and disputes in the Ordinary Course of Business or (ii) if not paid, would have a Company Material Adverse Effect. With respect to each such insurance policy, to the Knowledge of the Company, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all material Contracts to which the Company or the Company Subsidiaries are parties or otherwise bound. The Company and the Company Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate.

(t) Intellectual Property. To the Knowledge of the Company (i) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Company Subsidiary that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party except for any such infringement, misappropriation or claim that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company or a Company Subsidiary owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement except where the failure to possess or have adequate rights to use such properties individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(u) Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Letter contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made and when such documents are read together in their entirety, not misleading.

(v) Advisory Agreement and Brokerage Services Agreement. Both the Advisory Agreement dated as of January 3, 2003 by and between Apple Hospitality Five Advisors, Inc. and the Company and the agreement between the Company and Apple Suites Realty Group, Inc. dated January 3, 2003 to provide brokerage services for the acquisition and disposition of the Company’s real estate assets have been terminated and are no longer in effect, and the Company has no outstanding obligations or liabilities, contingent or otherwise, outstanding under either of these agreements.

(w) Loans to Related Parties. Neither the Company nor any Company Subsidiary has made any material loans or advances to any employee, director, consultant or independent contractor, other than routine travel and expense advances made to employees in the Ordinary Course of Business.

Section 3.2 Representations and Warranties of Buyer and Acquisition Sub. Buyer and Acquisition Sub represent and warrant to the Company as follows:

(a) Organization and Corporate Power. Each of Buyer and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention; Consents. Each of Buyer and Acquisition Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub and no other corporate action or proceedings on the part of Buyer or Acquisition Sub are necessary with respect thereto. This Agreement has been duly executed and delivered by Buyer and Acquisition Sub and constitutes valid and binding obligations of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The execution and delivery of this Agreement by Buyer and Acquisition Sub do not, and the consummation of the transactions contemplated hereby and compliance by Buyer and Acquisition Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the articles of incorporation or by-laws of Buyer or Acquisition Sub, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement applicable to Buyer or Acquisition Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Buyer or Acquisition Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a material adverse effect on the ability of Buyer or Acquisition Sub to consummate the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or Acquisition Sub in connection with the execution and delivery of this Agreement by Buyer or Acquisition Sub or the consummation by Buyer or Acquisition Sub of any of the transactions contemplated hereby, except for the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Delaware.

(c) Financing. Buyer and Acquisition Sub have on the date of execution of this Agreement and will have on the Closing Date sufficient available and unencumbered funds to pay the aggregate Merger Consideration and all fees and expenses required to be paid in connection with the Merger and the transactions contemplated hereby, and has cash on hand necessary to consummate the transactions contemplated hereby.

(d) Brokers. No broker, investment banker, financial advisor or other Person, other than Inland American Business Manager & Advisor, Inc. is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Acquisition Sub.

(e) Information Supplied. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Units and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business by the Company. Except as set forth on Schedule 4.1, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. In addition to the foregoing, as promptly as reasonably practicable following the date of this Agreement, the Company shall terminate the Company’s Dividend Reinvestment Plan and the Company’s Unit Redemption Program.

Section 4.2 Negative Covenants. Without limiting the generality of the covenants of Section 4.1, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.2 to the Company Disclosure Letter or as otherwise contemplated by this Agreement, or as consented to in writing by Buyer, the Company shall not (and shall not authorize or commit or agree to), and shall cause each Company Subsidiary, not to (and not to authorize or commit or agree to):

(a) (i) except for two regular monthly dividend payments not in excess of $0.0758333 per Share, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of the Company; (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company.

(b) amend the articles of incorporation or by-laws of the Company;

(c) make or rescind any tax election (unless required by law or necessary to preserve the Company’s status as a REIT or the status of any Company Subsidiary that is a partnership for federal tax purposes);

(d) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date, or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $1,000,000 or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns for the taxable years prior to and including the taxable year ending December 31, 2006, except, in the case of clause (i), as may be required by the SEC, Applicable Law or GAAP and with notice thereof to Buyer;

(e) issue, deliver or sell, grant or pledge, encumber, assign, purchase or dispose of any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities except to the Company or a Company Subsidiary;

(f) make, undertake or enter into any new commitments obligating the Company or any Company Subsidiary to (i) except for discretionary capital expenditures by the manager of any Company Property or capital expenditures for emergency situations, make, capital expenditures in excess of $50,000 for a specific project or $500,000 in the aggregate over the capital expenditures budget, (ii) undertake any substantial renovation or rehabilitation of any Company Property, except as contemplated by the capital expenditures budget, (iii) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property, including by the acquisition of equity securities in an entity that holds any such real property, or other transaction, or amend any Commitment in any material respect, (iv) commence construction of, or enter into any Commitment to develop or construct, other real estate projects, (v) incur indebtedness

(secured or unsecured) other than under the Line of Credit Agreement or (vi) modify, amend, terminate or enter into any commitment to modify, amend or terminate any indebtedness in existence as of the date hereof, except to the extent otherwise permitted by this Agreement;

(g) except for the sale of the Marriott Suites Las Vegas in Las Vegas, Nevada the net proceeds of which sale together with credits for furniture, fixtures and equipment (FF&E) and working capital must be at least $87,500,000, sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Company Properties, including by the disposition or issuance of equity securities in an entity that owns any Company Property;

(h) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except in transactions made in the Ordinary Course of Business and which are not material, individually or in the aggregate;

(i) (i) assume or guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (ii) except under the Company’s Line of Credit Agreement, prepay, refinance or amend any existing indebtedness or (iii) make any loans, advances, capital contributions or investments in any other Person or any Company Subsidiary, other than loans, advances, capital contributions or investments in Company Subsidiaries in existence on the date hereof;

(j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the Ordinary Course of Business;

(k) settle or compromise any material litigation where the Company is a defendant, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) by the Company and any Company Subsidiary in settlement or compromise does not exceed $100,000;

(l) except as otherwise permitted by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(m) adopt a shareholder rights plan;

(n) terminate, allow to lapse or fail to renew or maintain in place any insurance coverage maintained by the Company and the Company Subsidiaries on the date hereof, unless the Company, the Company Subsidiaries or Buyer enter into comparable insurance policies or agreements prior to any such termination, lapse or failure to renew;

(o) amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any term of any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a Material Contract or would otherwise have been required to be listed in the Schedules to the Company Disclosure Letter;

(p) authorize or direct any property managers to amend, modify, terminate or allow to lapse any material Permit, including any liquor license;

(q) open or close any existing or new hotel operation;

(r) except for Apple Fund Management, LLC, hire any employees or enter into any employment, collective bargaining, change of control, severance or bonus agreements or arrangements or increase the compensation or benefits payable to, or change of control, severance or bonus arrangements applicable to, officers or employees other than cost of living increases or merit based increases in the Ordinary Course of Business or as required by law or enter into or adopt a new employee benefit plan or amend or terminate any Company benefit plan except as required by Applicable Law;

(s) settle any stockholder derivative or class action claims arising out of or in connection with the Merger or the other transactions contemplated hereby;

(t) except for agreements terminated or transferred pursuant to the Transfer Agreement described in Section 6.2(d), enter into or amend or otherwise modify any material agreement or arrangement with Persons that are affiliates or related parties or, as of the date hereof, are officers, directors or employees of the Company or any Company Subsidiary;

(u) enter into, or amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability with respect thereto;

(v) amend any material Tax Return in any material respect;

(w) fail to (i) duly and timely file all material reports, Tax Returns and other material documents required to be filed with all Governmental Entities and other authorities, subject to extensions permitted by Law, provided the Company notifies Buyer and its counsel that it is availing itself of such extensions and provided such extensions do not adversely affect the Company’s status as a qualified REIT under the Code or (ii) cause all such reports and other documents to be complete and accurate in all material respects when filed;

(x) fail to pay any material Taxes or other material debts when due;

(y) authorize or suffer to permit any material Lien to be placed on or recorded against any Company Property; or

(z) agree or commit to take any action inconsistent with the foregoing.

Section 4.3 Other Actions. Each of the Company and Buyer shall not, and shall cause its subsidiaries not to, take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any “Knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue in any material respect, (ii) any of such representations and warranties (without giving effect to any “Knowledge” qualification) that are not so qualified becoming untrue in any respect or (iii) except as contemplated by Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC (and Buyer shall cooperate and participate in the preparation of) the Proxy Statement. The Company shall use its commercially reasonable efforts to have the Proxy Statement “cleared” by the SEC’s staff for mailing in connection with the Company Shareholders Meeting as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, the Company shall cause the Proxy Statement (in definitive form) to be mailed to the holders of the Units.

(b) If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company, or with respect to other information regarding the Company in the Proxy Statement or (ii) any event with respect to Buyer, or with respect to information supplied by Buyer for inclusion in the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event promptly shall be so described by the Company to Buyer or by Buyer to the Company, as the case may be, and such amendment or supplement shall be promptly filed by the Company with the SEC and, as required by law, disseminated to the holders of the Units.

(c) The Company shall promptly notify Buyer of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and the other transactions contemplated hereby or for additional information, and shall supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company shall use its commercially reasonable efforts to respond to any comments of the SEC with respect to the Proxy Statement as promptly as reasonably practicable after the receipt thereof. Buyer shall cooperate with the Company and provide to the Company all information about Buyer necessary to prepare the Proxy Statement.

(d) Subject to Section 5.4, the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the VSCA, DGCL, its Articles of Incorporation and its By-laws, as applicable. Subject to Section 5.4, the Company shall solicit proxies from the holders of the Shares in favor of approval of this Agreement and shall take all other lawful action reasonably practicable to obtain the Company Shareholder Approval.

(e) The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the shareholders of the Company that they vote in favor of the Merger, this Agreement and the other transactions contemplated hereby, subject to Section 5.4.

(f) Neither the Proxy Statement nor any other documents to be filed with the SEC by Company in connection with the Contemplated Transactions will, as of the date filed with the SEC and at all relevant times under Applicable Law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All other documents to be filed with the SEC in connection with the Contemplated Transactions that are filed by Company will comply as to form in all material respects with the requirements of Applicable Law.

S ection 5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, upon 48 hours prior written notice, the Company shall, and shall cause each Company Subsidiary to, afford to Buyer and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request. Buyer and Acquisition Sub shall hold any nonpublic information concerning the Company in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof. Buyer and Acquisition Sub shall comply with the terms of the Confidentiality Agreement with respect to any nonpublic information concerning the Company provided to their respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates.

Section 5.3 Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer, Acquisition Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of this Agreement. Buyer shall be responsible for obtaining all necessary consents, approvals, waivers or exemptions from non-governmental third parties under the Company’s loan, management and franchise agreements listed on Schedule 5.3(a) to the Company’s Disclosure Letter (including the payment by Buyer of all fees and expenses required in connection with such loan, management and franchise agreements), such consents, approvals, waivers or exemptions to be in form reasonably satisfactory to the Company, and the Company shall cooperate with Buyer in connection with obtaining such consents, approvals, waivers or exemptions. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated hereby, take all action necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger or the consummation of any of the other transactions contemplated hereby.

(b) The Company shall give prompt notice to Buyer and Acquisition Sub, and Buyer and Acquisition Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. No notice given pursuant to this Section 5.3 will contain any material fact or untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 5.4 No Solicitation of Transactions.

(a) Subject to Section 5.4(b), the Company shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate or solicit (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), or authorize any of its officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. The Company shall notify Buyer in writing (as promptly as practicable) of all of the material details relating to all inquiries and proposals which it or, to its Knowledge, any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any transaction that constitutes, or may reasonably be expected to lead to, any Competing Transaction and if such inquiry or proposal is in writing, the Company shall deliver to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving the Company (or any of its Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 35% or more (based upon the depreciated carrying cost of the assets on the books of the Company) of the assets of the Company and the Company Subsidiaries taken as a whole in a single transaction or series of related transactions; or (iii) any tender offer or exchange offer for 35% or more of the outstanding shares of capital stock of the Company (or any Company Subsidiary) or the filing of a registration statement under the Securities Act in connection therewith.

Any action taken or disclosure that the Company may be required to make with respect to a Competing Transaction in order to comply with its duties to shareholders imposed by Applicable Law or Rule 14d-9 or Rule 14e-2 of the Exchange Act will not constitute a violation of this Section 5.4.

(b) Notwithstanding Section 5.4(a) or any other provision of this Agreement to the contrary, the following actions may be taken to the extent a majority of the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is required by its fiduciary obligations under Applicable Law:

(i) the Company may, in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a confidentiality agreement no less favorable to itself than the provisions of the Confidentiality Agreement (other than those relating to any standstill provisions contained therein) to, any Person in connection with a Competing Transaction proposed by such Person; and

(ii) the Board of Directors may approve or recommend (and in connection therewith withdraw or modify its approval of this Agreement and the Merger) a Superior Competing Transaction (as defined herein) or enter into an agreement with respect to such Superior Competing Transaction.

For purposes of this Agreement, “Superior Competing Transaction” shall mean a bona fide proposal of a Competing Transaction made by a third party which a majority of the Board of Directors of the Company determines in good faith (after consultation with its investment banking firm) to be more favorable generally to its shareholders than the Merger.

Section 5.5 Public Announcements. Buyer and the Company will consult with each other before issuing, and provide executive officers of each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or court process. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the Parties hereto.

Section 5.6 Transfer and Gains Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Merger (together with any related interests, penalties or additions to tax, “Transfer and Gains Taxes”).

Section 5.7 Transfer Agreement. The Company shall execute the Transfer Agreement with Apple REIT Six, Inc., Buyer and Apple Six Advisors, Inc. described in Section 6.2(d) dated as of the Closing Date.

Section 5.8 Indemnification of Directors, Officers, Employees or Agents of the Company.

(a) Indemnification Rights. From and after the Effective Time, Buyer shall indemnify the present and former directors, employees, officers or agents of the Company and any Company Subsidiary who at any time prior to the Effective Time were entitled to indemnification under the Articles of Incorporation or Bylaws of the Company existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under such Articles of Incorporation or Bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

(b) Liability Coverage. The Surviving Corporation shall obtain and maintain for a period of six years from and after the Effective Time “run-off” or “tail” director and officer liability coverage to the directors and officers of the Company and any Company Subsidiary without reduction of existing coverage under, and having terms not less favorable to the insured Persons, than the director and officer liability insurance coverage presently maintained by the Company provided, however, that in no event shall the Surviving Corporation be required to expend annually in excess of two hundred and fifty percent (250%) of the annual premium currently paid by the Company under the Current Policies (the “Insurance Amount”); provided, further, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Surviving Corporation shall be obligated to maintain a policy with the greatest coverage available for a cost not exceeding the Insurance Amount. Buyer shall pay or cause the Surviving Corporation to pay for all premiums under such insurance coverage contemplated by this Section 5.8(b) not exceeding the Insurance Amount.

(c) Articles of Incorporation and By-laws. The Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers or agents of the Company and any Company Subsidiary than are presently set forth in the Articles of Incorporation and By-laws of the Company.

(d) Successors and Assigns. The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Buyer and the Surviving Corporation. Buyer agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any indemnified party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Buyer or the Surviving Corporation under this Section 5.8. The provisions of this Section 5.8 shall survive the Merger and are in addition to any other rights to which an indemnified party may be entitled. In the event that Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each indemnified party covered hereby.

Section 5.9 Financial Reporting Obligations. Between the date of this Agreement and the Closing Date, Company will furnish to Buyer as soon as practicable at the end of each fiscal month, but in no event later than forty-five (45) days after the end of each fiscal month, unaudited consolidated balance sheets of Company as of the end of such month, and unaudited consolidated statements of income and cash flow of Company for each such month, all of which shall be prepared in a manner consistent with the preparation of the financial statements referenced in Section 3.1(e) hereof, with such statements accompanied by a brief narrative description of Company’s business activities and financial results during said month prepared by its Chief Financial Officer. On the Closing Date, the Company shall have in cash or cash equivalents an amount at least equal to $87,500,000 less the Company’s expenses (not to exceed $9 million) in connection with the Contemplated Transactions, and such amount shall be certified by the Chief Executive Officer and the Chief Financial Officer.

Section 5.10 Line of Credit Agreement. On or prior to the Closing Date, the Company will pay down its outstanding balance and all interest accrued thereon under the Line of Credit Agreement and will terminate the Line of Credit Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of the Company and Buyer to effect the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

(c) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other transactions contemplated hereby shall have been obtained or made, and any waiting period under applicable Laws shall have expired or been terminated.

Section 6.2 Conditions to Obligations of Buyer and Acquisition Sub. The obligations of Buyer and Acquisition Sub to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Buyer shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of the Company to be true and correct as of the Closing Date if (i) such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a Company Material Adverse Effect or (ii) Buyer had Knowledge of such failure prior to the execution of this Agreement.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Absence of Changes. From the date of this Agreement through the Effective Time, there shall have been no Company Material Adverse Effect and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(d) Transfer Agreement. Apple REIT Six, Inc., Apple Six Advisors, Inc. and the Company shall have executed that certain Transfer Agreement attached hereto as Exhibit B.

(e) Consents. Each of the consents identified in Schedule 6.2(e) shall have been obtained and a true, correct and complete copy of each Consent shall have been delivered to Buyer at or prior to the Effective Time.

(f) Exercise of Dissenters’ Rights. Holders of not more than five percent (5%) of the issued and outstanding Company Common Shares on an aggregate basis shall have properly demanded appraisal under any appraisal or other “dissenters’ rights” statute applicable to the Contemplated Transactions.

(g) Line of Credit Agreement. The Line of Credit Agreement shall have been terminated.

(h) Cash and Cash Equivalents as of Closing. On the Closing Date, the Company shall have in cash or cash equivalents at least equal to $87,500,000 less the Company’s expenses (not to exceed $9 million) in connection with the Contemplated Transactions, and such amount shall be certified by the Chief Executive Officer and the Chief Financial Officer.

(i) Tax Opinion. Buyer and Acquisition Sub shall have received a tax opinion of McGuireWoods LLP, tax counsel to the Company (or other nationally recognized tax counsel to the Company reasonably satisfactory to Buyer), substantially in the form attached hereto as Exhibit C and dated as of the Effective Date, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the year ending on December 31, 2003 through its taxable year ending on or before the Effective Date. Such opinion shall be based, in part, on customary assumptions and customary factual representations of the Company.

Section 6.3 Conditions to Obligation of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties of Buyer and Acquisition Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Buyer to be true and correct as of the Closing Date if such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a material adverse effect on the ability of Buyer or Acquisition Sub to perform their respective obligations under this Agreement.

(b) Performance of Obligations of Buyer and Acquisition Sub. Buyer and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Buyer signed on behalf of Buyer by the chief executive officer or the chief financial officer of such party to such effect.

ARTICLE VII

TERMIN ATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Subject to the provisions of this Article VII, this Agreement may be terminated at any time prior to the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, whether before or after the Company Shareholder Approval is obtained:

(a) by mutual written consent duly authorized by the respective Boards of Directors of Buyer and the Company;

(b) by Buyer, by notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Outside Date (as otherwise extended);

(c) by the Company, by notice to the Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Outside Date (as otherwise extended);

(d) by either Buyer or the Company, by notice to the other, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either Buyer or the Company, by notice to the other, if the Merger shall not have been consummated on or before the Outside Date; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e);

(f) by either Buyer or the Company, by notice to the other, if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approval shall not have been obtained;

(g) by the Company prior to obtaining the Company Shareholder Approval, by notice to the Buyer, if the Company and the Company Subsidiaries have not breached or violated Section 5.3 in any material respect but only if (i) after providing a written notice to Buyer of the Superior Competing Transaction, (ii) in light of such Superior Competing Transaction a majority of the members of the Company’s board of directors not affiliated with the Buyer shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw, qualify or modify the recommendation of the Company’s board of directors to approve the Contemplated Transactions would be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company Shareholders under applicable Legal Requirements, (iii) the Company shall have promptly notified Buyer in writing of the determinations described in clause (ii) above, (iv) at least three (3) business days following receipt by Buyer of the notice pursuant to clause (iii) above, and taking into account any revised proposal made by Buyer following receipt of such notice, a majority of the members of the Company’s board of directors not affiliated with the Buyer has concluded such Superior Competing Transaction remains a Superior Competing Transaction and has again made the determinations referred to in clause (ii) above, and (v) the Company has paid the Company Termination Fee and the Buyer Expenses pursuant to Section 7.2 simultaneously with such termination (any purported termination pursuant to this Section 7.1(g) shall be void and of no force or effect unless the Company shall have made such payment); or

(h) by Buyer, by notice to the Company, if a Company Triggering Event shall have occurred.

Section 7.2 Termination Fees.

(a) If (A) the Company terminates this Agreement pursuant to Section 7.1(g) or (B) Buyer terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(h), the Company shall pay Buyer in accordance with Section 7.2(f) in the case of a termination pursuant to clause (B) above, as promptly as practicable following such termination (and, in any event, within two (2) business days following such termination), and in the case of a termination pursuant to clause (A) above, at or prior to the time of, and as a condition to the effectiveness of, such termination, in each case, an amount equal to the sum of (x) a termination fee of fifteen million dollars ($15,000,000) (the “Company Termination Fee”) and (y) the aggregate amount of the fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, investment banking fees, incremental overhead expenses, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses) that have been paid or that become payable by or on behalf of Buyer in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Contemplated Transactions, not to exceed five hundred thousand dollars ($500,000) (the “Buyer Expenses”).

(b) If the Company terminates this Agreement pursuant to Section 7.1(c), then Buyer shall pay the Company in accordance with Section 7.2(g) as promptly as practicable following such termination (and, in any event, within two (2) business days following such termination) an amount equal to the sum of (x) a termination fee of fifteen million dollars ($15,000,000) (the “Buyer Termination Fee”) and (y) the aggregate amount of the fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, investment banking fees, incremental overhead expenses, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses) that have been paid or that become payable by or on behalf of the Company in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Contemplated Transactions, not to exceed five hundred thousand dollars ($500,000) (the “Company Expenses”).

(c) If the Company terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay to Buyer in accordance with Section 7.2(f) at or prior to the time of, and as a condition to the effectiveness of, such termination, in each case, an amount equal to the aggregate Buyer Expenses.

(d) If the Company terminates this Agreement pursuant to Section 7.1(e) or if the Company or Buyer terminates this Agreement pursuant to Section 7.1(f) and (A) a Competing Transaction shall have been made to the Company or publicly announced prior to such termination date, and (B) within twelve (12) months thereafter, the Company enters into an acquisition agreement with respect to a Competing Transaction which is consummated or a Competing Transaction (whether or not such Competing Transaction was the same as that referred to in clause A) is consummated within such 12 month period, then the Company shall pay to Buyer in accordance with Section 7.2(f), within two (2) business days after such Competing Transaction is consummated, an amount equal to the Company Termination Fee and, if not previously paid pursuant to Section 7.2(c), the Buyer Expenses.

(e) Except as provided in Section 7.2(f), any amount payable under this Section 7.2 shall be paid by a wire transfer of immediately available funds pursuant to appropriate wire transfer instructions provided by the Party to whom the amount is owed.

(f) In the event that the Company is obligated to pay any of the Company Termination Fee or the Buyer Expenses, the Company shall pay to Buyer, from the Company Termination Fee and Buyer Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Termination Fee and the Buyer Expenses and (ii) the sum of (A) the maximum amount that can be paid to Buyer without causing Buyer to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by Buyer’s independent public accountants, plus (B) in the event Buyer receives either (x) a letter from Buyer’s counsel indicating that Buyer has received a ruling from the IRS described below in this Section 7.2(f) (but in any case not to increase the amount of the Company Termination Fee or Buyer Expenses) or (y) an opinion from Buyer’s outside counsel as described below in this Section 7.2(f), an amount equal to the Company Termination Fee and the Buyer Expenses less the amount payable under clause (A) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee and the Buyer Expenses (as applicable) with an escrow agent selected by the Company and on such terms (subject to this Section 7.2(f)) as shall be mutually agreed upon by the Company, Buyer and the escrow agent. The payment or deposit into escrow of the Company Termination Fee and the Buyer Expenses (as applicable) pursuant to this Section 7.2(f) shall be made at the time the Company is obligated to pay Buyer such amounts pursuant to this Section 7.2 by wire transfer or bank check. The escrow agreement shall provide that the Company Termination Fee and the Buyer Expenses in escrow or any portion thereof shall not be released to Buyer unless the escrow agent receives any one or combination of the following: (i) a letter from Buyer’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to Buyer without causing Buyer to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Buyer’s accountants revising that amount, in which case the escrow agent shall release such amount to Buyer, or (ii) a letter from Buyer’s counsel indicating that Buyer received a ruling from the IRS holding that the receipt by Buyer of the Company Termination Fee and the Buyer Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Buyer’s outside counsel has rendered a legal opinion to the effect that the receipt by Buyer of the Company Termination Fee and the Buyer Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Company Termination Fee and the Buyer Expenses to Buyer. The Company agrees to amend this Section 7.2(f) at the reasonable request of Buyer in order to (i) maximize the portion of the Company Termination Fee and the Buyer Expenses that may be distributed to Buyer hereunder without causing Buyer to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Buyer’s chances of securing a favorable ruling described in this Section 7.2(f) or (iii) assist Buyer in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.2(f). The escrow agreement shall also provide that any portion of the Company Termination Fee and the Buyer Expenses held in escrow for five (5) years shall be released by the escrow agent to the Company. The Company shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(g) In the event that Buyer is obligated to pay any of the Buyer Termination Fee or the Company Expenses, Buyer shall pay to the Company, from the Buyer Termination Fee and Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Buyer Termination Fee and the Company Expenses and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by the Company’s independent public accountants, plus (B) in the event the Company receives either (x) a letter from the Company’s counsel indicating that Buyer has received a ruling from the IRS described below in this Section 7.2(g) (but in any case not to increase the amount of the Buyer Termination Fee or the Company Expenses) or (y) an opinion from the Company’s outside counsel as described below in this Section 7.2(g), an amount equal to the Buyer Termination Fee and the Company Expenses less the amount payable under clause (A) above. To secure the Buyer’s obligation to pay these amounts, Buyer shall deposit into escrow an amount in cash equal to the Buyer Termination Fee and the Company Expenses (as applicable) with an escrow agent selected by the Buyer and on such terms (subject to this Section 7.2(g)) as shall be mutually agreed upon by the Company, Buyer and the escrow agent. The payment or deposit into escrow of the Buyer Termination Fee and the Company Expenses (as applicable) pursuant to this Section 7.2(g) shall be made at the time Buyer is obligated to pay the Company such amounts pursuant to this Section 7.2 by wire transfer or bank check. The escrow agreement shall provide that the Buyer Termination Fee and the Company Expenses in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Buyer Termination Fee and the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Buyer Termination Fee and the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Buyer Termination Fee and the Company Expenses to the Company. Buyer agrees to amend this Section 7.2(g) at the reasonable request of the Company in order to (i) maximize the portion of the Buyer Termination Fee and the Company Expenses that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Company’s chances of securing a favorable ruling described in this Section 7.2(g), (iii) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.2(g). The escrow agreement shall also provide that any portion of the Buyer Termination Fee and the Company Expenses held in escrow for five (5) years shall be released by the escrow agent to Buyer. Buyer shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(h) In the event that the Company is required to pay the Company Termination Fee or the Buyer Expenses, or Buyer is required to pay the Buyer Termination Fee or the Company Expenses, pursuant to a termination of this Agreement, such amount shall be paid into escrow as provided in Section 7.2(f) or Section 7.2(g) as promptly as practicable following such termination, but in no event more than two (2) business days following such termination.

(i) The Parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the Parties would not have entered into this Agreement. If a Party fails to pay a termination fee that it is required to pay under this Section 7.2, and, in order to obtain payment, the Party to whom the fee is owed brings suit which results in a judgment against the defaulting Party, the defaulting Party shall pay the costs and expenses of the Party bringing suit (including attorneys’ fees), together with interest from the date of termination of this Agreement on all of the amounts owed at the prime rate of Bank of America, N.A., in effect from time to time during such period plus two percent (2%).

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer, or the Company, other than Section 7.2, this Section 7.3 and Article VIII and except to the extent that such termination results from a willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to the Company’s shareholders.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Buyer or Acquisition Sub to:

Inland American Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Brenda Gujral

Telephone No.: (630) 218-8000

Facsimile No.: (630) 218-4900

with a copy to:

Shefsky & Froelich Ltd.

111 East Wacker Drive, Suite 2800

Chicago, Illinois 60601

Attention: Michael J. Choate

Telephone No.: (312) 836-4066

Facsimile No.: (312) 275-7554

(b) if to the Company:

Apple Hospitality Five, Inc.

814 East Main Street

Richmond, Virginia 23219

Attn: Glade M. Knight

Fax: (804) 344-8129

with a copy to:

McGuireWoods LLP

901 East Cary Street

One James Center

Richmond, Virginia 23219

Attn: David W. Robertson, Esq.

Fax: (804) 775-1061

All notices shall be deemed given only when actually received.

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article II and Section 5.8, are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled under this Agreement. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 8.9 Incorporation. The Company Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Letter (other than an exception expressly set forth as such in the disclosure schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

Section 8.10 Non-Recourse; Limitation on Damages.

(a) None of the officers, directors or shareholders of Buyer or Acquisition Sub shall be personally bound or have any personal liability hereunder. The Company shall look solely to the assets of Buyer or Acquisition Sub for satisfaction of any liability of Buyer or Acquisition Sub with respect to this Agreement. The Company will not seek recourse or commence any action against any of the shareholders of Buyer or Acquisition Sub or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of Buyer or Acquisition Sub or seek recourse against any of their personal assets, for the performance or payment of any obligation of Buyer or Acquisition Sub hereunder. Neither the officers, directors nor shareholders of the Company shall be personally bound or have any personal liability hereunder. Buyer and Acquisition Sub shall look solely to the assets of the Company for satisfaction of any liability of the Company with respect to this Agreement. Buyer and Acquisition Sub will not seek recourse or commence any action against any of the shareholders of the Company or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Company or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Company hereunder.

(b) In no event (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) shall any Person have any liability under this Agreement or otherwise in connection with the transactions contemplated hereby or thereby for special, speculative, incidental, punitive, indirect or consequential damages or for lost profits; provided, however, that any losses paid to a third party shall not be deemed to be special, speculative, incidental, punitive, indirect or consequential damages or lost profits; provided further, that the Parties hereto agree that this Section 8.10(b) is not intended in any way to limit or reduce the Company Termination Fee, the Buyer Termination Fee, the Company Expenses or the Buyer Expenses if such fees or expenses are payable under Section 7.2.

Section 8.11 Expenses.

(a) Except as otherwise specified in this Agreement or agreed in writing by the Parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

(b) If the Merger and the transactions contemplated by this Agreement are consummated in accordance with this Agreement, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. In addition, Buyer is wholly responsible for any and all costs associated with (i) the assumption or prepayment of the Company’s existing debt agreements other than the outstanding balance and all interest accrued thereon under the Line of Credit Agreement, and (ii) Buyer’s diligence review of the Company and the Company Properties.

Section 8.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

ARTICLE IX

CERTAIN DEFINITIONS

Section 9.1 Certain Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Applicable Law” shall mean all applicable Legal Requirements and Orders, including, without limitation, all applicable rules and regulations of any self-regulatory organization.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Company Balance Sheet” means the balance sheet of the Company at March 31, 2007 included in its Quarterly Report on Form 10-Q for the quarter then ended.

“Company Disclosure Letter” means the letter, dated the date hereof, previously delivered to Buyer by the Company disclosing certain information in connection with this Agreement.

“Company Shareholder” shall mean a holder of any of the Company’s Shares.

“Company Triggering Event” shall mean (i) (x) the failure of the Company’s board of directors to recommend that the Company Shareholders vote to approve this Agreement, (y) the Company’s board of directors having withdrawn, qualified or modified in a manner adverse to Buyer, or publicly proposed to withdraw recommendation of the Company’s board of directors that the Company Shareholders vote to approve this Agreement, or (z) any statement by the Company’s board of directors or by the Company, in any written material filed with the SEC, that the Company’s board of directors does not believe that this Agreement and the Contemplated Transactions are in the best interests of the Company Shareholders; (ii) the failure of the Company to include in the Proxy Statement the recommendation of the Company’s board of directors that the Company Shareholders vote to approve this Agreement or a statement to the effect that the Company’s board of directors has determined and believes that this Agreement and the Contemplated Transactions are in the best interests of the Company Shareholders; (iii) the approval, endorsement or recommendation of the Company’s board of directors of, or the public announcement of its intent to approve, endorse or recommend, any Competing Transaction; (iv) the entry into a Contract (other than a confidentiality agreement entered into in compliance with Section 5.4) by the Company or any Company Subsidiary relating to an Competing Transaction, or the public announcement of its intent to do so; or (v) a tender or exchange offer relating to securities of the Company or any Company Subsidiary shall have been commenced by someone other than Buyer or its Affiliates and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company’s board of directors recommends rejection of such tender or exchange offer.

“Confidentiality Agreement” means the letter agreement between Buyer and the Company dated as of June 19, 2007.

“Contemplated Transactions” shall mean transactions contemplated by this Agreement.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license agreement, instrument, obligation or commitment (whether written or oral and whether express or implied).

“Governmental Body” shall mean any governmental body, whether federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, and any self-regulatory organization).

“Intellectual Property” means all U.S., state and foreign (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) trade secrets under Applicable Law, including confidential and proprietary information and know-how.

“Knowledge” where used herein with respect to (i) the Company shall mean the actual knowledge of any of the Persons named in Schedule 9.1(a) to the Company Disclosure Letter and (ii) Buyer shall mean the actual knowledge of any of the Persons named in Schedule A hereto. “Knowledge” shall not include the “constructive” or deemed knowledge of any such Persons, or the existence of facts or circumstances which might constitute “reason to know” by such Person or which might lead to the conclusion that such Person “should have known” unless, in any such case, such Person has actual knowledge of, or has otherwise received written notice of, the matter in question.

“Legal Requirement” shall mean any legal requirement (including any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, or any rule or regulation) of any Governmental Body.

“Line of Credit Agreement” means that certain Loan Agreement made as of the 17th of January, 2006, by and between the Company and Wachovia Bank, National Association, a national banking association.

“Order” shall mean any award, decision, injunction, judgment or order, by any agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall mean, with respect to an action, that such action is consistent with the past practices of the Person taking such action and is taken in the ordinary course of the normal operations of such Person.

“Outside Date” means October 31, 2007; provided, however, that the Outside Date shall be extended by the number of days after September 1, 2007 until the date the Proxy Statement is “cleared” by the SEC.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Shares” means the issued and outstanding Units plus the issued and outstanding Series B Convertible Shares on an as-converted basis.

“Stock Incentive Plans” means those stock incentive or option plans of the Company as listed on Schedule 9.1(b).

“Taxing Authority” means a Governmental Entity responsible for the imposition, administration or collection of any Tax.

S ection 9.2 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

Defined Term	Section
Acquisition Sub	Heading
Agreement	Heading
Articles of Merger	Section 1.3
Buyer	Heading
Buyer Expenses	Section 7.2(a)
Buyer Termination Fee	Section 7.2(b)
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment	Section 4.2(f)
Common Shares	Section 3.1(c)
Company	Heading
Company Expenses	Section 7.2(b)
Company Financial Statement Date	Section 3.1(f)
Company Material Adverse Effect	Section 3.1(a)
Company Options	Section 3.1(c)
Company Properties	Section 3.1(n)
Company SEC Documents	Section 3.1(e)
Company Shareholder Approval	Section 3.1(d)
Company Shareholders Meeting	Section 3.1(d)
Company Subsidiary	Section 3.1(a)
Company Termination Fee	Section 7.2(a)
Competing Transaction	Section 5.4(a)
DGCL	Section 1.1
Dissenting Shares	Section 2.2(g)
Effective Date	Section 1.3
Effective Time	Section 1.3
Encumbrances	Section 3.1(n)
Environmental Laws	Section 3.1(m)
Exchange Act	Section 3.1(d)
Franchise Agreements	Section 3.1(n)
GAAP	Section 3.1(e)

Defined Term	Section
Governmental Entity	Section 3.1(d)
Hazardous Substance	Section 3.1(m)
Insurance Amount	Section 5.8(b)
Laws	Section 3.1(d)
Liens	Section 3.1(b)
Management Agreement Documents	Section 3.1(n)
Material Contracts	Section 3.1(l)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Other Preferred Shares	Section 3.1(c)
Owned Hotels	Section 3.1(n)
Parties	Heading
Party	Heading
Paying Agent	Section 2.2(a)
Permits	Section 3.1(k)
Plan of Merger	Section 1.1
Proxy Statement	Section 3.1(d)
Qualifying Income	Section 7.2(f)
REIT	Section 3.1(h)
SEC	Section 3.1(d)
Securities Act	Section 3.1(e)
Series A Preferred Shares	Section 3.1(c)
Series B Convertible Shares	Section 3.1(c)
Surviving Corporation	Recitals
Surviving Corporation Fund	Section 2.2(b)
Superior Competing Transaction	Section 5.4
Takeover Statute	Section 5.3(a)
Tax Protection Agreement	Section 3.1(h)
Tax Return	Section 3.1(h)
Taxes	Section 3.1(h)
Transfer and Gains Taxes	Section 5.6
Units	Section 3.1(c)
Voting Agreement	Recitals
VSCA	Section 1.1
Wachovia	Section 3.1(j)

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Apple Hospitality Five, Inc.

By:	/s/ DAVID S. MCKENNEY
Name:	David S. McKenney
Title:	President Capital Markets

Inland American Real Estate Trust, Inc.

By:	/s/ LORI FOUST
Name:	Lori Foust
Title:	Treasurer

Inland American Orchard Hotels, Inc.

By:	/s/ LORI FOUST
Name:	Lori Foust
Title:

ANNEX B

Plan of Merger

merging

APPLE HOSPITALITY FIVE, INC.,

a Virginia corporation

with and into

INLAND AMERICAN ORCHARD HOTELS, INC.,

a Delaware corporation

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the Delaware General Corporation Law (the “DGCL”), Apple Hospitality Five, Inc., a Virginia corporation (the “Company”), shall be merged with and into Inland American Orchard Hotels, Inc., a Delaware corporation (“Acquisition Sub”), at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the VSCA and DGCL.

Section 1.2 Effective Time. The parties shall file articles of merger (the “Articles of Merger”) executed in accordance with Section 13.1-720 of the VSCA and a certificate of merger executed in accordance with Section 252 of the DGCL, respectively, and shall make all other filings or recordings required under the VSCA and the DGCL, respectively, to effect the Merger. The Merger shall become effective at such time as a Certificate of Merger for the Merger has been issued by the State Corporation Commission of the Commonwealth of Virginia and a certification page has been issued by the Secretary of State of the State of Delaware, or at such later time as Acquisition Sub and the Company shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the “Effective Time” and the “Effective Date”), it being understood that the parties shall cause the Effective Time to occur on the Closing Date (as such term is defined in the Agreement).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the VSCA and DGCL.

Section 1.4 Charter and Bylaws. The Certificate of Incorporation and By-Laws of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and By-laws of the Surviving Corporation as of the Effective Time of the Merger.

Section 1.5 Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT ENTITIES

Section 2.1 Effect on Capital Stock.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company, at the Effective Time:

(i) each Share (other than Shares which are Dissenting Shares (as defined herein)) shall be converted into the right to receive $14.05 in cash (the “Merger Consideration”) per Share without any interest thereon; and

(ii) all such Shares shall no longer be outstanding and shall automatically be cancelled and retired.

(b) By virtue of the Merger and without any action on the part of the holder of any Company Option, each such option shall be cancelled at the Effective Time in exchange for a cash payment by the Company to be made on the Closing Date of an amount of cash equal to the product of (i) the number of Units subject to such option and (ii) the difference between $14.05 and the per Unit exercise price set forth in such option.

(c) By virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable common share, $.01 par value, of the Surviving Corporation, so that thereafter Buyer will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.

Section 2.2 Exchange Procedures.

(a) Paying Agent. Prior to the Effective Time, Buyer shall enter into a Paying Agent Agreement, in form and reasonably satisfactory to the Company, with American Stock Transfer and Trust Company, or such other bank or trust company that Buyer and the Company agree to (the “Paying Agent”), pursuant to which the Paying Agent shall act as paying agent for the payment of the Merger Consideration for the issued and outstanding Shares.

(b) Provision of Shares. Buyer shall provide (i) to the Paying Agent on or before the Effective Time, for the benefit of the holders of Shares, sufficient cash to be paid for the issued and outstanding Shares pursuant to Section 2.1 and (ii) to the Company on or before the Effective Time sufficient cash to enable the Company to pay all amounts payable pursuant to Section 2.1(b) (such cash being hereinafter referred to as the “Surviving Corporation Fund”).

(c) Exchange Procedures. Prior to the Effective Time, the Company shall mail to each holder of record of outstanding Shares a letter of transmittal (which shall be in a form and have such other provisions as Buyer and the Company may reasonably agree prior to the Effective Time) to be used for surrendering Shares for payment of the Merger Consideration.

(d) No Further Ownership Rights in the Company Capital Stock. The Merger Consideration paid upon surrender of each Share in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares, subject, however, to the obligation of Buyer to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares in accordance with the terms of the Agreement or prior to the date of the Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of Shares which were outstanding immediately prior to the Effective Time.

(e) No Liability. None of Inland American Real Estate Trust, Inc. (“Buyer”), Acquisition Sub, the Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Paying Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Paying Agent to Buyer, upon demand, and any holders of Shares which have not been surrendered as contemplated by this Section 2.2 shall thereafter look only to Buyer for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of Buyer, the Company, Paying Agent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(f) Withholding Rights. Buyer or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, as the case may be, in respect of which such deduction and withholding was made by Buyer or the Paying Agent.

(g) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their dissenters’ rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Shares converted into the right to receive, or become exchangeable for, the Merger Consideration. The holders of such Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, without interest thereon, as provided in Section 2.1 hereof. Buyer shall be responsible for all payments to be made under such Article 15 of the VSCA in respect of Dissenting Shares.

ARTICLE III

AMENDMENT

Section 3.1 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval, no such amendment, modification or supplement shall amend:

(a) the amount of cash to be received under this Plan of Merger by the Company’s shareholders;

(b) the Certificate of Incorporation of the Surviving Corporation; and

(c) any of the other terms or conditions of the Plan of Merger if the change would adversely affect such shareholders in any material respect.

ARTICLE IV

DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a) “Agreement” means the Agreement and Plan of Merger dated as of July 25, 2007 among Buyer, Acquisition Sub and the Company.

(b) “Applicable Law” shall mean all applicable Legal Requirements (as such term is defined in the Agreement) and Orders (as such term is defined in the Agreement), including, without limitation, all applicable rules and regulations of any self-regulatory organization.

(c) “Common Shares” means the common shares, no par value, of the Company.

(d) “Company Option” means the outstanding stock options to purchase Units granted under the Stock Incentive Plans (as such term is defined in the Agreement) or otherwise.

(e) “Company Shareholder Approval” means the affirmative vote, in each case as a separate voting group, of (A) a majority of the outstanding Common Shares, (B) more than two-thirds of the outstanding Series A Preferred Shares, (C) more than two-thirds of the outstanding Series B Convertible Shares, and (D) a majority of the total of the (1) outstanding Common Shares plus (2) Common Shares represented by the Series B Convertible Shares voting on an as-converted basis.

(f) “Governmental Body” shall mean any governmental body, whether federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, and any self-regulatory organization).

(g) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(h) “Series A Preferred Shares” means the Series A Preferred Shares, no par value, of the Company.

(i) “Series B Preferred Shares” means the Series B Convertible Preferred Shares, no par value, of the Company.

(j) “Shares” means the issued and outstanding Units plus the issued and outstanding Series B Convertible Shares on an as-converted basis.

(k) “Units” means the Common Shares together with the Series A Preferred Shares.

ANNEX C

July 24, 2007

The Board of Directors

Apple Hospitality Five, Inc.

814 East Main Street

Richmond, Virginia 23219

Members of the Board:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, no par value, together with the related Series A preferred shares, no par value (“Company Common Shares”), of Apple Hospitality Five, Inc. (the “Company”) other than the parties to the Voting Agreement (as defined below) and their affiliates (collectively, the “Excluded Stockholders”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 25, 2007 (the “Agreement”), among the Company, Inland American Real Estate Trust, Inc. (“Buyer”) and Inland American Orchard Hotels, Inc., a wholly owned subsidiary of Inland American Lodging Corporation, Inc., which is a wholly-owned subsidiary of Inland American Lodging Group, which is a wholly-owned subsidiary of the Buyer (“Acquisition Sub”). Pursuant to the Agreement, the Company will merge with Acquisition Sub (the “Merger”), the outstanding Company Common Shares and Series B Convertible Preferred Shares, no par value, of the Company on an as converted basis will each be converted into the right to receive $14.05 in cash (the “Merger Consideration”) and the Company will become a wholly owned subsidiary of Buyer.

In arriving at our opinion, we have, among other things:

•	Reviewed the draft, dated July 23, 2007, of the Agreement.

•	Reviewed the draft, dated July 19, 2007, of the Voting Agreement between Buyer and the holders of shares of Series B Convertible Preferred Shares of the Company.

•

Reviewed, and discussed with the management of the Company, certain business, financial and other information, including financial forecasts, regarding the Company that were furnished to us by the management of the Company.

•	Reviewed certain periodic reports and other publicly available information regarding the Company.

•

Considered certain business, financial and other information regarding the Company and compared that information with corresponding information for certain other publicly traded companies that we deemed relevant.

•	Considered the proposed financial terms of the Merger and compared them with the financial terms of certain other business combinations and other transactions that we deemed relevant.

•

Performed a discounted cash flow analysis based upon financial forecasts and other estimates provided by management of the Company and other assumptions discussed with and confirmed as reasonable by the management of the Company.

•

Performed an analysis of the net asset value of the Company based upon forecasts of net operating income provided by the management of the Company and market capitalization rates derived from industry sources, which rates were discussed with and confirmed as reasonable by management of the Company.

•	Considered other information, such as financial studies, analyses and investigations, as well as financial and economic and market criteria, that we deemed relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all information, analyses and assumptions relating to accounting, legal and tax matters, and we have not assumed any responsibility for, nor independently verified, such information. We have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. We have relied upon financial forecasts regarding the Company that were furnished to us by the management of the Company and we have been advised and have assumed that such financial forecasts, as well as the estimates, judgments, allocations and assumptions upon which such financial forecasts are based, have been reasonably formulated and reflect the best currently available estimates, judgments, allocations and assumptions of the management of the Company regarding the future financial performance of the Company. We assume no responsibility for, and express no view as to, any such financial forecasts or the estimates, judgments, allocations or assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities, nor have we been provided with any such evaluations or appraisals.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms set forth in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions taken that will adversely effect the Merger in any manner material to our analysis. For purposes of our analysis and this opinion, we have, with your consent, also assumed that the Company will consummate the sale of the Marriott Suites Las Vegas in Las Vegas, Nevada for net proceeds of approximately $87 million prior to the consummation of the Merger. Our opinion is necessarily based upon economic, market, financial and other conditions and information available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion only addresses the fairness from a financial point of view of the Merger Consideration to be received by holders of Company Common Shares other than the Excluded Stockholders and does not address any other terms of the Merger or any other agreements, arrangements or understandings entered into in connection with the Merger or otherwise. In addition, our opinion does not address the relative merits of the Merger as compared with other business strategies or transactions that may be available to or may have been considered by the Company’s management, its Board of Directors or any committee thereof.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Company in connection with the Agreement and will receive a fee for such advisory services upon consummation of the Merger. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement.

We and our affiliates provide a full range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading; brokerage advice and services; and commercial loans. In that regard, Wachovia Securities and/or its affiliates have in the past provided, and may in the future provide, investment and commercial banking advice and services to, and otherwise seek to expand or maintain our business and commercial relationships with, the Company, Buyer, and/or certain of their affiliates, for which we and our affiliates have received and would expect to receive compensation. Wachovia Securities has acted as a co-advisor in the listing of an affiliate of the Buyer and acted as lead manager in a Convertible Debt offering for an affiliate of the Buyer. .In the ordinary course of our business, we and our affiliates may trade in the securities and other financial instruments including bank loans of the Company, Buyer and/or certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

This opinion is for the information and use of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion shall not be deemed to constitute a recommendation to any holder of the Company Common Shares as to how such holder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors that we deem relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Shares other than the Excluded Stockholders pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Wachovia Capital Markets, LLC

ANNEX D

Article 15 of the Virginia Stock Corporation Act

§ 13.1-729. Definitions.

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a.	Immediately before the effectuation of the corporate action to which the shareholder objects;

b.	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c.	Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

1.	“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2.	“Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

a.	Was the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b.	Had the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

c.	Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1)	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2)	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3)	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal.

A.	A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1.	Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2.	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3.	Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4.	An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5.	Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B.	Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1.	Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a.	A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

b.	Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

c.	Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

2.	The applicability of subdivision 1 of this subsection shall be determined as of:

a.	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b.	The day before the effective date of such corporate action if there is no meeting of shareholders.

3.	Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4.	Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested action.

C.	Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

A.	A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B.	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1.	Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2.	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights.

A.	Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation’s position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B.	In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C.	Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657:

1.	Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

2.	Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections E and F of § 13.1-657, may include the materials described in § 13.1-734, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

D.	Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A or C, if the corporation concludes that appraisal rights are or may be available, and in subsection B shall be accompanied by:

1.	The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2.	The latest available quarterly financial statements of such corporation, if any.

E.	The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

§ 13.1-733. Notice of intent to demand payment.

A.	If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1.	Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2.	Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B.	If a corporate action specified in subsection A of § 13.1-730 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares may not execute a consent in favor of the proposed action with respect to that class or series of shares.

C.	A shareholder who fails to satisfy the requirements of subsection A or subsection B is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form.

A.	If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B.	The appraisal notice shall be sent no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

1.	Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

2.	State:

a.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b.	A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c.	The corporation’s estimate of the fair value of the shares;

d.	That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the forms by the specified date and the total number of shares owned by them; and

e.	The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3.	Be accompanied by a copy of this article.

§ 13.1-735.

Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-735.1. Perfection of rights; right to withdraw.

A.

A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. If the form requires the shareholder to certify whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734, and the shareholder fails to make the certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B.	A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C.	A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-736.

Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-737. Payment.

A.	Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B.	The payment to each shareholder pursuant to subsection A shall be accompanied by:

1.	The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2.	A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3.	A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

§ 13.1-738. After-acquired shares.

A.	A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B.	If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1.	Of the information required by subdivision B 1 of § 13.1-737;

2.	Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3.	That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4.	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5.	That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C.	Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D.	Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A.	A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B.	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action.

A.	If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B.	The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C.	The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D.	The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E.	The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F.	Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

A.	The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B.	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1.	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2.	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C.	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D.	To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions.

A.	Except as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B.	Subsection A does not apply to a corporate action that:

1.	Was not authorized and approved in accordance with the applicable provisions of:

a.	Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), or Article 13 (§ 13.1-723 et seq.);

b.	The articles of incorporation or bylaws; or

c.	The resolutions of the board of directors authorizing the corporate action;

2.	Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3.	Is an interested transaction, unless it has been authorized, approved or ratified by the board of directors in the same manner as is provided in subsection B of § 13.1-691 and has been authorized, approved or ratified by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director’s conflict of interests transaction; or

4.	Is approved by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

a.	The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 15 days before the corporate action was effected; and

b.	The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

ANNEX E

FINANCIAL STATEMENTS REQUIRED

BY ARTICLE 15 OF THE

VIRGINIA STOCK CORPORATION ACT

(on the following pages)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Apple Hospitality Five, Inc.

We have audited the accompanying consolidated balance sheets of Apple Hospitality Five, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index of Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple Hospitality Five, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Apple Hospitality Five, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2007 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Richmond, Virginia

March 7, 2007

Apple Hospitality Five, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2006	December 31, 2005
ASSETS
Investment in hotels, net of accumulated depreciation of $36,688 and $23,934, respectively	$398,461	$401,732
Cash and cash equivalents	747	1,082
Restricted cash-furniture, fixtures and other escrows	4,423	4,277
Due from third party managers, net	4,021	3,157
Other assets, net	156	3,199

TOTAL ASSETS	$407,808	$413,447

LIABILITIES
Notes payable-secured	$4,497	$4,575
Accounts payable and accrued expenses	3,295	1,986

TOTAL LIABILITIES	7,792	6,561
SHAREHOLDERS’ EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 200,000,000 shares; outstanding 45,202,535 and 45,226,571 shares, respectively	—	—
Series B convertible preferred stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares	24	24
Common stock, no par value, authorized 200,000,000 shares; outstanding 45,202,535 and 45,226,571 shares, respectively	443,553	443,722
Distributions greater than net income	(43,561)	(36,860)

TOTAL SHAREHOLDERS’ EQUITY	400,016	406,886

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$407,808	$413,447

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Revenues:
Suite revenue	$117,470	$102,329	$83,588
Other revenue	7,899	7,084	6,672

Total revenue	125,369	109,413	90,260

Expenses:
Operating expense	29,322	27,797	23,533
Hotel administrative expense	10,464	9,575	7,884
Sales and marketing	8,570	7,434	6,263
Utilities	5,441	5,051	3,942
Repair & maintenance	5,515	5,081	4,268
Franchise fees	2,616	1,835	1,325
Management fees	5,579	4,657	3,711
Taxes, insurance and other	8,100	6,970	6,095
General and administrative	3,274	2,807	2,086
Depreciation expense	12,856	11,187	9,452

Total expenses	91,737	82,394	68,559

Operating income	33,632	27,019	21,701
Other	241	—	—
Interest income	185	524	825
Interest expense	(292)	(397)	(404)

Net income	$33,766	$27,146	$22,122

Basic and diluted income per common share	$0.75	$0.60	$0.50

Weighted average shares outstanding—basic and diluted	45,100	45,198	44,524
Distributions declared per common share	$0.90	$0.88	$0.88

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Shareholders’ Equity

(in thousands)

	Common Stock		Class B Convertible Stock		Distributions Greater than Net income	Total Shareholders’ Equity
	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2004	36,300	$355,989	240	$24	$(7,419)	$348,594

Net proceeds from the sale of common shares	9,372	92,514	—	—	—	92,514
Common shares issued through reinvestment of distributions	523	5,755				5,755
Common shares redeemed	(775)	(8,433)	—	—	—	(8,433)
Net income	—	—	—	—	22,122	22,122
Cash distributions declared to shareholders ($.88 per share)	—	—	—	—	(38,928)	(38,928)

Balance at December 31, 2004	45,420	445,825	240	24	(24,225)	421,624

Common shares issued through reinvestment of distributions	1,060	11,645	—	—	—	11,645
Common shares redeemed	(1,253)	(13,748)	—	—	—	(13,748)
Net income	—	—	—	—	27,146	27,146
Cash distributions declared to shareholders ($.88 per share)	—	—	—	—	(39,781)	(39,781)

Balance at December 31, 2005	45,227	443,722	240	24	(36,860)	406,886

Common shares issued through reinvestment of distributions	1,147	12,614	—	—	—	12,614
Common shares redeemed	(1,171)	(12,840)	—	—	—	(12,840)
Stock options granted	—	57	—	—	—	57
Net income	—	—	—	—	33,766	33,766
Cash distributions declared to shareholders ($.90 per share)	—	—	—	—	(40,467)	(40,467)

Balance at December 31, 2006	45,203	$443,553	240	$24	$(43,561)	$400,016

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Cash flow provided by operating activities:
Net income	$33,766	$27,146	$22,122
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	12,856	11,187	9,452
Stock option expense	57	—	—
Other non-operating income	(241)	—	—
Changes in operating assets and liabilities, net of amounts acquired/assumed:
Due from third party manager	(864)	(393)	(747)
Debt service and other escrows	47	15	37
Other assets	79	(432)	(110)
Accrued expenses	1,308	981	201

Net cash provided by operating activities	47,008	38,504	30,955

Cash flow used in investing activities:
Cash paid in acquisition of hotels	—	(28,983)	(65,175)
Proceeds from sale of airplane	2,852	—	—
Decrease in cash paid for future acquisitions	—	846	322
Capital improvements	(9,231)	(6,542)	(1,043)
Net decrease (increase) in cash restricted for property improvements	(193)	582	(1,097)

Net cash used in investing activities	(6,572)	(34,097)	(66,993)
Cash flow from (used in) financing activities
Net proceeds from issuance of common stock	12,614	11,645	98,269
Redemptions of common stock	(12,840)	(13,748)	(8,433)
Repayment of secured notes payable	(78)	(71)	(60)
Cash distributions paid to shareholders	(40,467)	(39,781)	(38,928)

Net cash provided by (used in) financing activities	(40,771)	(41,955)	50,848
Increase (decrease) in cash and cash equivalents	(335)	(37,548)	14,810

Cash and cash equivalents, beginning of period	1,082	38,630	23,820

Cash and cash equivalents, end of period	$747	$1,082	$38,630

Supplemental information:
Interest paid	$577	$397	$370

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1

General Information and Summary of Significant Accounting Policies

Organization

Apple Hospitality Five, Inc. (the “Company”) is a Virginia corporation, formed on September 20, 2002, with the first investor closing under its best-efforts offering commencing on January 3, 2003. The offering concluded on March 18, 2004. The accompanying consolidated financial statements include the accounts of the Company along with its subsidiaries. All significant intercompany transactions and balances have been eliminated.

The Company owns 28 hotels and is operated as and has annually elected to be taxed as a real estate investment trust (“REIT”). The REIT Modernization Act, effective January 1, 2001, permits a REIT to establish taxable businesses to conduct certain previously disallowed business activities. The Company has formed wholly-owned taxable REIT subsidiaries, and has leased all of its hotels to these subsidiaries (collectively, the “Lessee”).

Cash and Cash Equivalents

Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value. Cash equivalents are placed with high credit quality institutions and the balances may at times exceed federal depository insurance limits.

Investment in Hotels and Related Depreciation

The hotels are stated at cost, net of depreciation, and include real estate brokerage commissions paid to Apple Suites Realty Group, Inc. (“ASRG”) (a related party owned by Glade M. Knight, Chairman of the Company). Repair and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives of the assets, which are 39 years for buildings, 10 years for major improvements and three to seven years for furniture and equipment.

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; and (3) for major repairs to buildings, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset’s fair value less cost to sell, and its carrying value. No impairment losses have been recorded to date.

Revenue Recognition

Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Comprehensive Income

The Company recorded no comprehensive income for the years ended December 31, 2006, 2005 and 2004 other than net income.

Notes to Consolidated Financial Statements—(Continued)

Earnings Per Common Share

Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no potential common shares with a dilutive effect at December 31, 2006, 2005 and 2004; therefore, basic and diluted earnings per share were equal for the periods presented. Series B convertible preferred shares are not included in earnings per common share calculations until such time the Series B convertible preferred shares are converted to common shares (see Note 4).

Federal Income Taxes

As a REIT, the Company receives a deduction for its distributions to shareholders and is required to distribute 90% of its earnings and profits. Earnings and profits will differ from income reported for financial reporting purposes primarily due to the differences for federal income tax purposes in the estimated useful lives used to compute depreciation. The Company’s distributions are taxable to its shareholders to the extent the distribution is characterized as ordinary income. The characterization of 2006 distributions of $0.90 per share for tax purposes was 95% ordinary income and 5% return of capital and 2005 distributions of $0.88 per share for tax purposes was 71% ordinary income and 29% return of capital (unaudited).

The Lessee, as a taxable REIT subsidiary of the Company, is subject to federal and state income taxes. The taxable REIT subsidiary incurred a financial reporting and taxable loss for the years ended December 31, 2006, 2005 and 2004 and therefore did not have any federal tax expense. No operating loss benefit has been recorded in the consolidated balance sheet since realization is uncertain. The total net operating loss carry-forward for federal income tax purposes was approximately $8.9 million at December 31, 2006 and $6.9 million at December 31, 2005. The net operating losses expire beginning in 2023. There are no material differences between the book and tax basis of the Company’s assets.

Sales and Marketing Costs

Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management agreements and general and administrative expenses that are directly attributable to advertising and promotion.

Stock Incentive Plans

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation and elected the modified prospective transition method. Accordingly, no prior year amounts have been restated. Statement 123 (R) supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees, (elected by the Company prior to 2006), and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. During 2006 approximately 60,000 directors’ stock options were issued and share based expense of approximately $57,000 was recorded.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Notes to Consolidated Financial Statements—(Continued)

Summary of Significant Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This interpretation requires that income tax positions recognized in an entity’s tax returns have a more-likely-than-not chance of being sustained prior to recording the related tax benefit in the financial statements. Tax benefits would be derecognized if information became available which indicated that it was more-likely-than-not that the position would not be sustained. The Company will adopt this interpretation in the first quarter of 2007. The Company is currently evaluating the impact, if any, of this interpretation.

Note 2

Investments in Hotels

At December 31, 2006, the Company owned 28 hotels which were acquired during 2005, 2004 and 2003. Twenty-two of the hotels are Marriott brands of which 11 are Residence Inn by Marriott, nine of the hotels are Courtyard by Marriott, one hotel is a Marriott Suites and one hotel is a SpringHill Suites. The other six are Hilton brand hotels of which four are Homewood Suites by Hilton and two are Hilton Garden Inns. The hotels are located in fifteen states.

Investment in hotels consisted of the following at December 31 (in thousands):

	2006	2005
Land	$76,798	$76,798
Building and Improvements	333,737	328,244
Furniture, Fixtures and Equipment	24,614	20,624

	435,149	425,666
Less Accumulated Depreciation	(36,688)	(23,934)

Investments in Hotels, net	$398,461	$401,732

Notes to Consolidated Financial Statements—(Continued)

Acquisitions

As of December 31, 2006, the Company owned the following 28 hotels:

City	State	Franchise/Brand	Date Acquired	Gross Purchase Price	# of Guestrooms
Tucson	Arizona	Courtyard	October 2003	$12,500,000	153
Tucson	Arizona	Residence Inn	December 2004	12,000,000	120
Cypress	California	Residence Inn	May 2003	19,000,000	155
Colorado Springs	Colorado	Homewood Suites	February 2003	12,300,000	127
Danbury	Connecticut	SpringHill Suites	August 2003	11,500,000	106
Tampa	Florida	Hilton Garden Inn	September 2003	12,250,000	95
Baton Rouge	Louisiana	Homewood Suites	February 2003	7,000,000	115
Las Vegas	Nevada	Marriott Suites	October 2003	42,500,000	278
Lebanon	New Jersey	Courtyard	August 2003	15,000,000	125
Cranbury	New Jersey	Residence Inn	May 2003	11,000,000	108
Somerset	New Jersey	Residence Inn	May 2003	13,000,000	108
Albuquerque	New Mexico	Homewood Suites	February 2003	12,900,000	151
Westbury	New York	Hilton Garden Inn	December 2003	19,000,000	140
Hauppauge	New York	Residence Inn	May 2003	18,500,000	100
Solon	Ohio	Homewood Suites	September 2003	10,050,000	86
Nashville	Tennessee	Residence Inn	June 2003	8,800,000	168
Addison	Texas	Courtyard	October 2003	15,600,000	176
Harlingen	Texas	Courtyard	October 2003	10,000,000	114
Houston	Texas	Courtyard	October 2003	15,000,000	153
Houston	Texas	Courtyard	August 2004	11,000,000	100
Houston	Texas	Residence Inn	August 2004	13,200,000	120
Fort Worth	Texas	Courtyard	March 2004	10,500,000	92
Brownsville	Texas	Residence Inn	October 2003	11,300,000	102
Dallas Fort Worth	Texas	Residence Inn	October 2003	11,000,000	100
Houston Westchase	Texas	Residence Inn	January 2003	14,300,000	120
Park Central	Texas	Residence Inn	October 2003	13,900,000	139
Merrifield	Virginia	Courtyard	August 2005	27,925,000	206
Federal Way	Washington	Courtyard	September 2004	16,900,000	160

				$407,925,000	3,717

Substantially all of the purchase price for all of the hotels was funded by the Company’s best efforts offering of Units. The Company leased all of its hotels to wholly-owned taxable REIT subsidiaries (collectively, the “lessee”) under master hotel lease agreements.

No goodwill or intangible assets were recorded in connection with any of the acquisitions.

Note 3

Notes Payable and Credit Agreements

In conjunction with the acquisition of eight operating hotels in October 2003, the Company assumed debt with the Harlingen hotel in the approximate amount of $4,850,000 which is secured by a first mortgage on the hotel. The loan matures on June 1, 2011. As of December 31, 2006, the outstanding principal balance for this loan was approximately $4.5 million. The annual interest rate is 8.5% and payments of principal and interest are

Notes to Consolidated Financial Statements—(Continued)

due in monthly installments. The amount due each month is $39,053. The loan is amortized for a period of twenty-five years and a balloon payment in the amount of $4.1 million is due on June 1, 2011. At the request of the lender, the Company formed new subsidiaries to serve as the owner and lessee for this hotel, and caused these subsidiaries to be “special purpose entities.” To qualify as special purpose entities, these subsidiaries have organizational documents that impose certain requirements on them while the loan is outstanding. In particular, these subsidiaries must maintain separate legal identities and must limit their activities to dealing with the hotel that secures the loan.

The aggregate amounts of principal payable under the Company’s promissory note, for the five years subsequent to December 31, 2006 are as follows (in thousands):

2007	$84
2008	91
2009	100
2010	109
2011	4,113

$4,497

In January 2006, the Company entered into a $10 million revolving line of credit (one-year maturity). The line bears interest based on LIBOR or the prime lending rate and is used for working capital needs. The line of credit was renewed in January 2007 for an additional year.

Note 4

Shareholders’ Equity

The Company registered its Units (each Unit consists of one common share and one Series A preferred share) on Registration Statement Form S-11 (File No. 333-100044) filed with the Securities and Exchange Commission on December 3, 2002. The Company began its best-efforts offering of its Units, no par value, the same day the Registration Statement was declared effective by the Securities and Exchange Commission. The managing underwriter was David Lerner Associates, Inc. All of the Units were sold for the Company’s account. The Company concluded its best efforts offering on March 18, 2004.

The Series A preferred shares have no voting rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The Series A preferred shares have no distribution rights except a priority distribution upon the sale of the Company’s assets. The priority distribution will be equal to $11.00 per Series A preferred share, and no more, before any distribution will be made to the holders of any other shares. Upon that distribution, the Series A preferred shares will have no other distribution rights.

The Company currently has 240,000 Series B convertible preferred shares issued and outstanding, which are owned by the Company’s Chairman and Chief Executive Officer. There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Series B convertible preferred shares. Upon liquidation of the Company, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment. However, the priority liquidation payment to the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares into which each Series B convertible preferred share would convert. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A

Notes to Consolidated Financial Statements—(Continued)

preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis. The Series B convertible preferred shares are convertible into Units upon and for 180 days following the occurrence of either of the following events: (1) substantially all of the Company’s assets, stock or business is transferred as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company’s business; or (2) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of either triggering event and for purposes of determining the liquidation payment due to each holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into 12.11423 Units. No additional consideration is due upon the conversion of the Series B convertible preferred shares. If the Company terminates or fails to renew the Advisory Agreement with AFA, the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis. In this event, the liquidation preference of the Series A preferred shares will continue.

Expense related to the issuance of the 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. The beneficial conversion feature at December 31, 2005, assuming a conversion event had occurred, would be approximately 2.9 million common shares, which based upon the sales price of the Company’s shares at $11 per share would result in approximately $32 million of expense.

During the first quarter of 2004, the Company instituted a dividend reinvestment plan. The purpose of the plan is to provide the Company’s shareholders with a convenient and inexpensive way to increase their investment in the Company by reinvesting their dividends to purchase additional Units. As of December 31, 2006, 2.7 million Units have been reinvested representing $30.0 million in proceeds to the Company through the plan. During 2006, 1.1 million Units were reinvested, representing $12.6 million in proceeds to the Company.

The Company has instituted a share redemption program to provide its shareholders who have held their Units for at least one year with the benefit of limited interim liquidity, by presenting for redemption all or any portion of their Units at any time and in accordance with certain procedures. Once this time limitation has been met, the Company may, subject to certain conditions and limitations, redeem the Units presented for redemption for cash, to the extent that the Company has sufficient funds available to fund the redemption. If Units are held for the required one-year period, the Units may be redeemed for a purchase price equal to the lesser of: (1) $11.00 per unit; or (2) the purchase price per Unit that was actually paid for the Units. The board of directors reserves the right, in its sole discretion, at any time and from time to time, to waive the one-year holding period, reject any request for redemption, change the purchase price for redemptions or otherwise amend the terms of, suspend, or terminate the share redemption program. Redemption of Units, when requested, will be made quarterly on a first-come, first-served basis. As of December 31, 2006, the Company has redeemed $35.0 million representing 3.2 million Units. During 2006, the Company redeemed $12.8 million, representing 1.2 million Units.

The Company’s articles of incorporation authorize issuance of up to 15 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares (discussed above) have been issued. The Company believes that the authorization to issue additional preferred shares benefits the Company and its shareholders by permitting flexibility in financing additional growth, giving the Company additional financing options in corporate planning and in responding to developments in business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred

Notes to Consolidated Financial Statements—(Continued)

shares available for issuance in the future gives the Company the ability to respond to future developments and allows preferred shares to be issued without the expense and delay of a special shareholders’ meeting. At present, the Company has no specific financing or acquisition plans involving the issuance of additional preferred shares and the Company does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares other than the Series A preferred shares and Series B convertible preferred shares discussed above. The Company cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be. The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Note 5

Stock Incentive Plans

On January 2, 2003, the Board of Directors approved a Non-Employee Directors Stock Option Plan (the “Directors Plan”) whereby directors, who are not employees of the Company or affiliates, automatically receive options to purchase stock for five years from the adoption of the plan. Under the Directors Plan, the number of Units authorized for issuance is equal to 45,000 plus 1.8% of the number of Units sold in excess of 4,761,905 Units. This plan currently relates to the initial public offering of 45,670,995 Units; therefore, the maximum number of Units authorized under the Directors Plan is currently 781,364. The options expire 10 years from the date of grant.

On January 2, 2003, the Board of Directors approved an Incentive Stock Option Plan (the “Incentive Plan”) whereby incentive awards may be granted to certain employees of the Company or affiliates. The maximum number of Units that can be issued under the Incentive Plan is 1,927,045. As of December 31, 2006, no options have been issued under the plan.

Both plans generally provide, among other things, that options be granted at exercise prices not lower than the market value of the Units on the date of grant. The optionee has up to 10 years from the date on which the options first become exercisable to exercise the options. In 2006, 2005 and 2004 the Company granted 59,590, 50,715 and 36,388 options to purchase shares under the Directors Plan and granted no options under the Incentive Plan. All options vested on the date of issuance. Activity in the Company’s share option plan during 2006, 2005 and 2004 is summarized in the following table:

	2006	2005	2004
Outstanding, beginning of year:	121,343	70,628	34,240
Granted	59,590	50,715	36,388
Exercised	—	—	—
Expired or canceled	—	—	—

Outstanding, end of year:	180,933	121,343	70,628

Exercisable, end of year:	180,933	121,343	70,628

The weighted-average exercise price:	$11.00	$11.00	$11.00

Notes to Consolidated Financial Statements—(Continued)

Beginning January 1, 2006, the Company adopted FASB Statement 123 (R) under the modified prospective transition method and recorded $57,000 of stock based expense for the 59,590 options issued.

Prior to January 1, 2006, the Company used the intrinsic value method, as defined by APB 25, to account for stock-based compensation. This method required compensation expense to be recognized for the excess of the quoted market price of the stock at the grant date or the measurement date over the amount an employee must pay to acquire the stock.

Note 6

Management Agreements

Except for nine Marriott brand hotels that are managed by Western International, Inc. (“Western”), the Company’s Marriott brand hotels are subject to management agreements under which Marriott or its affiliates (the “Manager”) manages the hotels and provides access to the Company to Marriott’s intellectual property and proprietary sales and reservation system, generally for an initial term of 30 years with renewal terms at the option of the Manager and the Company of up to an additional 30 years. The agreements generally provide for payment of base management fees, which are calculated annually and are a percentage of sales, incentive management fees over a priority return (as defined in the management agreements), system fees and marketing fees. Additionally, these agreements have termination provisions for the Company if certain operating results are not achieved. During the years ended December 31, 2006, 2005 and 2004, the Company incurred approximately $701 thousand, $332 thousand and $425 thousand in incentive management fees.

Western manages five of the Company’s Residence Inn hotels and four of the Company’s Courtyard by Marriott hotels. These hotels are given access to Marriott’s intellectual property and proprietary sales and reservation system under franchise agreements with Marriott. Western manages day-to-day operations of these hotels and charges management fees for this function, which are calculated as a percent of revenue. Each hotel is also subject to incentive management fees, if certain levels of operating profit are reached. For the year ended December 31, 2006, the Company incurred $41,000 in incentive management fees. In 2005 and 2004, the Company did not incur incentive management fees. These management agreements are for a term of five years and include a provision for early termination if certain results and conditions are not met.

Hilton, or one of its affiliates, manages day-to-day operations of the Company’s Homewood Suites and Hilton Garden Inn hotels. Hilton charges fees for this function, which are calculated as a percentage of revenue. Hilton also charges a fee, calculated as a percentage of suite revenue, for franchise licenses to operate as a Homewood Suites by Hilton or a Hilton Garden Inn and to participate in its reservation system. The terms of these management agreements and franchise agreements range from 15 to 20 years.

During the years ended December 31, 2006, 2005 and 2004, the Company incurred approximately $8.2 million, $6.5 million and $5.0 million associated with these agreements.

Note 7

Related Parties

The Company has significant transactions with related parties. These transactions cannot be construed to be arms length, and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.

The Company has contracted with ASRG to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. In accordance with the contract, ASRG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions. These acquisition fees are capitalized as part of the purchase price of the hotels. There were

Notes to Consolidated Financial Statements—(Continued)

no acquisitions or dispositions during 2006; therefore, there were no costs incurred with ASRG during 2006. Total payments to date to ASRG for services under the terms of this contract were approximately $8.2 million, which have been capitalized as a part of the purchase price of the hotels.

Effective January 3, 2003, the Company contracted with Apple Hospitality Five Advisors, Inc. (“AFA”), which in turn subcontracts with Apple Suites Advisors, Inc. (“ASA”), a subsidiary of Apple Hospitality Two, Inc., to advise and provide day-to-day management services for the Company and due-diligence services on acquisitions. In accordance with the contract, the Company pays AFA a fee equal to .1% to .25% of total equity contributions received by the Company in addition to certain reimbursable expenses. AFA in turn pays that total amount to ASA. For the years ended December 31, 2006, 2005 and 2004 , the Company incurred and paid advisory and other reimbursable expenses of approximately $2.4 million, $1.7 million and $1.0 million under this agreement. These amounts are included in general and administrative expense.

AFA and ASRG are 100% owned by Mr. Glade M. Knight, the Company’s Chairman. ASA is a wholly-owned subsidiary of Apple Hospitality Two, Inc. Mr. Knight also serves as the Chairman and CEO of Apple Hospitality Two, Inc., a hospitality REIT, Apple REIT Six, Inc., a diversified REIT and Apple REIT Seven, Inc., a diversified REIT. The Company’s Board of Directors has members that are also on the Board of Directors of Apple Hospitality Two, Inc., Apple REIT Six, Inc., or Apple REIT Seven, Inc.

Note 8

Pro Forma Information (Unaudited)

The following unaudited pro forma information for the year ended December 31, 2004 is presented as if the hotel acquisitions occurred on January 1, 2004. The pro forma information does not purport to represent what the Company’s results of operations would actually have been if such transactions, in fact, had occurred on January 1, 2004, nor does it purport to represent the results of operations for future periods.

(In thousands, except per share data)	Year ended December 31, 2004
Hotel revenues	$94,987
Net income	$23,341
Net income per share basic and diluted	$0.52

The pro forma information reflects adjustments for actual revenues and expenses of the 5 hotels acquired in 2004 for the respective period owned prior to acquisition by the Company. Net income has been adjusted as follows: (1) depreciation has been adjusted based on the Company’s basis in the hotels; (2) advisory expenses have been adjusted based on the Company’s contractual arrangements; and (3) common stock raised during 2004 to purchase these hotels has been adjusted to reflect issuances as of January 1, 2004.

Note 9

Other Assets

On May 17, 2006, the Company sold its Lear jet for approximately $2.9 million. The disposal resulted in a gain of approximately $241,000.

Note 10

Subsequent Events

During January 2007, the Company paid distributions in the amount of $3.4 million. Of that amount, $2.2 million was paid out in cash dividends and $1.2 million was reinvested into additional Units of the Company.

Notes to Consolidated Financial Statements—(Continued)

During February 2007, the Company paid distributions in the amount of $3.4 million. Of that amount, $2.2 million was paid out in cash dividends and $1.2 million was reinvested into additional Units of the Company.

During January 2007, the Company redeemed 322,563 Units representing approximately $3.5 million, under its Share Redemption Program.

In January 2007, the Company extended the term of its $10 million revolving line of credit for an additional year. The other terms of the line of credit remain the same.

Apple Hospitality Two, Inc. entered into a definitive merger agreement in February 2007 with an unrelated third party. The transaction is subject to numerous due diligence items and shareholder approval. If the merger is completed as anticipated during the second quarter of 2007, the Company would become self-advised. By becoming self-advised the Company plans on terminating its advisory agreement with AFA and ASRG and retaining the employees it currently utilizes through its relationship with Apple Hospitality Two, Inc. The Company would incur no incremental cost by retaining the employees, the Company would eliminate its annual advisory fee (approximately $1.2 million in 2006) and eliminate a potential fee of 2% per transaction on the sale of any properties. The termination does trigger dividend and voting rights for the Series B convertible preferred shares, which requires the Company to record the value of those shares at the time of termination. The Company is currently analyzing the amount of this expense and does anticipate it to be a material item.

Note 11

Industry Segments

The Company owns extended-stay and limited service hotel properties throughout the United States which generate rental and other property related income. The Company separately evaluates the performance of each of its hotel properties. However, because each of the hotel properties has similar economic characteristics, facilities, and services, the properties have been aggregated into a single segment. All segment disclosure is included in or can be derived from the Company’s consolidated financial statements.

Note 12

Quarterly Financial Data (unaudited)

The following is a summary of quarterly results of operations for the period ended December 31, 2006 and 2005, in thousands, except per share data:

2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$31,637	$32,907	$31,077	$29,748
Net income	$8,848	$9,798	$7,793	$7,327
Basic and diluted earnings per common share	$0.20	$0.22	$0.17	$0.16
Distributions paid per share	$0.22	$0.22	$0.23	$0.23

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$26,909	$27,443	$27,647	$27,414
Net income	$7,276	$7,344	$5,762	$6,764
Basic and diluted earnings per common share	$0.16	$0.16	$0.13	$0.15
Distributions paid per share	$0.22	$0.22	$0.22	$0.22

Apple Hospitality Five, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except share data)

	June 30, 2007	December 31, 2006
ASSETS
Investment in hotels, net of accumulated depreciation of $43,499 and $36,688, respectively	$393,469	$398,461
Cash and cash equivalents	64	747
Restricted cash-furniture, fixtures and other escrows	5,559	4,423
Due from third party managers, net	7,017	4,021
Other assets, net	435	156

TOTAL ASSETS	$406,544	$407,808

LIABILITIES
Notes payable	$4,715	$4,497
Accounts payable and accrued expenses	2,329	3,295

TOTAL LIABILITIES	7,044	7,792
SHAREHOLDERS’ EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 200,000,000 shares; outstanding 45,205,980 and 45,202,535 shares, respectively	—	—
Series B convertible preferred stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares	32,006	24
Common stock, no par value, authorized 200,000,000 shares; outstanding 45,205,980 and 45,202,535 shares, respectively	443,666	443,553
Distributions greater than net income	(76,172)	(43,561)

TOTAL SHAREHOLDERS’ EQUITY	399,500	400,016

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$406,544	$407,808

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Revenues:
Suite revenue	$32,627	$30,909	$64,109	$60,574
Other revenue	2,086	1,998	4,316	3,970
Reimbursed expenses	531	—	531	—

Total revenue	35,244	32,907	68,956	64,544
Expenses:
Operating expense	7,768	7,485	15,207	14,731
Hotel administrative expense	2,704	2,632	5,364	5,199
Sales and marketing	2,304	2,249	4,431	4,295
Utilities	1,229	1,244	2,591	2,556
Repair & maintenance	1,481	1,388	2,832	2,685
Franchise fees	761	678	1,475	1,352
Management fees	1,810	1,475	3,827	3,168
Taxes, insurance and other	2,167	1,953	4,043	3,968
Reimbursed expenses	531	—	531	—
General and administrative	577	927	1,372	1,584
Transaction advisory expense	159	—	159	—
Depreciation expense	3,420	3,181	6,811	6,293

Total expenses	24,911	23,212	48,643	45,831

Operating income	10,333	9,695	20,313	18,713
Series B convertible preferred share expense	(31,982)	—	(31,982)	—
Other	—	241	—	241
Interest expense, net	(106)	(138)	(203)	(308)

Net income (loss)	(21,755)	9,798	(11,872)	18,646
Preferred stock dividends	220	—	220	—

Net income (loss) applicable to common shareholders	$(21,975)	$9,798	$(12,092)	$18,646

Basic and diluted income per common share applicable to common shareholders	$(0.49)	$0.22	$(0.27)	$0.41

Weighted average shares outstanding - basic and diluted	45,111	45,087	45,115	45,092
Distributions declared per common share	$0.23	$0.22	$0.45	$0.44

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six months ended June 30, 2007	Six months ended June 30, 2006
Cash flow from operating activities:
Net income (loss)	$(11,872)	$18,646
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	6,811	6,293
Series B convertible preferred share expense	31,982	—
Stock option expense	48	57
Other non-operating income	—	(241)
Changes in operating assets and liabilities:
Due from third party managers	(2,996)	(3,144)
Debt service and other escrows	54	97
Other assets	(279)	(282)
Accrued expenses	(714)	(316)

Net cash from operating activities	23,034	21,110
Cash flow used in investing activities:
Proceeds from sale of airplane	—	2,852
Capital improvements	(2,071)	(3,980)
Net decrease in cash restricted for property improvements	(1,190)	(816)

Net cash used in investing activities	(3,261)	(1,944)
Cash flow used in financing activities:
Net proceeds from issuance of common stock	7,218	5,796
Redemptions of common stock	(7,154)	(6,466)
Repayment of secured notes payable	(42)	(39)
Net proceeds from line of credit	260	1,300
Cash distributions paid to shareholders	(20,738)	(19,949)

Net cash used in financing activities	(20,456)	(19,358)
Decrease in cash and cash equivalents	(683)	(192)
Cash and cash equivalents, beginning of period	747	1,082

Cash and cash equivalents, end of period	$64	$890

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1

General Information and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financial statements should be read in conjunction with the Company’s audited consolidated financial statements contained in the Company’s December 31, 2006 Annual Report on Form 10-K. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Organization

Apple Hospitality Five, Inc. (the “Company”), a Virginia corporation, was formed on September 20, 2002, and its first investor closing was on January 3, 2003. The Company completed its best-efforts offering on March 18, 2004. The accompanying consolidated financial statements include the accounts of the Company along with its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Income Taxes

Effective January 1, 2007, the Company adopted FASB (“Financial Accounting Standards Board”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” This interpretation requires that income tax positions recognized in an entity’s tax returns have a more-likely-than-not chance of being sustained prior to recording the related tax benefit in the financial statements. Tax benefits would be derecognized if information became available which indicated that it was more-likely-than-not that the position would not be sustained. This interpretation did not have a material impact on the Company’s results of operations or statement of financial position.

Earnings Per Common Share

In May 2007 due to the termination by the Company of its advisory agreements with Apple Five Advisors, Inc. and Apple Suites Realty Group, the dividend rights, on an as converted basis, of the Series B convertible preferred shares were triggered. As a result, beginning in June 2007, the Series B convertible shares will receive dividends on an as converted basis when distributions are made to common shareholders. For basic earnings per share purposes, net income or loss applicable to common shareholders is divided by the weighted average number of shares outstanding during the period. For diluted earnings per share purposes, net income or loss available to common shareholders is divided by the weighted average number of shares outstanding after giving effect to all potential common shares that were dilutive and outstanding for the period. Because of the net loss applicable to common shareholders for the three and six months ended June 30, 2007, the impact of the Series B convertible preferred shares on an as converted basis had an anti-dilutive affect and therefore are not included in the weighted average shares outstanding for the three and six months ended June 30, 2007.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Note 2

Notes payable

In January 2007, the Company extended the term of its $10 million revolving line of credit for an additional year. The other terms of the line of credit remain the same.

Note 3

Shareholders’ Equity

The Company has a Unit Redemption Program to provide limited interim liquidity to its shareholders. Redemption of Units, when requested, is made quarterly on a first-come, first-served basis. Shareholders may request redemption of Units for a purchase price equal to the lesser of: (1) the purchase price per Unit that the shareholder actually paid for the Unit; or (2) $11.00 per Unit. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. During the six months ended June 30, 2007, the Company redeemed 652,738 Units in the amount of $7.2 million under the program.

During 2004, the Company instituted a dividend reinvestment plan to its shareholders. The plan provides a convenient and cost effective way to increase shareholder investment in the Company by reinvesting dividends to purchase additional Units of the Company. The uses of the proceeds from this plan may include purchasing Units under the Company’s Unit Redemption Program, enhancing properties, satisfying financing obligations and other expenses, increasing working capital, funding various corporate operations, and acquiring hotels. The Company has registered 7 million shares for potential issuance under the plan. During the six months ended June 30, 2007, 656,206 Units were issued under the plan representing approximately $7.2 million.

The Company’s termination of its advisory agreements with affiliates, Apple Five Advisors, Inc. and Apple Suites Realty Group, in May 2007, triggered dividend and voting rights for the Company’s Series B preferred shares on an as converted basis. In conjunction with this event, the Company recorded a non-cash charge of $32.0 million to reflect the estimated fair market value of these shares. Dividends were paid to the Series B shareholders in June 2007.

Note 4

Related Parties

The Company has significant transactions with related parties. These transactions cannot be construed to be arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.

On May 24, 2007, the Company became self-advised as it terminated its advisory agreement with Apple Five Advisors, Inc. (“AFA”) and terminated its brokerage agreement with Apple Suites Realty Group, Inc. (“ASRG”). AFA and ASRG had been utilizing employees of an affiliated company Apple Hospitality Two, Inc. to provide the advisory and other services. On May 23, 2007, Apple Hospitality Two, Inc. completed a merger with an unrelated third party and was no longer able to provide these services. As a result, the Company retained the employees that had been providing these services and became self advised. The Company eliminated its annual advisory fee paid to AFA of approximately $1.2 million and eliminated a potential fee of 2% per transaction on the sale or purchase of any properties. During the six months ended June 30, 2007 and 2006 until this agreement was terminated, the Company incurred advisory and other reimbursable expenses of approximately $0.6 million and $1.0 million. The termination of this advisory agreement in May 2007 triggered dividend and voting rights for the Company’s Series B convertible preferred shares on an as converted basis, and the Company recorded a non-cash charge of $32.0 million in the second quarter of 2007.

Effective May 24, 2007, through a wholly-owned subsidiary, Apple Fund Management, LLC, the Company now provides support services to Apple Suites Realty Group, Inc. (“ASRG”), Apple Six Advisors, Inc. (“A6A”), Apple REIT Six, Inc., Apple Seven Advisors, Inc. (“A7A”), Apple REIT Seven, Inc., Apple Eight Advisors, Inc. (“A8A”), and Apple REIT Eight, Inc. A6A provides day to day advisory and real estate due diligence services to Apple REIT Six, Inc. A7A provides day to day advisory and real estate due diligence services to Apple REIT Seven, Inc., and A8A provides day to day advisory and real estate due diligence services to Apple REIT Eight, Inc. ASRG, A6A, A7A and A8A are 100% owned by Mr. Glade Knight, the Company’s Chairman and Chief Executive Officer. ASRG provides real estate brokerage services to Apple REIT Six, Inc., Apple REIT Seven, Inc., and Apple REIT Eight, Inc. Each of these companies has agreed to reimburse the Company for its costs in providing these services. For the six months ended June 30, 2007, the Company received reimbursement of its costs totaling approximately $0.5 million. Mr. Knight is Chairman and Chief Executive Officer of Apple REIT Six Inc, Apple REIT Seven, Inc., and Apple REIT Eight, Inc. Additionally, the Company’s Board of Directors has members that are also on the Board of Directors of Apple REIT Six, Inc., Apple REIT Seven, Inc. or Apple REIT Eight, Inc.

Note 5

Subsequent Events

In July 2007, the Company declared and paid approximately $3.4 million, or $.076 per share, in distributions to its common shareholders, of which $1.3 million or 114,000 Units were reinvested under the Company’s Dividend Reinvestment Plan. The Company also declared and paid approximately $0.2 million, or $0.76 per share, in distributions to its Series B preferred shareholders on an as converted basis.

In July 2007, the Company entered into an agreement to sell its Las Vegas, Nevada, Marriott Suites hotel for $87,250,000. This agreement was subject to an inspection period during which the potential buyer had the right to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotel. The agreement remains subject to customary closing conditions. There can be no assurance that the agreement will not be terminated or that a sale will occur. If the closing conditions are satisfied, it is anticipated that the sale could close during August 2007. At June 30, 2007, the net book value of the property was approximately $42 million.

In July 2007 the Company entered into a definitive merger agreement to be acquired by Inland American Real Estate Trust, Inc. (“Inland”). This agreement is subject to shareholder approval and customary closing conditions. Under the merger agreement, Inland will acquire all of the outstanding shares of the Company for approximately $14.05 per share. The Company’s dividend reinvestment and share redemption programs were suspended upon the signing of the merger agreement. There can be no assurance that the merger agreement will not be terminated or that a merger will occur. If the closing conditions are satisfied, it is anticipated that the merger could close during the fourth quarter of 2007. In connection with these activities, the Company incurred $0.2 million in expenses in the six months ended June 30, 2007.

PROXY Apple Hospitality FIVE, Inc. 814 East Main Street Richmond, VA 23219

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David S. McKenney, Bryan Peery and David P. Buckley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares and Series A preferred shares of Apple Hospitality Five, Inc., a Virginia corporation (“Apple Hospitality Five”), held by the undersigned on August 10, 2007, at the Special Meeting of Shareholders to be held on September 17, 2007, or any adjournment or postponement thereof.

The board of directors recommends a vote of “FOR” in item 1.

1.	The proposal to approve the Agreement and Plan of Merger, dated as of July 25, 2007 (the “Merger Agreement”), among Apple Hospitality Five, Inland American Real Estate Trust, Inc., a Maryland corporation, and Inland American Orchard Hotels, Inc., a Delaware corporation and a subsidiary of Inland American Real Estate Trust, the merger of Apple Hospitality Five with and into Inland American Orchard Hotels under the Merger Agreement, the plan of merger included in the Merger Agreement, and the transactions contemplated by the Merger Agreement.

FOR ❒	AGAINST ❒	ABSTAIN ❒

The board of directors recommends a vote of “FOR” in item 2.

2.	The proposal to adjourn or postpone the Special Meeting, if necessary, for the purpose of soliciting additional votes for the proposal above.

FOR ❒	AGAINST ❒	ABSTAIN ❒

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED

HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY

WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.

(Continued on reverse side)

Please indicate whether you plan to attend the Special Meeting in person:    ❒  Yes        ❒  No

Please print exact name(s) in which shares are registered, and sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or other entity, please sign in partnership or other entity name by authorized person.

The undersigned acknowledges receipt of the Proxy Statement accompanying the Notice of the Special Meeting, together with this Proxy. The undersigned hereby revokes any proxy heretofore given to vote shares held by the undersigned at the Special Meeting.

Dated: , 2007
Printed Name

Signature

Signature if held jointly

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.	Title of Signing Person (if applicable)